Exhibit 10.1
Execution Version

SENIOR SECURED TERM LOAN CREDIT AGREEMENT
dated as of November 6, 2024,
among
BERRY CORPORATION (BRY),
as Borrower,
BREAKWALL CREDIT MANAGEMENT LLC,
as Administrative Agent,
The Guarantors Party Hereto from Time to Time,
and

The Lenders Party Hereto from Time to Time
BREAKWALL CAPITAL LP,
as Sole Lead Arranger and Sole Bookrunner

THE FOLLOWING INFORMATION IS SUPPLIED SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES. THE LOANS WERE ISSUED WITH ORIGINAL ISSUE DISCOUNT (“OID”) WITHIN THE MEANING OF SECTION 1273 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”), AND THIS LEGEND IS REQUIRED BY SECTION 1275(C) OF THE CODE. HOLDERS MAY OBTAIN INFORMATION REGARDING THE AMOUNT OF OID, THE ISSUE PRICE, THE ISSUE DATE AND THE YIELD TO MATURITY RELATING TO THE NOTES BY CONTACTING THE CHIEF FINANCIAL OFFICER AT CHIEF FINANCIAL OFFICER, 16000 N. DALLAS PKWY., SUITE 500, DALLAS, TEXAS 75248.

TABLE OF CONTENTS

Section 1.01    Terms Defined Above    1
Section 1.02    Certain Defined Terms    1
Section 1.03    Types of Loans and Borrowings    51
Section 1.04    Terms Generally; Rules of Construction    51
Section 1.05    Accounting Terms and Determinations; GAAP    52
Section 1.06    Interest Rates    53
Section 1.07    Divisions    53
Section 1.08    Pro Forma Calculations    53
Section 1.09    Calculations of PV-10 and PDP PV-10    54
ARTICLE II THE CREDITS    56
Section 2.01    Commitments    56
Section 2.02    Loans and Borrowings    56
Section 2.03    Requests for Borrowings    58
Section 2.04    Interest Elections    58
Section 2.05    Funding of Borrowings    59
Section 2.06    Termination of Commitments    60
Section 2.07    Extension of Maturity Date    60
Section 2.08    Defaulting Lenders    61
ARTICLE III PAYMENTS OF PRINCIPAL AND INTEREST; PREPAYMENTS; FEES    62
Section 3.01    Repayment of Loans    62
Section 3.02    Interest    62
Section 3.03    Alternate Rate of Interest    64
Section 3.04    Prepayments    65
Section 3.05    Fees    68
Section 3.06    Inability to Determine Rates    69
ARTICLE IV PAYMENTS; PRO RATA TREATMENT; SHARING OF SET-OFFS    69
Section 4.01    Payments Generally; Pro Rata Treatment; Sharing of Set-offs    69
Section 4.02    Presumption of Payment by the Borrower    70
Section 4.03    Deductions by the Administrative Agent    70
Section 4.04    Collection of Proceeds of Production    71
ARTICLE V INCREASED COSTS; BREAK FUNDING PAYMENTS; TAXES; ILLEGALITY    71
Section 5.01    Increased Costs    71
Section 5.02    Break Funding Payments    72
Section 5.03    Taxes    72
Section 5.04    Mitigation Obligations; Designation of Different Lending Office    76
Section 5.05    Illegality    76
i

ARTICLE VI CONDITIONS PRECEDENT    77
Section 6.01    Conditions to Effective Date    77
Section 6.02    Conditions to Initial Funding Date and Making of Initial Loans    79
Section 6.03    Conditions to Making of Additional Loans    82
ARTICLE VII REPRESENTATIONS AND WARRANTIES    82
Section 7.01    Organization; Powers    82
Section 7.02    Authority; Enforceability    82
Section 7.03    Approvals; No Conflicts    83
Section 7.04    Financial Condition; No Material Adverse Change    83
Section 7.05    Litigation    84
Section 7.06    Environmental Matters    84
Section 7.07    Compliance with the Laws and Agreements; No Defaults    85
Section 7.08    Investment Company Act    86
Section 7.09    Taxes    86
Section 7.10    ERISA    86
Section 7.11    Disclosure; No Material Misstatements    87
Section 7.12    Insurance    87
Section 7.13    Restriction on Liens    87
Section 7.14    Subsidiaries    88
Section 7.15    Location of Business and Offices    88
Section 7.16    Properties; Titles, Etc    88
Section 7.17    Maintenance of Properties    90
Section 7.18    Gas Imbalances, Prepayments    90
Section 7.19    Marketing of Production    90
Section 7.20    Swap Agreements and Qualified ECP Counterparty    91
Section 7.21    Use of Loans    91
Section 7.22    Solvency    91
Section 7.23    Anti-Corruption Laws and Sanctions; Anti-Money Laundering    91
Section 7.24    EEA Financial Institutions    92
Section 7.25    Senior Debt Status    92
Section 7.26    Material Contracts    92
Section 7.27    Security Instruments    92
ARTICLE VIII AFFIRMATIVE COVENANTS    92
Section 8.01    Financial Statements; Other Information    93
Section 8.02    Notices of Material Events    98
Section 8.03    Existence; Conduct of Business    99
Section 8.04    Payment of Obligations    99
Section 8.05    Operation and Maintenance of Properties    100
Section 8.06    Insurance    100
Section 8.07    Books and Records; Inspection Rights    101
Section 8.08    Compliance with Laws    101
Section 8.09    Environmental Matters    101
Section 8.10    Further Assurances    103

Section 8.11    Reserve Reports    103
Section 8.12    Title Information    105
Section 8.13    Additional Collateral; Additional Guarantors    106
Section 8.14    ERISA Compliance    107
Section 8.15    Commodity Exchange Act Keepwell Provisions    108
Section 8.16    Deposit Accounts; Commodity Accounts and Securities Accounts    108
Section 8.17    Use of Proceeds    108
Section 8.18    Minimum Hedging    108
Section 8.19    Maintenance of Ratings    109
Section 8.20    Titled Collateral    110
ARTICLE IX NEGATIVE COVENANTS    110
Section 9.01    Financial Covenants    110
Section 9.02    Debt    110
Section 9.03    Liens    113
Section 9.04    Restricted Payments    114
Section 9.05    Investments, Loans and Advances    115
Section 9.06    Nature of Business; No International Operations    117
Section 9.07    Proceeds of Loans    117
Section 9.08    ERISA Compliance    118
Section 9.09    Sale of Notes or Receivables    118
Section 9.10    Mergers, Etc.    118
Section 9.11    Sale of Properties and Liquidation of Swap Agreements    118
Section 9.12    Transactions with Affiliates    121
Section 9.13    Subsidiaries    121
Section 9.14    Negative Pledge Agreements; Subsidiary Dividend Restrictions    121
Section 9.15    Gas Imbalances, Take-or-Pay or Other Prepayments    122
Section 9.16    Swap Agreements    122
Section 9.17    Amendments to Organizational Documents; Material Contracts; Superpriority Revolving Credit Documents    125
Section 9.18    Non-Qualified ECP Counterparties    126
Section 9.19    Sale and Leaseback    126
Section 9.20    Limitation on Accounting Changes or Changes in Fiscal Periods    126
Section 9.21    Marketing Activities    126
Section 9.22    [Reserved]    126
Section 9.23    Capital Expenditures    127
Section 9.24    Anti-Layering Covenant    127
Section 9.25    Payment or Prepayment of other Debt    127
Section 9.26    Limitation on Leases    127
Section 9.27    Permitted Activities of the Borrower    127
ARTICLE X EVENTS OF DEFAULT; REMEDIES    128
Section 10.01    Events of Default    128

Section 10.02    Remedies    130
Section 10.03    Equity Cure    132
ARTICLE XI THE AGENTS    133
Section 11.01    Appointment; Powers    133
Section 11.02    Duties and Obligations of Administrative Agent    134
Section 11.03    Action by Administrative Agent    134
Section 11.04    Reliance by Administrative Agent    135
Section 11.05    Sub-agents    135
Section 11.06    Resignation of Administrative Agent    136
Section 11.07    Agents as Lenders    136
Section 11.08    No Reliance    136
Section 11.09    Administrative Agent May File Proofs of Claim    137
Section 11.10    Authority of Administrative Agent to Release Collateral, Liens and Guarantors    138
Section 11.11    The Arranger and Agents    138
Section 11.12    Certain ERISA Matters    138
Section 11.13    Erroneous Payments    140
Section 11.14    Credit Bidding    142
ARTICLE XII MISCELLANEOUS    143
Section 12.01    Notices    143
Section 12.02    Waivers; Amendments    145
Section 12.03    Expenses, Indemnity; Damage Waiver    146
Section 12.04    Successors and Assigns    149
Section 12.05    Survival; Revival; Reinstatement    152
Section 12.06    Counterparts; Electronic Execution; Integration; Effectiveness    153
Section 12.07    Severability    154
Section 12.08    Right of Setoff    154
Section 12.09    GOVERNING LAW; JURISDICTION; WAIVER OF VENUE; CONSENT TO SERVICE OF PROCESS; WAIVER OF JURY TRIAL    154
Section 12.10    Headings    155
Section 12.11    Confidentiality    156
Section 12.12    Interest Rate Limitation    157
Section 12.13    EXCULPATION PROVISIONS    158
Section 12.14    Collateral Matters; Swap Agreements    158
Section 12.15    No Third-Party Beneficiaries    158
Section 12.16    USA Patriot Act Notice    159
Section 12.17    No Advisory or Fiduciary Responsibility    159
Section 12.18    Acknowledgement and Consent to Bail-In of Affected Financial Institutions    159
Section 12.19    Acknowledgement Regarding Any Supported QFCs    160
Section 12.20    Swap Intercreditor Agreement    160

ARTICLE XIII GUARANTY    161
Section 13.01    The Guaranty.    161
Section 13.02    Obligations Unconditional.    162
Section 13.03    Reinstatement.    164
Section 13.04    No Waiver, Cumulative Remedies.    164
Section 13.05    Instrument for the Payment of Money.    164
Section 13.06    Continuing Guaranty.    165
Section 13.07    General Limitation on Guarantees.    165
Section 13.08    Information.    165
Section 13.09    Release of Guarantors.    165
Section 13.10    Right of Contribution.    166
Section 13.11    Further Assurances.    166

ANNEX, EXHIBITS AND SCHEDULES

Annex I	List of Commitments
Exhibit A	Form of Note
Exhibit B	Form of Borrowing Request
Exhibit C	Form of Interest Election Request
Exhibit D	Form of Compliance Certificate
Exhibit E	Security Instruments as of the Initial Funding Date
Exhibit F	[Reserved]
Exhibit G	Form of Security Agreement
Exhibit H	Form of Assignment and Assumption
Exhibit I-1	Form of U.S. Tax Compliance Certificate (Foreign Lenders; not partnerships)
Exhibit I-2	Form of U.S. Tax Compliance Certificate (Foreign Participants; not partnerships)
Exhibit I-3	Form of U.S. Tax Compliance Certificate (Foreign Participants; partnerships)
Exhibit I-4	Form of U.S. Tax Compliance Certificate (Foreign Lenders; partnerships)
Exhibit J	Form of Solvency Certificate
Exhibit K	[Reserved]
Exhibit L	Form of Capital Expenditure Schedule
Schedule 1.01(A) Schedule 7.05	Intercreditor Agreement Terms and Conditions Litigation
Schedule 7.06	Environmental Matters
Schedule 7.14	Subsidiaries
Schedule 7.18	Gas Imbalances
Schedule 7.19	Marketing Agreements
Schedule 7.20	Swap Agreements
v

Schedule 7.26	Material Contracts
Schedule 8.01(h)	Lenders’ Calls
Schedule 9.02	Existing Debt
Schedule 9.05	Investments
Schedule 9.11	Dispositions

SENIOR SECURED TERM LOAN CREDIT AGREEMENT
THIS SENIOR SECURED TERM LOAN CREDIT AGREEMENT dated as of November 6, 2024 (as amended, modified, supplemented or restated from time to time, this “Agreement”), is among BERRY CORPORATION (BRY), a Delaware corporation (the “Borrower”), the Guarantors (as defined herein) from time to time party hereto, the Lenders (as defined herein) from time to time party hereto and BREAKWALL CREDIT MANAGEMENT LLC, as administrative agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, the “Administrative Agent”).
RECITALS
A.The Borrower has requested that the Lenders provide certain loans to and extensions of credit on behalf of the Borrower.
B.The Lenders have agreed to make such loans and extensions of credit subject to the terms and conditions of this Agreement.
C.In consideration of the mutual covenants and agreements herein contained and of the loans, extensions of credit and commitments hereinafter referred to, the parties hereto agree as follows:
Article I
DEFINITIONS AND ACCOUNTING MATTERS
Section I.1Terms Defined Above. As used in this Agreement, each term defined above has the meaning indicated above.
Section I.2Certain Defined Terms. As used in this Agreement, the following terms have the meanings specified below:
“ABR” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.
“Account Control Agreement” means a control agreement, in form and substance reasonably satisfactory to the Administrative Agent, which grants the Administrative Agent, on behalf of the Secured Parties, “control” as defined in the UCC in effect in the applicable jurisdiction over any Deposit Account, Securities Account or Commodity Account maintained by any Grantor, in each case, among the Administrative Agent, the applicable Grantor and the applicable financial institution at which such Deposit Account, Securities Account or Commodity Account is maintained.
“Accounting Changes” means, with respect to any Person, changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion of the Financial Accounting Standards Board or the American Institute of Certified Public Accountants (or any successor thereto or any agency with similar functions).

“Acquired Asset Reserve Report” has the meaning assigned to such term in Section 9.16(c).
“Additional Loan” has the meaning assigned to such term in Section 2.01(b).
“Administrative Agent” has the meaning assigned to such term in the introductory paragraph hereof.
“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Affected Loans” has the meaning assigned to such term in Section 5.05(a).
“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
“Agents” means, collectively, the Administrative Agent and any syndication agent and any documentation agent appointed hereunder from time to time; and “Agent” means any of them individually, as the context requires.
“Aggregate Commitments” at any time shall equal the sum of the Commitments, as the same may be reduced or terminated pursuant to the terms hereof. The Aggregate Commitments of the Lenders on the Effective Date are $545,000,000.
“Agreement” has the meaning assigned to such term in the introductory paragraph hereof.
“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus ½ of one percent (1%) and (c) Term SOFR for a one-month Interest Period beginning on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus one percent (1%). If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 3.03 hereof (for the avoidance of doubt, only until any amendment has become effective pursuant to Section 3.03(a)), then the Alternate Base Rate shall be the greater of clause (a) and clause (b) above and shall be determined without reference to clause (c) above. For the avoidance of doubt, if the Alternate Base Rate shall be less than four percent (4.0%), the Alternate Base Rate shall be deemed to be four percent (4.0%) for purposes of this Agreement.
“Anti-Corruption Laws” means all laws, rules, and regulations applicable to the Credit Parties or any of their Subsidiaries from time to time concerning or relating to domestic or foreign bribery or corruption, including the FCPA.
“Anti-Money Laundering Laws” means all laws, rules, and regulations of any nation applicable to the Credit Parties or any of their Subsidiaries from time to time concerning or relating to money laundering or terrorism financing, any predicate crime to money laundering, or any financial record keeping and reporting requirements related thereto, including the Currency and Foreign Transactions Reporting Act (also known as the Bank Secrecy Act), as amended by the USA Patriot Act, and 18 U.S.C. §§ 1951-1960.
“Applicable Amortization Amount” means an amount equal to two and 1/2 percent (2.5%) of the sum of the aggregate principal amount of (a) the Initial Loan and (b) each Additional Loan drawn hereunder. For the avoidance of doubt, in no event shall the Applicable Amortization Amount decrease as the result of any prepayment or repayment of the Loans.
“Applicable Margin” means, for any day, with respect to any SOFR Loan or ABR Loan, as the case may be, the rate per annum set forth below:

SOFR Loans	7.50%
ABR Loans	6.50%

“Applicable Percentage” means, with respect to any Lender, the percentage of the aggregate outstanding principal balance of the Loans represented by such Lender’s Loans as such percentage is set forth on Annex I; provided, that, in the case of Section 2.08 when a Defaulting Lender shall exist, “Applicable Percentage” shall be adjusted to disregard any Defaulting Lender’s Loans.
“Applicable Premium” means (a) during the period commencing on the Initial Funding Date and ending on the second anniversary of the Initial Funding Date, zero percent (0.0%) and (b) thereafter, two and 3/4 percent (2.75%).
“Approved Counterparty” means (a) any Lender or any Affiliate of a Lender, (b) any “Lender” (or any Affiliate thereof) under the Superpriority Revolving Credit Documents, (c) any of J. Aron & Company, Macquarie Bank Limited, Vitol Inc., BP Energy Company, Hartree Partners LP, JPMorgan Chase Bank, N.A., Shell Trading Risk Management, LLC or any Affiliate of the Persons identified in this clause (c), (d) any Person if such Person or its credit support provider with respect to its Swap Agreements with the Borrower or any other Guarantor has a long term senior unsecured debt rating of A/A2 by S&P or Moody’s (or their equivalent) or higher and, (e) any Person otherwise satisfactory to the Administrative Agent in its sole discretion.
“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered, advised, sub-advised or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages a Lender. “Approved Fund” shall, with respect to any Lender, also include any swap, special purpose vehicles purchasing or acquiring security interests in collateralized loan obligations of such Lender, as applicable, or any other vehicle through which such Lender’s investment advisors may leverage its investments from time to time.

“Approved Petroleum Engineers” means (a) DeGolyer and MacNaughton, (b) Netherland, Sewell & Associates, Inc., (c) Ryder Scott and (d) any other independent petroleum engineers reasonably acceptable to the Administrative Agent.
“Arranger” means Breakwall Capital LP, in its capacity as sole lead arranger and sole bookrunner hereunder.
“ASC” means the Financial Accounting Standards Board Accounting Standards Codification, as in effect from time to time.
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 12.04(b)), and accepted by the Administrative Agent, substantially in the form of Exhibit H or any other form approved by the Administrative Agent.
“Availability Cut-Off Date” means the date that is twenty-four (24) months after the Effective Date.
“Availability Period” means, unless sooner terminated under Section 2.06, the period commencing on the Effective Date and ending on Availability Cut-Off Date.
“Available Amount” means, as of any date of determination, an amount equal to the (a) Declined Proceeds minus (b) the aggregate amount of Investments made using the Available Amount in accordance with as set forth in Section 9.05(r).
“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an Interest Period pursuant to this Agreement or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then removed from the definition of “Interest Period” pursuant to Section 3.03.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.
“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time that is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a voluntary or involuntary bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment or has had any order for relief in such proceeding entered in respect thereof; provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, unless such ownership interest results in or provides such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permits such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.
“Base Rate Term SOFR Determination Day” has the meaning specified in the definition of “Term SOFR”.
“Benchmark” means, initially, the Term SOFR Reference Rate; provided that, if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 3.03.
“Benchmark Replacement” means, with respect to any Benchmark Transition Event, the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for U.S. dollar-denominated syndicated credit facilities at such time and (b) the related Benchmark Replacement Adjustment; provided that, if such Benchmark Replacement as so determined would be less than the Floor, such Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.
“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated syndicated credit facilities at such time.
“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:
(a) in the case of clause (a) or clause (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or (b) in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which all Available Tenors of such Benchmark (or the published component used in the calculation thereof) have been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.
For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause a) or clause b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:
(a)a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);
(b)a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the NYFRB, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); and/or
(c)a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.
For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Start Date” means, in the case of a Benchmark Transition Event, the earlier of (a) the applicable Benchmark Replacement Date and (b) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the ninetieth (90th) day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than ninety (90) days after such statement or publication, the date of such statement or publication).
“Benchmark Unavailability Period” means the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any other Loan Document in accordance with Section 3.03 and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any other Loan Document in accordance with Section 3.03.
“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that, in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time.
“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to section 4975 of the Code or (c) any Person whose assets include (for purposes of the Plan Asset Regulations or otherwise for purposes of Title I of ERISA or section 4975 of the Code) the assets of any such “employee benefit plan” or “plan.”

“Berry Hill Solar License” means the license for access to the premises subject to the Solar Power Purchase Agreement and certain related rights as more fully set forth in the Solar Power Purchase Agreement.
“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.
“Board” means the Board of Governors of the Federal Reserve System of the United States or any successor Governmental Authority.
“Borrower” has the meaning assigned to such term in the introductory paragraph hereof.
“Borrowing” means Loans of the same Type, made, converted or continued on the same date and, in the case of SOFR Loans, as to which a single Interest Period is in effect.
“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03.
“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in Houston, Texas, Dallas, Texas or New York City are authorized or required by law to remain closed; and if such day relates to a Borrowing or continuation of, a payment or prepayment of principal of or interest on, or a conversion of or into, or the Interest Period for, a SOFR Loan or a notice by the Borrower with respect to any such Borrowing or continuation, payment, prepayment, conversion or Interest Period, any day which is a U.S. Government Securities Business Day.
“Capital Expenditures” means, for any period, the additions to property, plant and equipment and other capital expenditures of the Borrower and its Consolidated Subsidiaries that are (or would be) set forth in a consolidated statement of cash flows of the Borrower for such period prepared in accordance with GAAP.
“Capital Expenditure Schedule” means a budget, substantially in the form of Exhibit L, with respect to Capital Expenditures of the Borrower and its Consolidated Subsidiaries for a fiscal year.
“Capital Leases” means, in respect of any Person, all leases which shall have been, or should have been, in accordance with GAAP as in effect on the date hereof, recorded as capital leases or financial leases on the balance sheet of the Person liable (whether contingent or otherwise) for the payment of rent thereunder.
“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a Capital Lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with GAAP, and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

“Cash Equivalents” means:
(d)direct obligations of the United States or any agency thereof, or obligations guaranteed by the United States or any agency thereof, in each case maturing within one (1) year from the date of acquisition thereof;
(e)commercial paper maturing within one (1) year from the date of acquisition thereof rated in the highest grade by S&P or Moody’s;
(f)demand deposits, and time deposits maturing within one (1) year from the date of creation thereof, with or issued by any Lender or any office located in the United States of any other bank or trust company which is organized under the laws of the United States or any state thereof, has capital, surplus and undivided profits aggregating at least $100,000,000 (as of the date of such bank or trust company’s most recent financial reports) and has a short term deposit rating of at least A2 or P2, as such rating is set forth from time to time, by S&P or Moody’s, respectively; and
(g)deposits in money market funds at least ninety-five percent (95%) of whose assets are cash and Investments described in the preceding clause (a), clause (b) and clause (c) or otherwise complying with Rule 2a-7 of the SEC.
“Casualty Event” means any loss, casualty or other insured damage to, or any nationalization, taking under power of eminent domain or by condemnation or similar proceeding of, any Property of any Credit Party or any of their Subsidiaries.
“CERCLA” has the meaning assigned to such term in the definition of “Environmental Laws”.
“Change in Control” means the occurrence of any of the following events:
(h)the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Borrower and its Subsidiaries taken as a whole to any Person (including any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) but excluding (i) any employee benefit plan of the Credit Parties, (ii) any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan or related persons constituting a “group” (as such term is used in Rule 13d-5 under the Exchange Act) and (iii) any Subsidiary (A) which is followed by a Rating Decline within ninety (90) days or (B) for which the Change in Control Purchaser has not satisfied the Change in Control Purchaser Condition on the date of the consummation of such transaction,
(i)the consummation of any transaction (including any merger or consolidation), the result of which is that any Person (including any “person” (as defined above)) but excluding (i) any employee benefit plan of the Credit Parties, and (ii) any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan or related persons constituting a “group” (as such term is used in Rule 13d-5 under the Exchange Act)) becomes the Beneficial Owner, directly or indirectly, of more than forty percent (40%) of the voting and economic interests in the Equity Interests of the Borrower, measured on a fully diluted basis (A) which is followed by a Rating Decline within ninety (90) days and (B) for which the Change in Control Purchaser has not satisfied the Change in Control Purchaser Condition on the date of the consummation of such transaction, provided that a transaction in which the Borrower becomes a subsidiary of another Person shall not constitute a Change in Control if, immediately following such transaction, the “persons” (as defined above) who were Beneficial Owners of the voting and economic interests in the Equity Interests of the Borrower, measured on a fully diluted basis, immediately prior to such transaction beneficially own, directly or indirectly through one or more intermediaries, sixty percent (60%) or more of the total voting power of the voting and economic interests in the Equity Interests of such other Person, measured on a fully diluted basis, of whom the Borrower has become a subsidiary (or any parent thereof) in substantially the same proportion relative to each other as immediately before such transaction,
(j)the first day on which a majority of the members of the board of directors of the Borrower shall not constitute Continuing Directors; or
(k)any “Change of Control” or functionally equivalent term under documentation governing any Material Debt.
“Change in Control Purchaser Condition” means that any Person that purchases, leases or is otherwise a transferee in respect of a transaction described in clause (a) or clause (b) of the definition of “Change in Control” (the “Change in Control Purchaser”) has provided to the Administrative Agent (a) customary documentation and other information required by regulatory authorities with respect to such Person under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the U.S. PATRIOT Act, at least ten (10) days prior to such Person consummating any transaction described in clause (a) or clause (b) of the definition of “Change in Control” and (b) reasonably satisfactory evidence that such Person, together with its wholly-owned subsidiaries, is (prior to giving effect to such transaction) either:
(i)engaged in the business of the exploration and production of Hydrocarbons and owns or leases Oil and Gas Properties located within the geographical boundaries of the United States (excluding any off-shore Oil and Gas Properties) with either (x) PDP Reserves having a net present value that is substantially equivalent to, or greater than, the PDP PV-10 of the Oil and Gas Properties of the Credit Parties and their Subsidiaries (as calculated by reference to the then most recently delivered Reserve Report), as reasonably determined by the Administrative Agent in a manner consistent with the determination of PDP PV-10 under this Agreement or (y) has a market capitalization of at least $500,000,000;

(ii)(b) any private equity fund or similar funds or consortium of private equity funds (or similar funds), acting in concert that (x) together with their affiliated funds, partnerships and/or co-investors (if applicable) have committed capital and/or assets under management in excess of $1,000,000,000 at the time of entry into a commitment for such transaction and (y) owns or otherwise has experience in managing portfolio companies that are in the business of the exploration and production of Hydrocarbons and owns or leases Oil and Gas Properties located within the geographical boundaries of the United States (excluding any off-shore Oil and Gas Properties).“Change in Control Purchaser” has the meaning specified in the definition of “Change in Control Purchaser Condition”.
“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation, implementation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender (or, for purposes of Section 5.01(b), by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided, however, for the purposes of this Agreement, the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, guidelines or directives in connection therewith or promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision or the United States or foreign regulatory authorities, in each case, pursuant to Basel III, are deemed to have gone into effect and to have been adopted after the date of this Agreement.
“Code” means the Internal Revenue Code of 1986, as amended from time to time (except as otherwise provided in this Agreement).
“Cogeneration Properties” means the natural gas burning cogeneration plants that produce electricity and steam owned and operated by the Credit Parties as of the date hereof in Kern County, California, specifically (a) a 38 MW facility, an 18 MW facility and a 5 MW facility, each located in the Midway-Sunset Field and (b) another 5 MW facility located in the McKittrick Field.
“Collateral” means all Property which is subject (or purported to be subject) to a Lien under one or more Security Instruments; provided that, in no event shall Collateral include Excluded Assets.
“Commitment” means, with respect to each Lender, the commitment of such Lender to make Loans to the Borrower in the manner set forth in Section 2.01 in the amount of such Lender’s Commitment set forth on Annex I.
“Commitment Fee Rate” means two percent (2.00%) per annum.
“Commodity Account” has the meaning assigned to such term in Article 9 of the UCC.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute, and any regulations promulgated thereunder.
“Compliance Certificate Delivery Date” means the earlier of (a) the date of delivery, pursuant to Section 8.01(d), of the compliance certificate required to be delivered concurrently with any delivery of financial statements under Section 8.01(a) or Section 8.01(b) or (b) the date such compliance certificate is required to be delivered pursuant to Section 8.01(d).
“Conforming Borrowing Base” means a conforming borrowing base determined in good faith based on the normal and customary standards and practices of a commercial bank that is in the business of valuing and redetermining the value of oil and gas properties in connection with conforming, reserve-based oil and gas loan transactions in the United States, including by employing customary mechanisms for periodic redeterminations thereof.
“Conforming Changes” means, with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 3.03 and other technical, administrative or operational matters) that the Administrative Agent determines (in consultation with the Borrower) may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent determines that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent determines (in consultation with the Borrower), is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Consolidated EBITDAX” means, with respect to the Borrower and its Consolidated Subsidiaries, for any period, the sum of Consolidated Net Income for such period plus the following expenses or charges, without duplication, to the extent deducted in calculating such Consolidated Net Income in such period:
(a)the sum of:
(i)Interest Expense for such period,

(ii)all state and federal franchise and income taxes paid or due to be paid during such period,
(iii)depreciation, amortization, depletion and exploration expenses for such period,
(iv)non-cash charges resulting from extraordinary or non-recurring events or circumstances for such period
(v)non-cash charges, including non-cash charges resulting from any provision for the reduction in the carrying value of assets recorded in accordance with GAAP for such period and non-cash charges resulting from the requirements of ASC 410, 718 and 815 for such period (including, for avoidance of doubt, ceiling test and other write downs and impairment charges),
(vi)(A) Transaction Expenses incurred prior to or on or about the Initial Funding Date, (B) actual and reasonable costs and expenses incurred with any Investments and acquisitions (or purchases or assets) and asset dispositions (whether or not consummated), in each case, to the extent permitted under the Loan Documents and (C) actual and reasonable costs and expenses incurred with recapitalizations, mergers, amalgamations, repayment, refinancing amendment or modification of indebtedness or similar transaction after the Initial Funding Date (whether or not consummated), in each case, permitted under the Loan Documents; provided, that, the aggregate amount of add-backs pursuant to this clause (vi)(B) and (C) shall not exceed $5,000,000 for such period, and
(vii)any extraordinary, infrequent or unusual losses; provided, that, the aggregate amount of add-backs pursuant to this clause (a)(vii) shall not exceed 5.0% of Consolidated EBITDAX for such period (such percentage to be determined without giving effect to this clause (a)(vii), clause (a)(vi)(B), clause (a)(vi)(C) or clause (b)(i) of this definition);
minus
(b)to the extent included in calculating such Consolidated Net Income in such period, the sum of
(i) income or gains resulting from extraordinary, infrequent or unusual or non-recurring events or circumstances for such period; provided, that, the aggregate amount of deductions pursuant to this clause (b)(i) shall not exceed 5.0% of Consolidated EBITDAX for such period (such percentage to be determined without giving effect to clause (a)(vii), clause (a)(vi)(B), clause (a)(vi)(C) or this clause (b)(i) of this definition), and
(ii)all other non-cash items of income (including non-cash income resulting from the requirements of ASC 410, 718 and 815).

provided that determinations of Consolidated EBITDAX shall be subject to pro forma adjustments for permitted acquisitions of, and for Dispositions of, Property that, in each case, for a single such transaction (or series of related transactions) involves the payment of consideration by or to the Borrower and/or any Subsidiary thereof in excess of $15,000,000 and such adjustments shall reflect such transactions having occurred on the first day of the determination period (regardless of when such transaction actually occurred in such period), which adjustments shall be made in a manner, and subject to supporting documentation, set forth by the SEC in Regulation S-X or otherwise reasonably acceptable to the Administrative Agent. Consolidated EBITDAX shall not otherwise include any net after tax effect on income (or loss) for such period attributable to the early extinguishment, cancellation, termination or unwinding of any Swap Agreement or of any Debt.
“Consolidated Fixed Charge Coverage Ratio” means, as of the last day of any fiscal quarter, the ratio of (a) Consolidated EBITDAX for the Rolling Period ending on such date to (b) Consolidated Fixed Charges for such Rolling Period. In the event that the Borrower or any of its Consolidated Subsidiaries incurs, assumes, guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Debt (other than ordinary course working capital borrowings under the Superpriority Revolving Credit Facility) or issues, repurchases or redeems Preferred Stock subsequent to the commencement of the period for which the Consolidated Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Consolidated Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Consolidated Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, guarantee, repayment, repurchase, redemption, defeasance or other discharge of Debt, or such issuance, repurchase or redemption of Preferred Stock, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period. For purposes of this definition, whenever pro forma effect is to be given to any calculation under this definition, the pro forma calculations will be determined in good faith by a Financial Officer of the Borrower; provided that such Financial Officer may in his or her discretion include any reasonably identifiable and factually supportable pro forma changes to Consolidated EBITDAX, including any pro forma expenses and cost reductions, that have occurred or in the judgment of such Financial Officer are reasonably expected to occur within 12 months of the date of the applicable transaction (regardless of whether such expense or cost reduction or any other operating improvements could then be reflected properly in pro forma financial statements prepared in accordance with Regulation S-X under the Securities Act or any other regulation or policy of the SEC).
In addition, for purposes of calculating the Consolidated Fixed Charge Coverage Ratio: (a) the Consolidated Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) Disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Consolidated Fixed Charges will not be obligations of the Borrower or any of its Consolidated Subsidiaries following the Calculation Date; (b) any Person that is a Consolidated Subsidiary on the Calculation Date will be deemed to have been a Consolidated Subsidiary at all times during such Rolling Period; (c) any Person that is not a Consolidated Subsidiary on the Calculation Date will be deemed not to have been a

Consolidated Subsidiary at any time during such four-quarter period; and (d) if any Debt bears a floating rate of interest, the interest expense on such Debt will be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Swap Obligation applicable to such Debt if such Swap Obligation has a remaining term as at the Calculation Date in excess of 12 months).
“Consolidated Fixed Charges” means, with respect to the Borrower and its Consolidated Subsidiaries for any period, the sum of, without duplication: (a) the consolidated Interest Expense of the Borrower and its Consolidated Subsidiaries for such period, whether paid or accrued (excluding (i) any interest attributable to Dollar-Denominated Production Payments, (ii) write-off of deferred financing costs and (iii) accretion of interest charges on future plugging and abandonment obligations, future retirement benefits and other obligations that do not constitute Debt, but including amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of all payments associated with Capital Lease Obligations (but not leases that are not Capital Lease Obligations), commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings), and net of the effect of all payments made or received pursuant to Swap Obligations in respect of interest rates; (b) the consolidated Interest Expense of the Borrower and its Consolidated Subsidiaries that was capitalized during such period; (c) any interest on Debt of another Person that is guaranteed by such Person or one of its Consolidated Subsidiaries or secured by a Lien on assets of the Borrower or one of its Consolidated Subsidiaries, whether or not such guarantee or Lien is called upon and (d) all dividends or distributions, whether paid or accrued and whether or not in cash, on any series of Disqualified Capital Stock of the Borrower or any series of Preferred Stock of its Consolidated Subsidiaries, other than dividends or distributions on Equity Interests payable solely in Equity Interests of such Person (other than Disqualified Capital Stock) or to the Borrower or a Subsidiary thereof.
“Consolidated Net Income” means, with respect to the Borrower and its Consolidated Subsidiaries, for any period, the net income (or loss) of the Borrower and its Consolidated Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded from such net income (to the extent otherwise included therein) the following:
(a)the net income of any Person in which the Borrower or any of its Consolidated Subsidiaries has an interest (which interest does not cause the net income of such other Person to be consolidated with the net income of the Borrower and its Consolidated Subsidiaries in accordance with GAAP), except to the extent of the amount of dividends or distributions actually paid in cash during such period by such other Person to the Borrower or to a Consolidated Subsidiary of the Borrower, as the case may be;
(b)the net income (but not loss) during such period of any Consolidated Subsidiary of the Borrower to the extent that the declaration or payment of dividends or similar distributions or transfers or loans by that Consolidated Subsidiary is not at the time permitted by operation of the terms of its charter or any agreement, instrument or

Governmental Requirement applicable to such Consolidated Subsidiary or is otherwise restricted or prohibited, in each case determined in accordance with GAAP;
(c)the net income (or loss) of any Person acquired in a pooling-of-interests transaction for any period prior to the date of such transaction;
(d)(without limiting the effect of the proviso in the definition of “Consolidated EBITDAX” contemplating pro forma adjustments thereto) the net income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with the Borrower or any Subsidiary;
(e)any gains or losses attributable to write-ups or write-downs of assets, including ceiling test write-downs;
(f)any non-cash gains or losses; and
(g)positive or negative adjustments under FASB ASC 815 as a result of changes in the fair market value of derivatives.
“Consolidated Subsidiaries” means each Subsidiary of the Borrower (whether now existing or hereafter created or acquired), as applicable, the financial statements of which shall be (or should have been) consolidated with the financial statements of the Borrower, as applicable, in accordance with GAAP.
“Consolidated Total Assets” means, as of any date of determination, the total assets of the Borrower and its Consolidated Subsidiaries, as determined in accordance with GAAP.
“Consolidated Total Revenue” means, for any period, the total revenue of the Borrower and its Consolidated Subsidiaries, for such period, as determined in accordance with GAAP.
“Consolidated Total Net Leverage Ratio” means, as of any date of determination, the ratio of (a)Total Net Debt as of the last day of the most recently ended Rolling Period to (b) Consolidated EBITDAX for such Rolling Period.
“Consolidation” has the meaning assigned to such term in Section 9.10.
“Continuing Directors” means (a) the directors of the Borrower on the Effective Date and (b) each other director of the Borrower if such other Person’s nomination for election to the board of directors of the Borrower is approved by at least fifty-one percent (51%) of the then Continuing Directors.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have correlative meanings thereto.
“Covenant Cure Payment” has the meaning assigned to such term in Section 10.03(a).

“Covered Entity” means any of the following:
(h)a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);
(i)a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or
(j)a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
“Covered Party” has the meaning assigned to such term in Section 12.19.
“Credit Parties” means, collectively, the Borrower and each Guarantor, and “Credit Party” means any one of the foregoing.
“Cure Period” has the meaning assigned to such term in Section 10.03.
“Cure Period Deadline” has the meaning assigned to such term in Section 10.03(a).
“Debt” means, for any Person, the sum of the following (without duplication):
(k)all obligations of such Person for borrowed money or evidenced by bankers’ acceptances, debentures, notes, bonds or other similar instruments representing extensions of credit;
(l)all obligations of such Person (whether contingent or otherwise) in respect of letters of credit (including letters of credit under the Superpriority Revolving Credit Agreement), surety or other bonds and similar instruments;
(m)obligations of such Person with respect to Disqualified Capital Stock;
(n)obligations of such Person under (i) Capital Leases or (ii) Synthetic Leases;
(o)all accounts payable and all accrued expenses, liabilities or other obligations of such Person to pay the deferred purchase price of Property or services (including, without limitation, any contingent obligations or other similar obligations associated with such purchase, and including obligations that are non-recourse to the credit of such Person but are secured by the assets of such Person);
(p)Debt (as defined in the other clauses of this definition) of others secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) a Lien on any Property of such Person, whether or not such Debt is assumed by such Person and, solely to the extent such Debt is non-recourse to such Person, for purposes of this Agreement, to the extent of the lesser of (i) the amount of such Debt and (ii) the fair market value of the Property of such Person securing such Debt;
(q)the undischarged balance of any volumetric or production payment created by such Person or for the creation of which such Person directly or indirectly received payment;
(r)Debt (as defined in the other clauses of this definition) of others guaranteed by such Person or in respect of which such Person otherwise assures a creditor against loss of the Debt (howsoever such assurance shall be made (including by means of obligations to pay for goods or services even if such goods or services are not actually taken, received or utilized by such Person)) to the extent of the lesser of the amount of such Debt and the maximum stated amount of such guarantee or assurance against loss;
(s)Debt (as defined in the other clauses of this definition) of a partnership or any other entity for which such Person is liable either by agreement, by operation of law or by a Governmental Requirement, but only to the extent of such liability;
(t)any earn-out obligations or purchase price adjustments under purchase agreements;
(u)all obligations of such Person in respect of any Swap Agreement, whether entered into for hedging or speculative purposes;
(v)obligations to deliver commodities, goods or services, including, without limitation, Hydrocarbons, in consideration of one or more advance payments, other than gas balancing arrangements in the ordinary course of business (but only to the extent of such advance payments); and
(w)obligations under “take or pay” or similar agreements and obligations under agreements to pay for goods or services even if such goods or services are not actually received or utilized by such Person, including pursuant to minimum volume contracts or commitments or firm transportation agreements;
provided, however, that “Debt” does not include (i) accounts payable and accrued expenses, liabilities or other obligations to pay the deferred purchase price of Property or services, from time to time incurred in the ordinary course of business, which obligations have not been outstanding for greater than ninety (90)days or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP, (ii) endorsements of negotiable instruments for deposit or collection, (iii) deferred or prepaid revenues, (iv) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the respective seller pursuant to a binding and enforceable agreement containing a requirement that such holdback be refunded to such seller, (v) unfunded or undrawn obligations incurred in the ordinary course of business in respect of surety and bonding requirements (including with respect to utilities) required by a

Governmental Requirement, (vi) in-kind obligations relating to net oil, natural gas liquids or natural gas balancing positions arising in the ordinary course of business, (vii) any obligation in respect of a binding and enforceable farm-in agreement or similar arrangement entered into in the ordinary course of business whereby such Person agrees to pay all or a share of the drilling, completion or other expenses of an exploratory or development well (which agreement may be subject to a maximum payment obligation, after which expenses are shared in accordance with the working or participation interest therein or in accordance with the agreement of the parties) or perform the drilling, completion or other operation on such well in exchange for an ownership interest in an oil or gas property and (viii) customary reservations or retentions of title under binding and enforceable agreements with suppliers entered into the ordinary course of business. The Debt of any Person shall include all obligations of such Person of the character described above to the extent such Person remains legally liable in respect thereof notwithstanding that any such obligation is not included as a liability of such Person under GAAP.
“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.
“Declined Proceeds” has the meaning assigned to such term in Section 3.04(c).
“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.
“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 12 C.F.R. §§ 47.2 or 12 C.F.R. §§ 382.1, as applicable
“Defaulting Lender” means any Lender that (a) has failed, within two (2) Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans or (ii) pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied; (b) has notified the Borrower or the Administrative Agent or any other Lender in writing, or has made a public statement, to the effect that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit; (c) has failed, within three (3) Business Days after request by the Administrative Agent or a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations as of the date of certification) to fund prospective Additional Loans under this Agreement; provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon the Administrative Agent’s and such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Administrative

Agent; or (d) has (or whose parent company has) become the subject of (i) a Bankruptcy Event or (ii) a Bail-In Action.
“Deposit Account” has the meaning assigned to such term in Article 9 of the UCC.
“Disposition” means, with respect to any Property, any sale, lease, sale and leaseback, assignment, conveyance, transfer, license or other disposition thereof, including, without any limitation, any Casualty Event. The terms “Dispose” and “Disposed of” have meanings correlative thereto.
“Disqualified Capital Stock” means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event, matures or is mandatorily redeemable for any consideration other than other Equity Interests (which would not constitute Disqualified Capital Stock), pursuant to a sinking fund obligation or otherwise (except as a result of any change of control or asset sale) so long as any rights of the holders of such Equity Interests upon the change of control or asset sale shall be subject to the prior occurrence of Payment in Full, or is convertible or exchangeable for Debt or redeemable for any consideration other than other Equity Interests (which would not constitute Disqualified Capital Stock) at the option of the holder thereof (except as a result of any change of control or asset sale) so long as any rights of the holders of such Equity Interests upon the change of control or asset sale shall be subject to the prior occurrence of Payment in Full, in whole or in part (but if in part only with respect to such amount that meets the criteria set forth in this definition), on or prior to the date that is ninety-one (91) days after the earlier of the Maturity Date and Payment in Full.
“Disqualified Institutions” means (a) those Persons that have been specifically identified on the list provided by the Borrower and accepted by the Administrative Agent prior to the Effective Date and (b) any competitor of the Borrower and its Subsidiaries and any subsidiaries of such competitor, in each case, that are operating companies, in each case, that are subsequently identified in writing by the Borrower (at any time an Event of Default is not continuing) with the approval of the Administrative Agent (such approval not to be unreasonably withheld or delayed). The list of Disqualified Institutions shall be specified on a schedule that is held with the Administrative Agent, which shall be made available to any Lender upon request to the Administrative Agent, subject to customary confidentiality requirements. Each update to the list of Disqualified Institution shall become effective three (3) Business Days after the Administrative Agent has approved of such update. For the avoidance of doubt, no updates to the list of Disqualified Institutions shall be deemed to retroactively apply to any Person that (a) has acquired an assignment or participation interest in respect of the Indebtedness under the Loan Documents or (b) entered into a trade for either of the foregoing, in each case, before such entity is added to the list of Disqualified Institutions.
“Dollars” or “$” refers to lawful money of the United States.
“Dollar-Denominated Production Payments” means production payment obligations recorded as liabilities in accordance with GAAP, together with all undertakings and obligations in connection therewith.

“Domestic Subsidiary” means any subsidiary of the Borrower that is organized under the laws of the United States or any state thereof or the District of Columbia.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clause (a) or clause (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Effective Date” means the date on which the conditions specified in Section 6.01 are satisfied (or waived in accordance with Section 12.02).
“Emergency Capital Expenditures” means any Capital Expenditures in respect of the Property of the Credit Parties that are incurred in response to and to resolve or mitigate an emergency or threat to human health, safety or protection of the environment, as determined by the Borrower in good faith in consultation with the Administrative Agent, or to the extent required under any applicable law, rule or regulation of any Governmental Authority (including Environmental Laws).
“Engineering Reports” means the most recently delivered Reserve Reports and all other supplemental reports, data and information delivered in connection therewith.
“Environmental Laws” means any and all Governmental Requirements to the extent pertaining in any way to human health and safety (as related to the exposure to Hazardous Materials), the environment, the protection or reclamation of environmental or natural resources (including flora and fauna), or the management, Release or threatened Release of any Hazardous Materials, including, the Oil Pollution Act of 1990, as amended, the Clean Air Act, as amended, the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980 (“CERCLA”), as amended, the Federal Water Pollution Control Act, as amended, the Occupational Safety and Health Act of 1970, as amended, the Resource Conservation and Recovery Act of 1976 (“RCRA”), as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Act, as amended, and other environmental conservation or protection Governmental Requirements.
“Environmental Liability” shall mean any liability, contingent or otherwise (including any liability for damages, costs of environmental investigation and remediation, costs of administrative oversight, fines, natural resource damages, penalties or indemnities) directly or indirectly resulting from or based upon (a) any actual or alleged violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) any actual or alleged exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“Environmental Permit” means any permit, registration, license, certification, approval, consent, exemption, variance, or other authorization required under or issued pursuant to applicable Environmental Laws.
“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such Equity Interest.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended and any successor statute, and the rules and regulations promulgated thereunder.
“ERISA Affiliate” means each trade or business (whether or not incorporated) which together with the Borrower or any other Credit Party would be deemed to be a “single employer” within the meaning of section 4001(b)(1) of ERISA or subsection (b), subsection (c), subsection (m) or subsection (o) of section 414 of the Code.
“ERISA Event” means (a) a “Reportable Event” described in section 4043 of ERISA with respect to any Plan, other than a Reportable Event as to which the provisions of thirty (30) days’ notice to the PBGC is expressly waived under applicable regulations, (b) the failure to satisfy the “minimum funding standard” (as defined in section 412 of the Code or section 302 of ERISA), whether or not waived, with respect to any Plan, (c) the filing pursuant to section 412(c) of the Code or section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, (d) the withdrawal or partial withdrawal of the Borrower, any other Credit Party or any ERISA Affiliate from a Plan during a plan year in which it was a “substantial employer” as defined in section 4001(a)(2) of ERISA, or the withdrawal or partial withdrawal of the Borrower, any other Credit Party or any ERISA Affiliate from a Multiemployer Plan, (e) the filing of a notice of intent to terminate a Plan or the treatment of a Plan amendment as a termination under section 4041 of ERISA, (f) the institution of proceedings to terminate a Plan by the PBGC, (g) receipt by the Borrower, any other Credit Party or an ERISA Affiliate of a notice concerning the imposition of withdrawal liability pursuant to section 4202 of ERISA, (h) the receipt by the Borrower, any other Credit Party or an ERISA Affiliate of any notice concerning a determination that a Multiemployer Plan is insolvent within the meaning of Title IV of ERISA, or (i) any other event or condition which constitutes grounds under section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, (j) the determination that any Plan is in “at-risk status” (within the meaning of section 430 of the Code or section 303 of ERISA) or that a Multiemployer Plan is in “endangered status”, “seriously endangered” or “critical status” (within the meaning of section 432 of the Code or section 305 of ERISA), (k) the imposition or incurrence of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under section 4007 of ERISA, upon the Borrower or an ERISA Affiliate, (l) the imposition of any liability on the Borrower, any other Credit Party or an ERISA Affiliate pursuant to section 4069 of ERISA or by reason of section 4212(c) of ERISA, or (m) the imposition of a Lien upon any Credit Party or any ERISA Affiliate pursuant to section 436(f) or section 430(k) of the Code or section 303(k) of ERISA.
“Erroneous Payment” has the meaning assigned to such term in Section 11.13(a).
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“Event of Default” has the meaning assigned to such term in Section 10.01.
“Excepted Liens” means:
(x)Liens for Taxes, assessments or other governmental charges or levies which are not delinquent for more than thirty (30) days or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP;
(y)Liens in connection with workers’ compensation, unemployment insurance or other social security, old age pension or public liability obligations which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP;
(z)landlords’, operators’, vendors’, carriers’, warehousemen’s, repairmen’s, mechanics’, suppliers’, workers’, materialmen’s, construction or other like Liens, in each case, arising in the ordinary course of business or incident to the exploration, development, operation and maintenance of Oil and Gas Properties, each of which is in respect of obligations that are not delinquent for a period of more than sixty (60) days or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; provided that any such Lien referred to in this clause (b) that does not materially impair the use of any Property covered by such Lien for the purposes for which such Property is held by the Borrower, any other Credit Party, or any of their Subsidiaries or materially impair the value of any Property subject thereto;
(aa)royalties, overriding royalties, net profits interests, production payments, reversionary interests, calls on production, preferential purchase rights and other burdens on or deductions from the proceeds of production, which do not secure Debt for borrowed money and which (i) are customarily granted in the ordinary course of business in the oil and gas industry, (ii) are deducted in the calculation of discounted present value in the most recent Reserve Reports delivered to Administrative Agent hereunder and (iii) with respect to each Oil and Gas Property, do not operate to reduce any Credit Party’s net revenue interest in production for such Oil and Gas Property (if any) below such interests reflected in the most recent Reserve Report or increase the working interest for such Oil and Gas Property (if any) as reflected or warranted in the most recent Reserve Report without a corresponding increase in the corresponding net revenue interest;
(ab)Liens which arise in the ordinary course of business under operating agreements, joint venture agreements, oil and gas partnership agreements, oil and gas leases, participation agreements, exploration agreements, division orders, contracts for the sale, transportation or exchange of oil and natural gas, unitization and pooling declarations, orders, and agreements, area of mutual interest agreements, overriding royalty agreements, marketing agreements, processing agreements, development agreements, gas balancing or deferred production agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or other geophysical permits or agreements, and other agreements which are usual and customary in the oil and gas business and are for claims which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; provided that any such Lien referred to in this clause does not materially impair the use of any Property covered by such Lien for the purposes for which such Property is held by the Borrower, any other Credit Party, or any of their Subsidiaries or materially impair the value of any Property subject thereto, provided further that such Liens do not secure Debt of the Borrower or of any Subsidiary and do not encumber Property of the Borrower or any Subsidiary other than the Property that is the subject of such leases and items located thereon;
(ac)Liens arising solely by virtue of any statutory or common law provision related to banker’s liens, rights of set-off or similar rights and remedies and burdening only deposit accounts or other funds maintained with a creditor depository institution or arising under documentation governing accounts which Liens secure the payment of returned items, settlement item amounts, customary bank fees for maintaining deposit accounts and other related services, and similar items and fees to the extent any deposit account so encumbered is subject to Account Control Agreements if required by the Loan Documents; provided that no such deposit account is a dedicated cash collateral account or is subject to restrictions against access by the depositor in excess of those set forth by regulations promulgated by the Board and no such deposit account is intended by the Borrower, any other Credit Party, or any of their Subsidiaries to provide collateral to the depository institution;
(ad)easements, rights of way, restrictions, servitudes, licenses, surface leases, permits, conditions, covenants, exceptions, or reservations, zoning and land use requirements in any Property of the Borrower, any other Credit Party, or any of their Subsidiaries for the purpose of roads, railways, pipelines, transmission lines, transportation lines, telephone lines, power lines, distribution lines for the removal of gas, oil, coal or other minerals or timber, and other like purposes, or for the joint or common use of real estate, rights of way, facilities and equipment, that do not secure any Debt and which in the aggregate do not materially impair the use of such Property for the purposes of which such Property is held by the Borrower, any other Credit Party, or any of their Subsidiaries or materially impair the value of such Property subject thereto;
(ae)Liens on cash or securities pledged to secure (either directly or indirectly by securing letters of credit that in turn secure) in the ordinary course of business performance of tenders, surety and appeal bonds, government contracts, performance and return of money bonds, bids, trade contracts, leases, statutory obligations, regulatory obligations, obligations in respect of workers’ compensation, unemployment insurance or other forms of governmental benefits or insurance and other obligations of a like nature incurred in the ordinary course of business;
(af)judgment and attachment Liens not giving rise to an Event of Default;
(ag)purported Liens evidenced by the filing of UCC financing statements solely as a precautionary measure in connection with operating leases of personal property;
(ah)Liens on cash earnest money deposited pursuant to the terms of an agreement o acquired assets used in, or Persons engaged in, the oil and gas business, in each case, as permitted by this Agreement;
(ai)Liens of licensors of software and other intangible Property licensed by such licensors to Borrower and/or to any Subsidiary, including restrictions and prohibitions on encumbrances and transferability with respect to such Property and the Borrower’s and/or such Subsidiary’s interests therein imposed by such licenses, and Liens encumbering such licensors’ titles and interests in such Property and to which the Borrower’s or such Subsidiary’s license interests may be subject or subordinate, in each case, whether or not evidenced by UCC financing statement filings or other documents of record, provided that such Liens do not encumber Property of the Borrower or of any Subsidiary other than the software and other intangible Property that is the subject of such licenses;
(aj)Immaterial Title Deficiencies; and
(ak)Liens on cash collateral deposited into any escrow account pursuant to customary escrow arrangement but only to the extent (i) such cash collateral is deposited in connection with an acquisition permitted under the Loan Documents for which a binding acquisition agreement or letter of intent has been entered into by the Borrower or a Subsidiary, and (ii) such cash collateral is released only to fund such acquisition and related costs, and in the event such acquisition is not effected, such cash collateral shall be released from such escrow;
provided that (i) Liens described in clauses (a) through (e), (g) and (h) shall remain “Excepted Liens” only for so long as no action to enforce such Lien has been commenced (or if commenced, has been stayed), (ii) no intention to subordinate the first priority Lien granted in favor of the Administrative Agent and the Secured Parties is to be hereby implied or expressed by the permitted existence of such Excepted Liens and (iii) the term “Excepted Liens” shall not include any Lien securing Debt for borrowed money other than the Indebtedness.
“Exchange Act” means the Securities Exchange Act of 1934.
“Excluded Accounts” means each deposit account constituting (a) payroll accounts, (b) tax withholding accounts, (c) employee benefit trust accounts, (d) zero balance accounts (other than lockbox accounts to the extent Account Control Agreements are permitted by the applicable depository bank), (e) any deposit account so long as the average daily maximum balance in each such account, individually, does not exceed $250,000 over any consecutive 30-day period and the aggregate daily maximum balance of all such deposit accounts does not at any time exceed $1,000,000, (f) trust and suspense accounts holding royalty payment and working interest and similar payments solely to the extent constituting property of a third party held in trust and (g) fiduciary accounts solely holding amounts held for the benefit of third parties.
“Excluded Assets” has the meaning assigned to such term in the Security Agreement.
“Excluded Swap Obligations” means, with respect to any Guarantor individually determined on a Guarantor by Guarantor basis, any Indebtedness in respect of any Swap Agreement or any other “swap”, as defined in section 1(a)(47) of the Commodity Exchange Act if, and solely to the extent that, all or a portion of the guarantee by such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Indebtedness (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act at the time such guarantee or grant of a security interest becomes effective with respect to such Indebtedness. If any Indebtedness in respect of any Swap Agreement arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Indebtedness in respect of any Swap Agreement that is attributable to swaps for which such guarantee or security interest is or becomes illegal.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) any Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of a Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, any U.S. federal withholding Tax that is imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by a Credit Party pursuant to Section 5.04 hereto) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 5.03, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c)

Taxes attributable to any Recipient’s failure to comply with Section 5.03(f) or Section 5.03(g), and (d) any U.S. federal withholding Taxes imposed under FATCA.
“Existing C&J Credit Agreement” means the Revolving Loan and Security Agreement, dated as of August 9, 2022, by and among C&J Well Services, LLC, a Delaware limited liability company, and CJ Berry Well Services Management, LLC, a Delaware limited liability company, each as a borrower, and Tri Counties Bank, a California banking corporation, as lender, as the same may be amended, restated, supplemented or otherwise modified prior to the Effective Date.
“Existing Joint Ventures” means Lake Canyon Transportation and Gathering, LLC, a Utah limited liability company, and Mt. Poso Cogeneration Company, LLC, a Delaware limited liability company.
“Existing Maturity Date” has the meaning assigned to such term in Section 2.07.
“Existing Notes” means the Borrower’s outstanding notes issued under the Existing Notes Indenture.
“Existing Notes Indenture” means the Indenture, dated as of February 8, 2018, between the Borrower, the guarantors party thereto and Wells Fargo Bank, National Association, as trustee, as amended, amended and restated, supplemented or otherwise modified on or prior to the Effective Date.
“Existing RBL Credit Agreement” means the Credit Agreement, dated as of August 26, 2021, by and among Berry Petroleum Company, LLC, a Delaware limited liability company, the Borrower, as borrower, each of the lenders from time to time party thereto, and JPMorgan Chase Bank, N.A., as administrative agent, as the same may be amended, restated, supplemented or otherwise modified prior to the Effective Date.
“Existing Swaps” means the Swap Agreements set forth on Schedule 7.20 in existence on the Effective Date (without giving effect to any modifications thereof).
“Extension Effective Date” has the meaning assigned to such term in Section 2.07.
“FATCA” means section 1471 through section 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to section 1471(b)(1) of the Code, any intergovernmental agreement, treaty or convention entered into in connection with the implementation of such sections of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to such intergovernmental agreement, treaty or convention.
“FCPA” means the U.S. Foreign Corrupt Practices Act of 1977, as amended.
“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as shall be set forth on the Federal Reserve Bank of New York’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it; provided that, if the Federal Funds Effective Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.
“Federal Reserve Bank of New York’s Website” means the website of the NYFRB at http://www.newyorkfed.org, or any successor source.
“Fee Letter” means that certain Fee Letter dated as of the Effective Date between the Administrative Agent and the Borrower, as the same may be amended, restated, supplemented or otherwise modified from time to time.
“Financial Officer” means, for any Person, the chief financial officer, principal accounting officer, treasurer, or controller of such Person. Unless otherwise specified, all references herein to a “Financial Officer” means a Financial Officer of the Borrower.
“Financial Statements” means, for any Person, a balance sheet and statements of operations, members’ equity and cash flows (with all consolidated Financial Statements prepared in accordance with GAAP, subject, where appropriate, to normal year-end adjustments and the absence of footnotes).
“Flood Insurance Regulations” means (a) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (b) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statute thereto, (c) the National Flood Insurance Reform Act of 1994 (amending 42 USC § 4001, et seq.), as the same may be amended or recodified from time to time, (d) the Flood Insurance Reform Act of 2004, the Biggert-Waters Flood Insurance Reform Act of 2012 as now or hereafter in effect or any successor thereto and (e) any regulations promulgated under any of the foregoing.
“Floor” means a per annum rate of interest equal to three percent (3.00%).
“Foreign Lender” means any Lender that is not a U.S. Person.
“Foreign Subsidiary” means any Subsidiary of the Borrower that is not organized under the laws of the United States or any state thereof or the District of Columbia.
“Funding Date” means, with respect to each Loan, the date on which such Loan is advanced to the Borrower hereunder.
“GAAP” means generally accepted accounting principles in the United States as in effect from time to time, subject to the terms and conditions set forth in Section 1.05.
“Gathering Systems” means any pipeline systems owned, leased or otherwise held from time to time by any Credit Party or its Subsidiaries that are used in the business of such Person.

“Governmental Authority” means the government of the United States, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
“Governmental Requirement” means any law, statute, common law, code, ordinance, order, determination, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, variance, authorization or other directive or requirement, whether now or hereinafter in effect, of any Governmental Authority.
“Grantors” means, collectively, each Credit Party.
“Growth Capital Expenditures” means any Capital Expenditures that are used to finance the acquisition, development, improvement, upgrades, or expansion of property, plant and equipment of the Borrower or any of its Consolidated Subsidiaries, including without limitation, with respect to the Oil and Gas Properties, Capital Expenditures in connection with workovers and/or sidetracking (a “Growth Project”).
“Growth Project” has the meaning assigned to such term in the definition of “Growth Capital Expenditures”.
“Guaranteed Obligations” has the meaning assigned to such term in Section 13.01.
“Guarantors” means, collectively, (a) the Borrower, (b) each Domestic Subsidiary that issues a Guaranty on the Effective Date and (c) each other Domestic Subsidiary of the Borrower that guarantees the Indebtedness pursuant to Section 8.13(b).
“Guaranty” means, collectively, the guaranty of the Indebtedness by the Guarantors pursuant to this Agreement.
“Hazardous Material” means (a) any chemical, compound, material, product, byproduct, substance, or waste regulated or defined as a “hazardous substance,” “hazardous material,” “hazardous waste,” “toxic waste,” “solid waste,” “extremely hazardous substance,” “toxic substance,” “contaminant,” “pollutant,” or words of similar meaning or import found in any applicable Environmental Law;(b) Hydrocarbons, petroleum products, petroleum substances, natural gas, oil, oil and gas waste, crude oil, brine, and any components, fractions or derivatives thereof and (c) radioactive materials, explosives, asbestos, polychlorinated biphenyls, per- and polyfluoroalkyl substances, and infectious or medical wastes.
“Highest Lawful Rate” means, with respect to each Lender, the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the Loans or on other Indebtedness owing to such Lender under laws applicable to such Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws allow as of the date hereof.

“Hydrocarbon Interests” means all rights, titles, interests and estates now or hereafter acquired in and to oil and gas leases, oil, gas and mineral leases, or other liquid or gaseous hydrocarbon leases, mineral fee interests, overriding royalty and royalty interests, net profit interests and production payment interests, including any reserved or residual interests of whatever nature. Unless otherwise expressly provided herein, all references in this Agreement to “Hydrocarbon Interests” refer to Hydrocarbon Interests owned at the time in question by the Credit Parties and their Subsidiaries.
“Hydrocarbons” means oil, gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all products refined or separated therefrom.
“Immaterial Subsidiary” means, as of any date of determination, any Subsidiary (a “Subject Subsidiary”) of the Borrower (together with its own Subsidiaries) (a) which owns Property having an aggregate fair market value not in excess of 1.0% of the Consolidated Total Assets of the Borrower and its Consolidated Subsidiaries or (b) whose revenues during the most recently ended Rolling Period did not exceed 1.0% of the Consolidated Total Revenues of the Borrower and its Consolidated Subsidiaries, in each case determined in accordance with GAAP; provided that, notwithstanding anything herein to the contrary, (x) the Property owned by all Immaterial Subsidiaries (together with their own respective Subsidiaries) shall not have a fair market value in the aggregate of more than 2.5% of the Consolidated Total Assets of the Borrower and its Consolidated Subsidiaries at any time and (y) the aggregate revenues during the most recent Rolling Period of all Immaterial Subsidiaries (together with their own respective Subsidiaries) shall not exceed 2.5% of the Consolidated Total Revenues of the Borrower and its Consolidated Subsidiaries. For purposes of determining the revenue or fair market value of Property contemplated by the preceding sentence, any intercompany obligations of a Subsidiary of a Subject Subsidiary owing to such Subject Subsidiary or another Subsidiary of such Subject Subsidiary shall be disregarded.
“Immaterial Title Deficiencies” means minor defects or deficiencies in title, and discrepancies in reported net revenue and working interest ownership percentages, which do not, individually or in the aggregate, affect Oil and Gas Properties with a value (which, for purposes hereof, shall mean the value the Administrative Agent attributes to any such Oil and Gas Properties for purposes of the most recent determination of the Borrowing Base) greater than two and a half percent (2.5%) of the value (which, for purposes hereof, shall mean the value the Administrative Agent attributes to all of the Oil and Gas Properties for purposes of the most recent determination of the Borrowing Base) of all of such Oil and Gas Properties.
“Indebtedness” means any and all amounts owing or to be owing by the Borrower or any other Credit Party (whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising):
(al)to any Agent or any Lender under any Loan Document, including the Applicable Premium and all interest on any of the Loans (including any interest that accrues after the commencement of any case, proceeding or other action relating to the bankruptcy, insolvency or reorganization of any Credit Party (or could accrue but for the operation of applicable Debtor Relief Laws), whether or not such interest is allowed or allowable as a claim in any such case, proceeding or other action);
(am)to any Secured Lender Swap Provider under any Swap Agreement entered into with the Borrower or any other Guarantor, including any such Swap Agreement in existence prior to the date hereof, but excluding any additional transactions or confirmations entered into after such Secured Lender Swap Provider ceases to be a Lender or an Affiliate of a Lender or after assignment of such transactions or confirmations by a Secured Lender Swap Provider to another Person that is not a Lender or an Affiliate of a Lender;
(an)to any Secured Third-Party Swap Provider under any Swap Agreement entered into with the Borrower or any other Guarantor, including any such Swap Agreement in existence prior to the date hereof; and
(ao)all renewals, extensions and/or rearrangements with respect to such amounts; provided that, solely with respect to any Guarantor that is not an “eligible contract participant” under the Commodity Exchange Act, Excluded Swap Obligations of such Person shall in any event be excluded from “Indebtedness” owing by such Person.
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower or any Guarantor under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.
“Indemnitee” has the meaning assigned to such term in Section 12.03(a).
“Information” has the meaning assigned to such term in Section 12.11.
“Initial Funding Date” means the date on which the conditions specified in Section 6.02 are satisfied (or waived in accordance with Section 12.02).
“Initial Loan” and “Initial Loans” have the meanings assigned to such terms in Section 2.01(a). The amount of the Initial Loans made on the Initial Funding Date shall equal $450,000,000.
“Initial Reserve Report” means the Reserve Report of DeGolyer and MacNaughton dated January 9, 2024 evaluating the Oil and Gas Properties of the Borrower and its Consolidated Subsidiaries as of January 1, 2024.
“Intellectual Property” has the meaning assigned to such term in the Security Agreement.
“Intercreditor Agreement” means a customary intercreditor agreement reasonably satisfactory to the Majority Lenders (it being agreed that the terms and conditions set forth on Schedule 1.01(A), but only such terms and conditions, if included in such intercreditor agreement, shall be deemed to be reasonably satisfactory to the Majority Lenders) and (a) under which the secured parties in respect of the Superpriority Revolving Credit Facility shall be treated as customary “first-out” creditors in the payment waterfall but shall be secured on pari passu basis to the Liens securing the Indebtedness, (b) under which the Lenders and the Agents (and the designees thereof) shall have a customary par buyout right of the obligations in respect of the Superpriority Revolving Obligations and (c) which shall otherwise contain the terms and conditions set forth on Schedule 1.01(A) (unless otherwise agreed by the Majority Lenders). For the avoidance of doubt, the Intercreditor Agreement may be documented in the same agreement as the Swap Intercreditor Agreement.
“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.04.
“Interest Expense” means, for any period, total interest, letter of credit fees, and other fees and expenses incurred in connection with any Debt for such period, whether paid or accrued, including, without limitation, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing, imputed interest under Capital Leases and realized gains and losses under interest rate Swap Agreements, all as determined in conformity with GAAP.
“Interest Payment Date” means, (a) as to any ABR Loan, the last Business Day of each March, June, September and December and the Maturity Date and (b) as to any SOFR Loan, the last day of each Interest Period therefor and, in the case of any Interest Period of more than three (3) months’ duration, each day prior to the last day of such Interest Period that occurs at three (3)-month intervals after the first (1st) day of such Interest Period, and the Maturity Date.
“Interest Period” means, with respect to any SOFR Borrowing, the period (a) initially commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one (1), three (3) or six (6) months thereafter (in each case, subject to the availability thereof), as specified in the applicable Borrowing Request or Interest Election Request; provided that, (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period, (iii) no Interest Period shall extend beyond the Maturity Date and (iv) no tenor that has been removed from this definition (and not reinstated) pursuant to Section 3.03(d) shall be available for specification in such Interest Election Request. For purposes hereof, the date of a Loan or Borrowing initially shall be the date on which such Loan or Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Loan or Borrowing.
“Internal Rate of Return” means, as of any date of determination, the cumulative annual pre-tax, unlevered internal rate of return, compounded annually, with respect to a Growth Project. Internal Rate of Return shall be calculated on the basis of the actual number of days elapsed over a 365-day year. For the avoidance of doubt, in calculating the Internal Rate of Return (a) all amounts Capital Expenditures by the Borrower and its Subsidiaries will be considered to have been funded on the date when funded, (b) all revenue received by the Borrower and its Subsidiaries in respect of such project will be considered to have been received on the date actually received in cash by the Borrower and its Subsidiaries, (c) commodity pricing shall be based on the Strip Price and (d) the Internal Rate of Return will be calculated using the “XIRR” function in the most recent version of Microsoft Excel.
“Investment” means, for any Person:
(ap)the acquisition (whether for cash, Property, services or securities or otherwise) of Equity Interests of any other Person (including any “short sale” or any sale of any securities at a time when such securities are not owned by the Person entering into such short sale);
(aq)the making of any deposit with, or advance, loan or capital contribution to, assumption of Debt of, purchase or other acquisition of any other Debt of, or other extension of credit to, any other Person (including any such transaction in the form of the purchase of Property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such Property to such Person), but excluding any such advance, loan or extension of credit having a term not exceeding ninety (90) days representing the purchase price of inventory or supplies sold by such Person in the ordinary course of business;
(ar)the purchase or acquisition (in one or a series of transactions) of Property (other than Equity Interests) of another Person that constitutes (i) all or substantially all of the Property of such Person, (ii) a business unit or line of business of such Person or (iii) a discrete set of Properties of such Person, other than any Properties with a fair market value that does not exceed $10,000,000 in a fiscal year in the aggregate; or
(as)the entering into of any guarantee of, or other surety obligation with respect to, any Debt of any other Person.
For purposes of covenant compliance, the amount of any Investment at any time shall be the amount actually invested (measured at the time made), without adjustment for subsequent increases or decreases in the value of such Investment.
“IRS” means the United States Internal Revenue Service.
“Lender-Related Party” has the meaning assigned to such term in Section 12.03(d).
“Lenders” means the Persons listed on Annex I and any Person that shall have become a party hereto pursuant to an Assignment and Assumption, in each case, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.
“Lien” means any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on the common law, statute or contract, and whether such obligation or claim is fixed or contingent, and including but not limited to (a) the lien or security interest arising from a deed of trust, mortgage, encumbrance, pledge, security agreement, license, conditional sale or trust receipt or a lease, consignment or bailment for security purposes, (b) production payments and the like payable out of Oil and Gas Properties, and (c) to the extent securing such an obligation or claim, any interest in Property in the form of an easement, restriction, servitude, permit, condition, covenant, exception or reservation. For the purposes of this Agreement, the Credit Parties and their Subsidiaries shall be deemed to be the owner of any Property which it has acquired or holds subject to a conditional sale agreement, or leases under a financing lease or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person in a transaction intended to create a financing.
“Liquidate” means, with respect to any Swap Agreement in respect of commodities, the sale, assignment, novation, unwind, monetization or early termination of all or any part of such Swap Agreement or the creation of an offsetting position against all or any part of such Swap Agreement, or the amendment of any such Swap Agreement, including any sale, assignment, or other transfer of Equity Interests in any Subsidiary of a Credit Party that is a party to any Swap Agreement to a party that is not the Borrower or a Subsidiary of the Borrower; provided that none of the following shall constitute a Liquidation: (a) any transfer (by novation or otherwise) of a Swap Agreement from the Borrower or any Subsidiary of the Borrower to the Borrower or any Subsidiary of the Borrower, (b) any assignment or novation of a Swap Agreement from the existing counterparty to an Approved Counterparty, with the Borrower or any Subsidiary of the Borrower being the “remaining party” for purposes of such assignment or novation, (c) the termination of a Swap Agreement at the end of its stated term, and (d) any replacement, in a substantially contemporaneous transaction, of one or more Swap Agreements of the Borrower or any Subsidiary of the Borrower with one or more Swap Agreements with the Borrower or any Subsidiary of the Borrower covering Hydrocarbons of the type that were hedged pursuant to such replaced Swap Agreement(s) and with notional volumes, prices and tenors not less favorable to the Borrower or the applicable Subsidiary of the Borrower as those set forth in such replaced Swap Agreement(s) and without cash payments (other than transaction expenses) to the Borrower or any Subsidiary of the Borrower in connection therewith. The terms “Liquidating”, “Liquidated” and “Liquidation” have a correlative meaning thereto.
“Liquidity” means, as of any date of determination, the sum of (a) Unrestricted Cash plus (b) Cash Equivalents of the Borrower that is not subject to any Lien other than Liens in favor of the Administrative Agent and Liens permitted under Section 9.03(f) plus (c) prior to the Availability Cut-Off Date, unused Aggregate Commitments that are actually available to be drawn as of such date plus (d) the unused portion of any revolving commitments under the Superpriority Revolving Credit Agreement or the Existing RBL Agreement that are actually available to be drawn as of such date.
“Loan Documents” means this Agreement, the Notes, the Security Instruments, the Intercreditor Agreement, the Swap Intercreditor Agreement, the Fee Letter, and any other agreement, document or instrument entered into, now or in the future, in connection with any of the foregoing and designated as a Loan Document, in each case, as the same may be amended, modified, supplemented or restated from time to time.

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement, including the Initial Loans and any Additional Loans.
“Majority Lenders” means (subject to Section 2.08(b)) (a) at any time while no Loans are outstanding, Lenders having more than fifty percent (50%) of the Aggregate Commitments of all Lenders; and (b) at any time while any Loans are outstanding, Lenders holding more than fifty percent (50%) of the outstanding aggregate principal amount of the Loans of all Lenders (without regard to any sale by a Lender of a participation in any Loan under Section 12.04(c)).
“Maps” has the meaning assigned to such term in Section 8.13(d).
“Material Adverse Effect” means a material adverse change in, or material adverse effect on (a) the business, Property, operations or condition (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole, (b) the ability of any Credit Party to perform any of its obligations under any Loan Document, (c) the validity or enforceability of any Loan Document or (d) the rights and remedies of or benefits available to the Administrative Agent or any Lender under any Loan Document.
“Material Contract” means (a) those contracts listed on Schedule 7.26 and (b) any other contract or agreement of the Borrower, any other Credit Party, or any of their Subsidiaries involving monetary liability of or to any such Person during any fiscal year in an amount in excess of the Threshold Amount; provided that (x) leases and joint operating agreements entered into in the ordinary course of business with customary terms and conditions, (y) contracts or agreements with a tenor of less than twelve (12) months and (z) contracts or agreements in respect of Material Debt that are subject to Section 8.01(i) or Section 8.01(q), in each case shall not be considered Material Contracts.
“Material Debt” means (a) Debt of any one or more of the Borrower or any other Credit Party (other than the Loans), or obligations in respect of one or more Swap Agreements of any one or more of the Borrower or any other Credit Party, in an aggregate principal amount exceeding $20,000,000 and (b) Debt under the Superpriority Revolving Credit Facility. For purposes of determining Material Debt, the “principal amount” of the obligations of the Borrower, any other Credit Party, and/or any of their Subsidiaries in respect of any Swap Agreement at any time shall be the Swap Termination Value of such Swap Agreement.
“Material Subsidiary” means, as of any date of determination, any Subsidiary that is not an Immaterial Subsidiary.
“Material Titled Collateral” means Titled Collateral owned by any Credit Party constituting well service rigs and, for the avoidance of doubt, excluding (a) cars, (b) passenger trucks and (c) motor vehicles similar to clauses (a) and (b).
“Maturity Date” means the date that is the third anniversary of the Initial Funding Date, as such date may be extended pursuant to a Maturity Date Extension in accordance with Section 2.07; provided that, if such date shall not be a Business Day, then the “Maturity Date” shall be the immediately succeeding Business Day.

“Maturity Date Extension” has the meaning assigned to such term in Section 2.07.
“Maturity Date Extension Request” has the meaning assigned to such term in Section 2.07(a).
“Midstream Properties” means all tangible and intangible property used in (a) gathering, compressing, treating, processing and transporting Hydrocarbons; (b) fractionating and transporting Hydrocarbons; and (c) marketing Hydrocarbons, including, without limitation, processing plants, gathering lines, pipelines, storage facilities, terminals, transloading facilities, surface leases, Gathering Systems, Rights of Way and servitudes related to each of the foregoing. Unless otherwise specified herein, “Midstream Properties” shall be deemed to refer to such properties owned, leased, or otherwise held by the Credit Parties and their respective Subsidiaries unless otherwise specified.
“Minimum Hedging Test Date” means each of (a) the Initial Funding Date and (b) the required date of delivery of the applicable Compliance Certificate with respect to the last fiscal quarter of the Borrower of the applicable Rolling Period.
“Monthly Hedging Test Date” has the meaning assigned to such term in Section 8.01(f).
“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto that is a nationally recognized rating agency.
“Mortgaged Property” means any Property owned, leased or otherwise held by the Borrower or any Guarantor listed on Schedule 7.16, including the Cogeneration Properties and Oil and Gas Properties and any Property leased or otherwise held acquired after the Effective Date by the Borrower or any Guarantor pursuant to Section 8.13. For the avoidance of doubt, “Mortgaged Property” shall include, but not be limited to, any Property mortgaged under the Superpriority Revolving Credit Documents and in no event shall any Building or Manufactured Mobile Home (as each term is defined in the Flood Insurance Regulations) located on the pipeline be considered Mortgaged Property.
“Mortgages” means the mortgages, leasehold mortgages, deeds of trust, leasehold deeds of trust or similar instruments, and any other mortgages, deeds of trust or similar instruments burdening real or immovable property that are now or hereafter executed and delivered by the Borrower, any other Grantor, or any of their Subsidiaries as security for the payment or performance of the Indebtedness, as such mortgages, deeds of trust or similar instruments may be amended, modified, supplemented or restated from time to time.
“Multiemployer Plan” means a “multiemployer plan” as defined in section 4001(a)(3) of ERISA to which the Borrower, any other Credit Party or an ERISA Affiliate (i) currently contributes or has an obligation to contribute or (ii) during the six calendar years preceding the date hereof contributed or had an obligation to contribute.

“Net Cash Proceeds” means:
(at)with respect to any Disposition (other than any Casualty Event), the cash proceeds (including cash proceeds subsequently received (as and when received) in respect of non-cash consideration initially received), net of (i) any selling expenses (including reasonable broker’s fees or commissions, legal fees, transfer and similar Taxes and the Borrower’s good faith estimate of Taxes, paid or payable by the Borrower, any other Credit Party, or any of their Subsidiaries in connection with such sale) (ii) amounts provided as a reserve, in accordance with GAAP, against any liabilities under any indemnification obligations or purchase price adjustment associated with such Disposition (provided that, to the extent and at the time any such amounts are released from such reserve, such amounts shall immediately constitute Net Cash Proceeds) and (iii) the principal amount, interest and other amounts on any Debt which is secured by the asset sold in such Disposition by a Lien permitted hereunder which, to the extent the Administrative Agent has a Lien on such asset, is senior to the Administrative Agent’s Lien on such asset and which is required to be repaid with such proceeds (excluding any such Indebtedness assumed by the purchaser of such asset); provided, that (x) no net cash proceeds calculated in accordance with the foregoing shall constitute Net Cash Proceeds in any fiscal year of the Borrower until the aggregate amount of all such cash proceeds otherwise constituting Net Cash Proceeds pursuant to this clause (a) in such fiscal year shall exceed $5,000,000 (and thereafter only net cash proceeds in excess of such amount shall constitute Net Cash Proceeds); and (y) no net cash proceeds calculated in accordance with the foregoing shall constitute Net Cash Proceeds if the aggregate amount of any such cash proceeds for any one Disposition (or series of related Dispositions) is less than $1,000,000; and
(au)with respect to any Casualty Event, the cash proceeds (including cash proceeds subsequently received (as and when received) in respect of non-cash consideration initially received) received by the Borrower, any other Credit Party, or any of their Subsidiaries or the Administrative Agent as loss payee, net of (i) any costs incurred by the Borrower, any other Credit Party, or any of their Subsidiaries in connection with the adjustment or settlement of any claims of the Borrower, any other Credit Party, or any of their Subsidiaries in respect thereof and (ii) any bona fide direct costs solely to the extent incurred in connection with such Casualty Event and (iii) Taxes paid or reasonably estimated by the Borrower, any other Credit Party, or any of their Subsidiaries to be payable as a result thereof; provided, that (x) no net cash proceeds calculated in accordance with the foregoing shall constitute Net Cash Proceeds in any fiscal year of the Borrower until the aggregate amount of all such net cash proceeds otherwise constituting Net Cash Proceeds pursuant to this clause (b) in such fiscal year shall exceed $5,000,000 (and thereafter only net cash proceeds in excess of such amount shall constitute Net Cash Proceeds); and (y) no net cash proceeds calculated in accordance with the foregoing shall constitute Net Cash Proceeds if the aggregate amount of any such cash proceeds for any one Casualty Event (or series of related Casualty Events) is less than $1,000,000.

“Not for Speculative Purposes” in the case of Swap Agreements permitted under this Agreement, means the following Swap Agreements:
(av)any commodity Swap Agreement (other than any Other Swap Agreement) intended, at inception of execution, to hedge or manage any of the risks related to existing and or forecasted Hydrocarbon production of the Borrower or its Subsidiaries (whether or not contracted),
(aw)any Other Swap Agreement intended, at inception of execution, to hedge or manage any of the risks related to reasonably projected purchases of fuel, power, steam, natural gas of the Borrower or its Subsidiaries or bona fide exposure to regulatory regimes related to carbon emission limitation functionally equivalent regimes and
(ax)any Swap Agreement intended, at inception of execution, to hedge or manage the interest rate exposure associated with any debt securities, debt facilities or leases (existing or reasonably forecasted) of the Borrower or its Subsidiaries. It is understood that commodity Swap Agreements that, taken as a whole, “hedge” the same volumes of commodity risk, including those under which one or more such Swap Agreements partially offset one or more other such Swap Agreements, shall not be aggregated together when calculating the foregoing limitations on notional volumes and shall be deemed, both individually and in the aggregate, not to be speculative.
“Notes” means the promissory notes of the Borrower described in Section 2.02(d) and being substantially in the form of Exhibit A, together with all amendments, modifications, replacements, extensions and rearrangements thereof.
“NYFRB” means the Federal Reserve Bank of New York.
“OFAC” means the Office of Foreign Assets Control of the Department of the Treasury of the United States.
“OID” has the meaning assigned to such term on the cover page to this Agreement.
“Oil and Gas Properties” means: (a) Hydrocarbon Interests; (b) any Properties now or hereafter pooled or unitized with Hydrocarbon Interests; (c) all presently existing or future unitization, pooling agreements and declarations of pooled units and the units created thereby (including all units created under orders, regulations and rules of any Governmental Authority) which may affect all or any portion of the Hydrocarbon Interests; (d) all operating agreements, contracts and other agreements, including production farmout agreements, farm-in agreements, area of mutual interest agreements, equipment leases and other sharing contracts and agreements, which relate to any of the Hydrocarbon Interests or contracts, the production, sale, purchase, exchange or processing, handling, storage, transporting or marketing of Hydrocarbons from or attributable to such Hydrocarbon Interests; (e) all Hydrocarbons in and under and which may be produced and saved or attributable to the Hydrocarbon Interests, including all oil in tanks, and all rents, issues, profits, proceeds, products, revenues and other incomes from or attributable to the Hydrocarbon Interests; (f) all tenements, hereditaments, appurtenances and Properties in any manner appertaining, belonging, affixed or incidental to the Hydrocarbon Interests; and (g) all Property, real or personal, now owned or hereinafter acquired, that is affixed to, situated upon, used, held for use or useful in connection with the operating, working or development of any of such Hydrocarbon Interests or Properties (excluding drilling rigs, automotive equipment, rental equipment or other personal Property which may be on such premises for the purpose of drilling a well or for other similar temporary uses) and including any and all oil wells, gas wells, injection wells or other wells, structures, fuel separators, liquid extraction plants, plant compressors, pumps, pumping units, field gathering systems, tanks and tank batteries, fixtures, valves, fittings, machinery and parts, engines, boilers, meters, apparatus, equipment, appliances, tools, implements, cables, wires, towers, casing, tubing and rods, surface leases, rights-of-way, easements and servitudes together with all additions, substitutions, replacements, accessions and attachments to any and all of the foregoing. Unless otherwise expressly provided herein, all references in this Agreement to “Oil and Gas Properties” refer to Oil and Gas Properties owned at the time in question by the Credit Parties and their Subsidiaries, as the context requires.
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
“Other Swap Agreement” means any Swap Agreement (other than any Swap Agreement hedging reasonably anticipated production from Oil and Gas Properties) governing the purchase or future purchase of fuel, power, steam, natural gas and greenhouse gas carbon credits and other environmental and sustainability-linked products, in each case, for use in the ordinary course of operations.
“Other Taxes” means any and all present or future stamp, court or documentary, intangible, recording, filing or other similar Taxes, arising from any payment made hereunder or from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement and any other Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than pursuant to an assignment request by a Credit Party pursuant to Section 5.04 hereto).
“Parent” has the meaning assigned to such term in the definition of “subsidiary”.
“Participant” has the meaning assigned to such term in Section 12.04(c)(i).
“Participant Register” has the meaning assigned to such term in Section 12.04(c)(i).
“Payment in Full” means (a) the Commitments have expired or been terminated, (b) the principal of and premium (including any applicable Applicable Premium) on and interest on each Loan and all fees payable hereunder and all other amounts payable under the Loan Documents shall have been paid in full in cash (other than contingent reimbursement and indemnification obligations for which notice of a potential claim has not been given) and (c) all other Indebtedness (other than contingent reimbursement and indemnification obligations to the extent that notice of a potential claim has not been given) shall have been paid in full in cash.
“Payment Recipient” has the meaning assigned to such term in Section 11.13(a).
“PBGC” means the Pension Benefit Guaranty Corporation and any Person succeeding to any or all of its functions under ERISA.
“PDP PV-10” means, as of any date, the PV-10 of all PDP Reserves, as determined in accordance with Section 1.09.
“PDP Reserves” means “proved developed producing reserves” as such term is defined by the SPE in its standards and guidelines.
“Periodic Term SOFR Determination Day” has the meaning specified in the definition of “Term SOFR”.
“Permitted Lien” means Excepted Liens and any other Liens permitted under Section 9.03.
“Permitted Refinancing” means, with respect to any Person, any modification, refinancing, refunding, renewal, replacement or extension of any Debt of such Person; provided that (a) the principal amount thereof does not exceed the principal amount of the Debt so modified, refinanced, refunded, renewed, replaced or extended except by an amount equal to any accrued and unpaid interest and any reasonable and customary expenses incurred in connection with any such modification, refinancing, refunding, renewal, replacement or extension that are rolled into the resulting principal amount; (b) such modification, refinancing, refunding, renewal, replacement or extension has a final maturity date equal to or later than the final maturity date of, and has a weighted average life to maturity equal to or greater than the weighted average life to maturity of, the Debt being modified, refinanced, refunded, renewed, replaced or extended (measured without giving effect to any prepayments that are permitted hereunder); (c) such modification, refinancing, refunding, renewal, replacement or extension shall not be subject to terms (taken as a whole) that are materially less favorable to the Credit Parties and the Lenders than the terms of the Debt so modified, refinanced, refunded, renewed, replaced or extended; (d) such modification, refinancing, refunding, renewal, replacement or extension shall not be guaranteed by, or encumber the Property of, any Person other than Persons who guarantee, or whose assets are encumbered by, the Debt so modified, refinanced, refunded, renewed, replaced or extended and (e) no Default or Event of Default shall have occurred and be continuing at the time thereof or as a result of such modification, refinancing, refunding, renewal, replacement or extension.
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (other than a Multiemployer Plan), as defined in section 3(3) of ERISA, that is subject to Title IV of ERISA, section 302 of ERISA or section 412 of the Code and that (a) is currently or hereafter sponsored, maintained or contributed to by the Borrower, any other Credit Party or an ERISA Affiliate or (b) was at any time during the six (6) calendar years preceding the date hereof, sponsored, maintained or contributed to by any Credit Party or an ERISA Affiliate.
“Plan Asset Regulations” means 29 CFR § 2510.3-101, as modified by section 3(42) of ERISA.
“Post-Default Rate” has the meaning assigned to such term in Section 3.02(c).
“Preferred Stock” means, with respect to any Person, any and all preferred or preference stock or other similar Equity Interests (however designated) of such Person whether outstanding or issued after the Effective Date.
“Primary Operating Area” means the state of California.
“Prime Rate” means the rate of interest per annum publicly announced from time to time by The Wall Street Journal as the “Prime Rate” in the United States (or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent)); each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.
“Prohibited RCF Modification Event” means the occurrence of (a) the Superpriority Revolving Agent ceasing to be Texas Capital Bank or another RBL Bank, (b) the Superpriority Revolving Credit Facility ceasing to be incurred under a single commercial banking reserve-based revolving credit facility for oil and gas secured loan transactions with no differentiation among the Superpriority Revolving Lenders, (c) all loans under the Superpriority Revolving Credit Facility ceasing to be pari passu in right of payment, pricing, maturity, security and liquidation thereof, or (d) any increase in the all-in yield (whether through the “Applicable Margin” or any other component of yield but excluding increases of no more than 2.00% per annum resulting from the accrual of interest at the default rate) resulting in the all-in yield exceeding the Term SOFR Rate (or any functionally equivalent term) plus 6.50% per annum.
“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including without limitation, Intellectual Property, cash, securities, accounts, contract rights and Equity Interests or other ownership interests of any Person.
“Proved Oil and Gas Properties” means Hydrocarbon Interests to which Proved Reserves are attributed. References herein to the “total value” of any Proved Oil and Gas Property refer to the present value of the Proved Reserves that are attributed to such Oil and Gas Property in the then most recent Reserve Report.
“Proved Reserves” or “Proved” means, collectively, “proved reserves,” “proved developed producing reserves,” “proved developed non-producing reserves” (consisting of proved developed shut-in reserves and proved developed behind pipe reserves), and “proved undeveloped reserves,” as such terms are defined by the SPE in its standards and guidelines.
“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“Public Equity Issuance” means an issuance of publicly registered equity securities by the Borrower, any other Credit Party, or any of their Subsidiaries.
“Purchase Money Debt” means Debt, the proceeds of which are used to finance the acquisition, construction, or improvement of inventory, equipment or other Property in the ordinary course of business; provided, however, that such Debt is incurred no later than one hundred and twenty (120) days after such acquisition or the completion of such construction or improvement.
“PV-10” means, as of any date of determination thereof with respect to the Oil and Gas Properties described in the then most recent Reserve Report delivered to the Administrative Agent, the net present value, discounted at ten percent (10.00%) per annum, of the future net revenues expected to accrue to the Credit Parties’ collective interest in such Oil and Gas Properties from the date of such determination during the remaining expected economic lives of such Oil and Gas Properties, as determined in accordance with Section 1.09.
“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).
“QFC Credit Support” has the meaning assigned to such term in Section 12.19.
“Qualified ECP Counterparty” means, in respect of any Swap Agreement, each Guarantor that (a) has total assets exceeding $10,000,000 at the time any guarantee of obligations under such Swap Agreement or grant of the relevant security interest to secure such Swap Agreement becomes effective or (b) otherwise constitutes an “eligible contract participant” under the Commodity Exchange Act and can cause another Person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.
“Rating Category” means, (a) with respect to S&P, any of the following categories: AAA, AA, A, BBB, BB, B, CCC, CC, C and D (or equivalent successor categories); and (b) with respect to Moody’s, any of the following categories: Aaa, Aa, A, Baa, Ba, B, Caa, Ca, C and D (or equivalent successor categories).

“Rating Decline” means a decrease in the corporate family rating of the Borrower by either Moody’s or S&P by one or more gradations (including gradations within Rating Categories as well as between Rating Categories). In determining whether the corporate family rating of the Borrower has decreased by one or more gradations, gradations within Rating Categories, namely + or - for S&P, and 1, 2, and 3 for Moody’s, will be taken into account; for example, in the case of S&P, a rating decline either from BB+ to BB or BB- to B+ will constitute a decrease of one gradation.
“RBL Bank” means a commercial bank that is in the business of entering into commercial banking reserve-based revolving credit facilities for oil and gas secured loan transactions and that is not an Affiliate of the Borrower.
“RCRA” has the meaning assigned to such term in the definition of “Environmental Laws”.
“Recipient” means the Administrative Agent or any Lender, as applicable.
“Redeem” has the correlative meaning thereto.
“Redemption” means, with respect to any Debt, the repurchase, redemption, prepayment, repayment, defeasance or any other acquisition or retirement for value (or the segregation of funds with respect to any of the foregoing) of such Debt.
“Register” has the meaning assigned to such term in Section 12.04(b)(iv).
“Regulation T” means Regulation T of the Board, as the same may be amended, supplemented or replaced from time to time.
“Regulation U” means Regulation U of the Board, as the same may be amended, supplemented or replaced from time to time.
“Regulation X” means Regulation X of the Board, as the same may be amended, supplemented or replaced from time to time.
“Reinvestment” has the meaning assigned to such term in Section 12.19.
“Reinvestment Notice” has the meaning assigned to such term in Section 12.19.
“Rejection Notice” has the meaning assigned to such term in Section 3.04(c).
“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors (including attorneys, accountants and experts) of such Person and such Person’s Affiliates.
“Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping, or disposing. The term “Released” has a correlative meaning thereto.

“Relevant Governmental Body” means the Board and/or the NYFRB, or a committee officially endorsed or convened by the Board and/or the NYFRB or, in each case, any successor thereto.
“Remedial Work” has the meaning assigned to such term in Section 8.09(a).
“Replacement Material Contract” means, in respect of any Material Contract, any contract or agreement that (a) is entered into by any Credit Party or any Subsidiary in replacement of such Material Contract and (b) has economic and other terms which, taken as a whole, are not materially less favorable to the (i) Credit Parties or (ii) the Administrative Agent and the Lenders, in each case, as the Material Contract being replaced.
“Reserve Report” means a report, in form and substance reasonably satisfactory to the Administrative Agent (it being understood that any reserve report substantially in the form of the Initial Reserve Report shall be deemed to be reasonably acceptable), setting forth, as of each December 31st, March 31st, June 30th or September 30th, the Proved Reserves attributable to the Oil and Gas Properties of the Borrower and its Subsidiaries, together with a projection of the rate of production and future net income, taxes, operating expenses and Capital Expenditures with respect thereto as of such date.
“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“Responsible Officer” means, as to any Person, the Chief Executive Officer, the President, or any Financial Officer of such Person. Unless otherwise specified, all references to a Responsible Officer herein means a Responsible Officer of the Borrower.
“Restoration Notice” has the meaning assigned to such term in Section 12.19.
“Restore” means, with respect to any Property affected by a Casualty Event, to rebuild, repair, restore or replace such Property. The term “Restoration” shall have a correlative meaning.
“Restricted Payment” means (a) any dividend or other distribution (whether in cash, securities or other Property) with respect to any Equity Interest in any Credit Party or any of their Subsidiaries, (b) any payment (whether in cash, securities or other Property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interest in any Credit Party or any of their Subsidiaries, (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any Equity Interests of any Credit Party now or hereafter outstanding and (d) any payment by any Credit Party or any of their Subsidiaries for any advisory, consulting, management or similar services provided by or payable to any Affiliate of a Credit Party.
“Rights of Way” means valid and subsisting material recorded fee deeds, leases, consents, fee ownership, easements, rights of way, servitudes, permits, licenses, other real property rights or other instruments and agreements, as the case may be, covering any applicable Gathering Systems and any other Midstream Properties, as applicable.
“Rolling Period” means, with respect to any fiscal quarter, the period of four (4) consecutive fiscal quarters ending on the last day of such fiscal quarter.
“S&P” means Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, Inc., and any successor thereto that is a nationally recognized rating agency.
“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions Laws (as of the Effective Date, the so-called Donetsk People’s Republic, the so- called Luhansk People’s Republic, the Crimea Region of Ukraine, Cuba, Iran, North Korea and Syria).
“Sanctioned Person” means, at any time, any Person subject or target of any sanctions, including (a) any Person listed in any Sanctions Law-related list of designated Persons maintained by the U.S. government, including by Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, U.S. Department of Commerce, or by the United Nations Security Council, the European Union, any European Union member state, His Majesty’s Treasury of the United Kingdom or other relevant sanctions authority, (b) any Person operating, organized or resident in a Sanctioned Country, (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b) (including, without limitation for purposes of defining a Sanctioned Person, as ownership and control may be defined and/or established in and/or by any applicable laws, rules, regulations, or orders).
“Sanctions Laws” means laws, regulations, rules, and orders relating to economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State, (b) the United Nations Security Council, the European Union, any European Union member state or His Majesty’s Treasury of the United Kingdom, or (c) any Governmental Authority with jurisdiction over any party to this Agreement.
“SEC” means the Securities and Exchange Commission or any successor Governmental Authority.
“Secured Lender Swap Provider” means any (a) Person that is a party to a Swap Agreement with the Borrower, any other Guarantor, or any of their Subsidiaries that entered into such Swap Agreement before or while such Person was a Lender or an Affiliate of a Lender, whether or not such Person at any time ceases to be a Lender or an Affiliate of a Lender, as the case may be, or (b) assignee of any Person described in clause (a) above so long as such assignee is a Lender or an Affiliate of a Lender; provided that (x) any such Person that ceases to be a Lender or an Affiliate of a Lender shall not be a Secured Lender Swap Provider with respect to any Swap Agreement that it thereafter enters into (or that is assigned or transferred to it) while it is not a Lender or an Affiliate of a Lender, and (y) any Person that assigns a Swap Agreement as contemplated in clause (b) of this definition shall cease to be a Secured Lender Swap Provider with respect to such Swap Agreement to the extent of such assignment.

“Secured Parties” means, collectively, the Administrative Agent, the Lenders, the Secured Lender Swap Providers, and the Secured Third-Party Swap Providers, and “Secured Party” means any of them individually.
“Secured Third-Party Swap Provider” means any Person that: (a) is an Approved Counterparty under clause (c) or clause (d) thereof, (b) is a counterparty to a Swap Agreement entered into with the Borrower, any other Guarantor, or any of their Subsidiaries, including prior to the Effective Date, and (c) is at all times a party to (or subject to) the Swap Intercreditor Agreement.
“Securities Account” has the meaning assigned to such term in Article 8 of the UCC.
“Security Agreement” means a Pledge and Security Agreement among the Borrower, the other Grantors from time to time party thereto and the Administrative Agent in substantially the form of Exhibit G (or otherwise in form and substance satisfactory to the Administrative Agent), as the same may be amended, modified, supplemented or restated from time to time.
“Security Instruments” means the Mortgages, the Security Agreement, the Account Control Agreements, UCC financing statements and other agreements, instruments or certificates described or referred to in Exhibit E, and any and all other Mortgages, UCC financing statements, agreements or instruments, now or hereafter executed and delivered by, the Borrower, any Guarantor, or any other Person (other than Swap Agreements or participation or similar agreements between any Lender and any other lender or creditor with respect to any Indebtedness pursuant to this Agreement) to guarantee or provide security for the payment or performance of the Indebtedness, the Notes or this Agreement, in each case, as such agreements or instruments may be amended, modified, supplemented or restated from time to time.
“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.
“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).
“SOFR Borrowing” means, as to any Borrowing, the SOFR Loans comprising such Borrowing.
“SOFR Loan” means a Loan that bears interest at a rate based on Term SOFR, other than pursuant to clause (c) of the definition of “Alternate Base Rate”.
“Solar Power Purchase Agreement” means the Solar Power Purchase Agreement, dated as of December 12, 2022 between Berry Petroleum Company, LLC, a Delaware limited liability company and Berry Hill Solar LLC, a Nevada limited liability company, as in effect on the date hereof.
“SPE” means the Society of Petroleum Engineers.

“Specified Acquisition” means any proposed acquisition by any Credit Party of Proved Oil and Gas Properties (or of 100% of the Equity Interests in a Person that owns Proved Oil and Gas Properties) expressly permitted under this Agreement for which a binding and enforceable purchase and sale agreement has been signed by a Credit Party.
“Specified C&J Component” means the product of (a) three (3) and (b) Specified C&J EBITDAX.
“Specified C&J EBITDAX” means Consolidated EBITDAX for the Rolling Period most recently ended minus Consolidated EBITDAX for such Rolling Period that is attributable to (a) any Person other than a Specified C&J Entity and/or (b) PDP Reserves; provided that for purposes of calculating Specified C&J EBITDAX, the caps on the aggregate amounts added-back or deducted to Specified C&J EBITDAX, as applicable, pursuant to clause (a)(vi)(B), clause (a)(vii) and clause (b)(i) of the definition of Consolidated EBITDAX shall be recalculated to equal the product of (x) the ratio of Specified C&J EBITDAX to Consolidated EBITDAX for such Rolling Period and (y) the cap then-applicable to Consolidated EBITDAX for such Rolling Period.
“Specified C&J Entity” means each of (a) CJ Berry Well Services Management, LLC and (b) C&J Well Services, LLC.
“Specified Capital Expenditure Reallocation” means with respect to the most recently delivered Capital Expenditure Schedule delivered in accordance with Section 8.01(e), a reallocation or series of reallocations of Growth Capital Expenditures, whether actual, projected or both, for the current fiscal year (a) which in the aggregate results in a reduction of twenty-five percent (25%) of the Growth Capital Expenditures allocated to the Primary Operating Area as set forth in such Capital Expenditure Schedule and (b) with respect to which the Internal Rate of Return on the Growth Project to which such Growth Capital Expenditures have been reallocated is not reasonably anticipated to equal or exceed twenty percent (20%).
“Specified Event” has the meaning assigned to such term in Section 10.02(d).
“Specified Event of Default” means any Event of Default of the type described in Section 10.01(a), Section 10.01(b), Section 10.01(h), Section 10.01(i) or Section 10.01(j).
“Strip Price” means, as of any date of determination, the forward month prices as of such date of determination for the most comparable hydrocarbon commodity applicable to such future production month for a five-year period (or such shorter period if forward month prices are not quoted for a reasonably comparable hydrocarbon commodity for the full five year period), with such price held flat for each subsequent year based on the average forward month price for each of the twelve months in such fifth year, as such prices are quoted, (a) with respect to any such production associated with Oil and Gas Properties in California, on ICE (Brent) and (b) with respect to any other such production, on the NYMEX (WTI), in each case as of the date of determination, without future escalation); provided that, if ICE or the NYMEX, as applicable, no longer provides such futures contract quotes or has ceased to operate, the Majority Lenders shall collectively use its good faith judgment to designate another nationally recognized commodities exchange to replace ICE or the NYMEX, as applicable for purposes of the references to ICE or the NYMEX, as applicable herein which in the Majority Lenders’ commercially reasonable opinion, subject to consultation with the Borrower, is the most comparable exchange to ICE or the NYMEX, as applicable at such time in respect of the relevant commodities being measured and consistent with the practices of other lenders making loans to companies in the oil and gas industry.
“Subsidiary” means, with respect to any Person (the “parent”) at any date, (a) any other Person the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, or (b) any other Person of which Equity Interests representing more than fifty percent (50%) of the equity or more than fifty percent (50%) of the ordinary voting power (irrespective of whether or not at the time Equity Interests of any other class or classes of such Person shall have or might have voting power by reason of the happening of any contingency) are, as of such date, owned, controlled or held by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent. Unless otherwise specified, “Subsidiary” shall refer to a Subsidiary of the Borrower, or any other Credit Party, as the context may require.
“Superpriority Borrowing Base” means the “Borrowing Base” (or any functionally equivalent term) under the Superpriority Revolving Credit Agreement.
“Superpriority Loan Limit” means the “Loan Limit” (or any functionally equivalent term) under the Superpriority Revolving Credit Agreement.
“Superpriority Revolving Agent” as defined in Section 9.02(i).
“Superpriority Revolving Credit Agreement” means a revolving credit agreement between the Borrower, each of the Guarantors, the Superpriority Revolving Lenders and the Superpriority Revolving Agent, as amended, amended and restated, supplemented or otherwise modified from time to time to the extent permitted by this Agreement and the Intercreditor Agreement.
“Superpriority Revolving Credit Documents” means the “credit documents” or “loan documents” under the Superpriority Revolving Credit Agreement.
“Superpriority Revolving Credit Facility” means the revolving loan facility evidenced by, and made available pursuant to, the Superpriority Revolving Credit Agreement.
“Superpriority Revolving Lender” means the lenders under the Superpriority Revolving Credit Agreement.
“Superpriority Revolving Loan” means any loan made under the Superpriority Revolving Credit Facility.

“Superpriority Revolving Obligations” means the “Secured Obligations”(or any functionally equivalent term) under the Superpriority Revolving Credit Agreement.
“Supported QFC” has the meaning assigned to such term in Section 12.19.
“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or similar agreement, whether exchange traded, “over-the-counter” or otherwise, involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that (a) no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower, any other Credit Party, or any of their Subsidiaries shall be a Swap Agreement, and (b) no transaction or agreement that is intended to be a physical sale or to be physically settled shall be a Swap Agreement. If multiple transactions are entered into under a master agreement, each such transaction that constitutes a Swap Agreement shall be a separate Swap Agreement for the purposes of this Agreement. Notwithstanding the foregoing, solely for purposes of Section 9.16, the term “Swap Agreement” shall be deemed to exclude any purchased put options or floors for Hydrocarbons that are not related to corresponding calls, collars or swaps and with respect to which neither any Credit Party nor any of their Subsidiaries has any payment obligation other than premiums and charges, the total amount of which are fixed and known at the time such transaction is entered into.
“Swap Intercreditor Agreement” means that certain Intercreditor Agreement dated as of the Initial Funding Date by and among the Borrower, the other Credit Parties from time to time party thereto, the Secured Third-Party Swap Providers from time to time party thereto, and the Administrative Agent; provided that the Swap Intercreditor Agreement shall be in form and substance reasonably satisfactory to the Majority Lenders and otherwise on terms customary for financing arrangements of this type involving independent oil and gas exploration and production companies, it being understood that the form and terms of the Intercreditor Agreement satisfy this proviso. For the avoidance of doubt, the Swap Intercreditor Agreement may be documented in the same agreement as the Intercreditor Agreement.
“Swap Obligations” means, with respect to any specified Person, the obligations of such Person under Swap Agreements.
“Swap Termination Value” means, in respect of any one or more Swap Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Agreements, (a) for any date on or after the date such Swap Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s) and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Agreements, as determined by the counterparties to such Swap Agreements.
“Synthetic Leases” means, in respect of any Person, all leases which shall have been, or should have been, in accordance with GAAP, treated as operating leases on the financial statements of the Person liable (whether contingently or otherwise) for the payment of rent thereunder and which were properly treated as indebtedness for borrowed money for U.S. federal income tax purposes, if the lessee in respect thereof is obligated to either purchase for an amount in excess of, or pay upon early termination an amount in excess of, eighty percent (80%) of the residual value of the Property subject to such operating lease upon expiration or early termination of such lease.
“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Term SOFR” means:
(ay)for any calculation with respect to a SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first (1st) day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day; provided that, if Term SOFR as so determined in connection with a SOFR Loan would be less than the Floor, Term SOFR will be deemed to be the Floor in connection with such SOFR Loans, and
(az)for any calculation with respect to an ABR Loan on any day, the Term SOFR Reference Rate for a tenor of one (1) month on the day (such day, the “Base Rate Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Base Rate Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Base Rate Term SOFR Determination Day; provided that, if Term SOFR as so determined in connection with a ABR Loan would be less than the Floor, Term SOFR will be deemed to be the Floor in connection with such SOFR Loans.
“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).
“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.
“Third Party Reserve Reports” means the Reserve Reports prepared by one or more Approved Petroleum Engineers and required to be delivered to the Administrative Agent on or before April 1st of each year.
“Titled Collateral” means motor vehicles or other assets subject to certificates of title or ownership under a statute of any jurisdiction under the law of which an indication of a security interest on such certificate is required as a condition to perfect of a security interest in such vehicle or equipment.
“Title Search” has the meaning assigned to such term in Section 8.13(d).
“Threshold Amount” means $20,000,000.
“Total Debt” means, at any time, all Debt of the Borrower and its Consolidated Subsidiaries of the types described in clauses (a), (b) (but only to the extent such letters of credit, surety or other bonds and similar agreements have been drawn and not reimbursed within one (1) Business Day after the date of such drawing), (c), (d)(i), (f) (to the extent such Liens secure Debt of the type described in clauses (a), (b) and (d)(i) of the definition of “Debt”) and (h) (to the extent such guarantee is of the type described in clauses (a), (b) and (d)(i) of the definition of “Debt”) of the definition of “Debt”.
“Total Net Debt” means, at any time, (a) Total Debt less (b) Unrestricted Cash and Unrestricted Cash Equivalents; provided, that, for purposes of determining “Total Net Debt” in connection with any determination of Consolidated Total Net Leverage Ratio, clause (b) shall not exceed $35,000,000.
“Transactions” means, (a) with respect to the Borrower, the execution, delivery and performance by the Borrower of this Agreement, each other Loan Document to which it is a party, the borrowing of Loans hereunder, and the grant of Liens by the Borrower on the Collateral pursuant to the Security Instruments, (b) with respect to the Borrower, the execution, delivery and performance by the Borrower of the Superpriority Revolving Credit Agreement, each other Superpriority Revolving Credit Document to which it is a party, the borrowing of Superpriority Revolving Loans thereunder, and the grant of Liens by the Borrower on the Collateral pursuant to the Security Instruments, (c) with respect to each Guarantor, the execution, delivery and performance by such Guarantor of each Loan Document to which it is a party, the guaranteeing of the Indebtedness pursuant to the Guaranty by such Guarantor and the grant by such Guarantor of Liens on the Collateral pursuant to the Security Instruments and with respect to each Guarantor, the execution, delivery and performance by such Guarantor of each Superpriority Revolving Credit Document to which it is a party, the guaranteeing of the Superpriority Revolving Obligations by such Guarantor and the grant by such Guarantor of Liens on the Collateral pursuant to the applicable Superpriority Revolving Credit Document and (d) the payment in full of the obligations under the Existing Notes, the Existing C&J Credit Agreement and the Existing RBL Credit Agreement, and the release of liens under such documents.
“Transaction Expenses” means, upfront, legal, professional and advisory fees paid by the Credit Parties (whether or not incurred by the Credit Parties) in connection with the negotiation and execution, delivery and performance of the Credit Parties’ obligations under the Transactions, this Agreement and the Loan Documents.
“Transferred Guarantor” has the meaning assigned to such term in Section 13.09.
“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Alternate Base Rate or Term SOFR.
“Unrestricted Cash” means the aggregate cash balance maintained by the Borrower and its Consolidated Subsidiaries held in deposit accounts that are in each case subject to Liens in favor of the Administrative Agent and to an Account Control Agreement and that is otherwise unrestricted (other than any restriction permitted under Section 9.03(f)).
“Unrestricted Cash Equivalents” means the aggregate Cash Equivalents maintained by the Borrower and its Consolidated Subsidiaries subject to perfected Liens in favor of the Administrative Agent and that are otherwise unrestricted (other than any restriction permitted under Section 9.03(f)).
“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.
“U.S. Person” means any person that is a “United States person” as defined in section 7701(a)(30) of the Code.
“U.S. Special Resolution Regimes” has the meaning assigned to such term in Section 12.19.
“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 5.03(f)(ii)(B)(3).
“UCC” means the Uniform Commercial Code, as in effect from time to time, of the State of New York or of any other state the laws of which are required as a result thereof to be applied in connection with the attachment, perfection or priority of, or remedies with respect to, the Administrative Agent’s or any other Secured Party’s Lien on any Collateral.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment; provided that, if the Unadjusted Benchmark Replacement as so determined would be less than zero, the Unadjusted Benchmark Replacement will be deemed to be zero for the purposes of this Agreement.
“USA Patriot Act” means the USA PATRIOT ACT (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).
“Withholding Agent” means the Borrower, any Guarantor or the Administrative Agent.
“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.
Section I.3Types of Loans and Borrowings. For purposes of this Agreement, Loans and Borrowings, respectively, may be classified and referred to by Type (e.g., a “SOFR Loan” or a “SOFR Borrowing”).
Section I.4Terms Generally; Rules of Construction. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” as used in this Agreement shall be deemed to be followed by the phrase “without limitation”. The word “or” is not exclusive. The word “shall” shall be construed to have the same meaning and effect as the word “will”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented, restated or otherwise modified (subject to any restrictions on such amendments, supplements, restatements or modifications set forth in the Loan Documents); provided that, subject to the restrictions on amendments of the Superpriority Revolving Credit Facility set forth herein, with respect to terms used herein that have the meanings ascribed to them in the Superpriority Revolving Credit Agreement or any functionally equivalent term, such terms shall have the meaning ascribed to them on the date hereof, (b) except as otherwise provided herein, any reference herein to any law shall be construed as referring to such law as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time, (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to the restrictions contained in the Loan Documents), (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) with respect to the determination of any time period, the word “from” means “from and including” and the word “to” means “to and including”, (f) any reference herein to Articles, Sections, Annexes, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Annexes, Exhibits and Schedules to, this Agreement, (g) any reference to amounts “deposited” into or “on deposit” in any account shall be construed to include any cash equivalents or other amounts credited to such account, (h) the term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form and (i) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. The use of the phrase “subject to” as used in connection with Excepted Liens or otherwise and the permitted existence of any Excepted Liens or any other Liens shall not be interpreted to expressly or impliedly subordinate any Liens granted in favor of the Administrative Agent, for the benefit of the Secured Parties as there is no intention to subordinate the Liens granted in favor of the Administrative Agent, for the benefit of the Secured Parties. The words “indebtedness for borrowed money”, “Debt for borrowed money” or any other reference to obligations incurred in respect of borrowed money, shall be deemed to describe, inter alia, the type of “Debt” described in clause (a) of the definition thereof. No provision of this Agreement or any other Loan Document shall be interpreted or construed against any Person solely because such Person or its legal representative drafted such provision.
Section I.5Accounting Terms and Determinations; GAAP. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters hereunder shall be made, and all financial statements and certificates and reports as to financial matters required to be furnished to the Administrative Agent or the Lenders hereunder shall be prepared, in accordance with GAAP, applied on a consistent basis except for changes in which Borrower’s independent certified public accountants concur and which are disclosed to the Administrative Agent as part of, or along with, the audited annual financial statements delivered to the Lenders pursuant to Section 8.01(a); provided that, unless the Borrower and the Majority Lenders shall otherwise agree in writing, no such change shall modify or affect the manner in which compliance with the covenants set forth in Section 9.01 is computed such that all such computations shall be conducted utilizing financial information presented consistently with prior periods. In the event that any Accounting Changes shall occur and such change results in a change in the method of calculation of covenants, standards or terms in this Agreement, then at the Borrower’s or the Administrative Agent’s request, the Administrative Agent, the Lenders and the Borrower shall enter into negotiations in order to amend such provisions of this Agreement so as to reflect equitably such Accounting Changes with the desired result that the application of this Agreement to the Credit Parties shall be the same after such Accounting Changes as if such Accounting Changes had not been made. Until such time as such an amendment shall have been executed and delivered by the Borrower, the Administrative Agent and the Majority Lenders, all covenants, standards and terms in this

Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred. Notwithstanding anything to the contrary contained herein, (a) all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to (i) any election under Financial Accounting Standards Board Accounting Standards Codification 825 (or any other Financial Accounting Standard having a similar result or effect) to value any Debt or other liabilities of the Credit Parties at “fair value”, as defined therein and (ii) any treatment of Debt under Accounting Standards Codification 470-20 or 2015-03 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Debt in a reduced or bifurcated manner as described therein, and such Debt shall at all times be valued at the full stated principal amount thereof; and (b) all obligations of any Person that are or would have been treated as operating leases for purposed of GAAP prior to the effectiveness of ASC 842 shall continue to be accounted for as operating leases for all purposes hereunder or under any Loan Document notwithstanding the fact that such obligations are required in accordance with ASC 842 (on a prospective or retroactive basis or otherwise) to be treated as capital leases.
Section I.6Interest Rates. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, (a) the continuation of, administration of, submission of, calculation of or any other matter related to the Alternate Base Rate, the Term SOFR Reference Rate or Term SOFR, or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, the Alternate Base Rate, the Term SOFR Reference Rate, Term SOFR or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of the Alternate Base Rate, the Term SOFR Reference Rate, Term SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain the Alternate Base Rate, the Term SOFR Reference Rate, Term SOFR, or any other Benchmark, or any component definition thereof or rates referred to in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to any Credit Party, any Lender or any other Person for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.
Section I.7Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its Equity Interests at such time.
Section I.8Pro Forma Calculations. The parties hereto acknowledge and agree that for any transaction permitted hereunder that (a) requires pro forma compliance with the financial covenants set forth in Section 9.01 and (b) occurs prior to the date on which the compliance certificate required by Section 8.01(c) for the period ending September 30, 2024 has been delivered, such financial covenants shall be tested by giving pro forma effect to such transaction as if such transaction had occurred on the last day of the most recently ended four (4) consecutive fiscal quarter period for which financial statements have been delivered pursuant to Section 6.01(l), Section 8.01(a) or Section 8.01(b).
Section I.9Calculations of PV-10 and PDP PV-10. Notwithstanding anything to the contrary contained herein:
(a)for all calculations PV-10 and PDP PV-10 Value hereunder:
(i)appropriate deductions shall be made for severance and ad valorem taxes, obligations and anticipated payments in respect of minimum volume commitments, capital expenditures and for operating, gathering, transportation and marketing costs required for the development, operation, production and sale of such Oil and Gas Properties (including any contractually specified cost increases or escalators and any expenses incurred after the end of the expected economic lives of such Oil and Gas Properties), applicable escrow and similar deposits or any other expenses in respect of such Oil and Gas Properties in respect of such Oil and Gas Properties,
(ii)appropriate deductions shall be made for the benefits associated with PDP Reserves constituting Oil and Gas Properties of the Credit Parties for which reasonably satisfactory title information as determined by the Administrative Agent has not been provided to the Administrative Agent on at least 90% of the cash flows attributable to such PDP Reserves in a manner consistent with Section 8.12(c),
(iii)the pricing assumptions used in determining PV-10 and PDP PV-10 for any Oil and Gas properties shall be based upon the Strip Price as described in clause (d) below, to reflect the Credit Parties’ commodity Swap Agreements with Approved Counterparties then in effect so that the expected cash flows with respect to such Swap Agreements are included in the determination of PV-10 and PDP PV-10, without duplication with the cash flows from the production subject to such Swap Agreements (it being understood that (A) deferred premiums in respect of such Swap Agreements shall be deducted from such expected cash flows and (B) the adjustments for such Swap Agreements will be separately identified and reported on in form and substance satisfactory to the Administrative Agent),

(iv)the cash flows derived from the pricing assumptions set forth in clause (ii) above shall be further adjusted for basis, quality and gravity differentials based on historical differentials and go-forward expectations,
(v)the methodology applied towards any such calculation shall be consistent with the methodology applied in the Initial Reserve Report; and
(vi)each calculation of such expected future net revenues shall be made in accordance with SEC guidelines for reporting proved oil and gas reserves;
(b)any such calculation, other than any calculation made as of the last day of any fiscal quarter with respect to clause (i) and clause (iii) below, shall be calculated on a pro forma basis for (i) the roll-off of production since the date of the most recently delivered Reserve Report, (ii) any change in the category of any Oil and Gas Property to another category of Oil and Gas Property (e.g., any “proved undeveloped reserves” becoming “proved developed reserves”) and (iii) any Disposition or acquisition of Oil and Gas Properties of the Credit Parties constituting PDP Reserves, in each case, occurring or consummated by the Credit Parties following the “as of” date of the Reserve Report most recently delivered by the issuer pursuant to Section 8.11 (provided that, in the case of clause (ii) and Dispositions or acquisitions under clause (iii) above, the Majority Lenders shall have received, and such update shall be based on, updated reserve engineering projections, reasonably acceptable to the Majority Lenders, evaluating the PDP Reserves attributable to the Oil and Gas Properties subject thereto (“Specified Reserve Updates”)) but prior to the date on which PV-10 or PDP PV-10 is being calculated;
(c)for all calculations of PV-10 and PDP PV-10 hereunder, within ten (10) Business Days of the Administrative Agent’s receipt of a certificate of a Responsible Officer delivered pursuant to Section 8.11(b) in connection with the delivery of any internally prepared Reserve Report as required hereunder, the Administrative Agent may (i) request additional information with respect to such calculation of PV-10 and/or PDP PV-10 set forth in such certificate, and its related Reserve Report and/or (ii) deliver written notice to the Borrower that the Majority Lenders do not agree with the information set forth in such Reserve Report and/or the Borrower’s calculation of PV-10 and/or PDP PV-10 (including any component thereof) and challenge the foregoing; provided that the Administrative Agent may not issue such notice of disagreement more than three (3) (plus the number of Maturity Date Extensions, if any) times during the duration of this Agreement. Upon delivery of such written notice by the Administrative Agent, the Borrower and the Majority Lenders shall promptly engage in good faith discussions to come to an agreement with respect to such Reserve Report and/or such calculation of PV-10 and/or PDP PV-10(including any component thereof). If the Borrower and the Majority Lenders have not resolved any such disagreements within five (5) Business Days (or such longer period as is mutually agreeable to the Borrower and Majority Lenders), the Borrower and the Majority Lenders shall refer such matters to an Approved Petroleum Engineer selected by the Administrative Agent (in its sole discretion) (other than an Approved Petroleum Engineer described in clause (d) of the definition thereof) to make a determination, at the sole expense of the Borrower, (which shall be binding, absent manifest error) of fact (as to such matters and as to the calculation of PV-10 and/or PDP PV-10 for purposes of Section 9.01(b)). The Borrower and the Majority Lenders will endeavor that such determination be provided as soon as possible (and agree to promptly provide such information as may be requested by the applicable Approved Petroleum Engineer in connection with such determination), and in any event within thirty (30) days of submission of such request to such Approved Petroleum Engineer (or such later date as is mutually agreeable to the Borrower and the Majority Lenders). During any such period of determination by the applicable Approved Petroleum Engineer, there shall be no Default or Event of Default arising from any non-compliance with Section 9.01(b) for the applicable test date and (y) no event or transaction that requires the calculation of, and compliance with, the financial test contemplated by Section 9.01(b) on a pro forma basis or otherwise shall be entered into or consummated by any Credit Party; and
(d)(i) any calculation of PV-10 and/or PDP PV-10 on any date (other than any December 31st, March 31st, June 30th or September 30th) shall be made using (x) the information set forth in the Reserve Report most recently delivered hereunder and with an “as of” date that is such date of determination and (y) a Strip Price determined as the average Strip Price for the period starting on the date that is five (5) Business Days prior to such date of determination and ending on the date of determination and (ii) any calculation of PV-10 and/or PDP PV-10 on December 31st, March 31st, June 30th or September 30th of any year shall be made using (x) the information set forth in the Reserve Report with an “as of” date that is the same as such date and shall be based on reserve categories of the Oil and Gas Properties on such date, and (y) a Strip Price determined as the average Strip Price for the period starting on the date that is five (5) Business Days prior to such date of determination and ending on the date of determination.
Article II
THE CREDITS
Section II.1Commitments.
(a)Subject to and upon the terms and conditions herein set forth, each Lender severally, but not jointly, agrees to make a term loan denominated in dollars to the Borrower on the Initial Funding Date in an aggregate principal amount equal to $450,000,000 (in each case, so long as all conditions set forth in Section 6.02 shall have been satisfied (or waived in accordance with Section 12.02)) in accordance with their respective pro rata share of the Commitments from time to time (each an “Initial Loan” and, collectively, the “Initial Loans”); provided that the aggregate amount of all Initial Loans made by any Lender on the Initial Funding Date shall not exceed such Lender’s Commitments.
(b)Subject to the terms and conditions hereof, after the Initial Funding Date, during the Availability Period, each Lenders severally, but not jointly, agrees to make additional Loans to the Borrower in an aggregate principal amount up to $95,000,000 (so long as all conditions set forth in Section 6.03 shall have been satisfied (or waived in accordance with Section 12.02)) in accordance with their respective pro rata share of the remaining Commitments at such time (each an “Additional Loan” and collectively, the “Additional Loans”); provided that (i) the aggregate amount of all Additional Loans made by any Lender on date of issuance for such Additional Loans shall not exceed such Lender’s remaining Commitments, (ii) the aggregate principal amount of Additional Loans made on each Funding Date shall be at least $5,000,000 and (iii) there shall be no more than twelve (12) borrowings of Additional Loans.
(c)Once borrowed, the Borrower may not reborrow any Loans that have been repaid or prepaid, whether in whole or in part. Upon any funding of any Loan hereunder by any Lender, a portion of such Lender’s Commitment equal to the amount of such Loan shall terminate immediately and without further action on the Funding Date of such Loan.
(d)The Borrower may from time to time terminate any remaining Commitments (unless otherwise terminated prior to such date); provided that any such termination terminates the remaining Commitments in full. The Borrower will notify Administrative Agent in writing of any election to terminate such Commitments by 12:00 p.m. (New York City time) at least three (3) Business Days prior to the effective date of such termination, specifying such election and the effective date thereof. Promptly upon receipt of any such notice, Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section 2.01(d) shall be irrevocable. Any termination of the Commitments shall be permanent.
Section II.2Loans and Borrowings.
(a)Borrowings; Several Obligations. Each Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.
(b)Types of Loans. Subject to Section 3.03, each Borrowing shall be comprised entirely of ABR Loans or SOFR Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any SOFR Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.
(c)Minimum Amounts; Limitation on Number of Borrowings. At the commencement of each Interest Period for any SOFR Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000; provided that, notwithstanding the foregoing, an ABR Borrowing may be in an aggregate amount that is equal to the entire unused balance of the Aggregate Commitments. Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of five (5) SOFR Borrowings outstanding. Notwithstanding any other provision of this Agreement to the contrary, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

(d)Notes. Upon request of such Lender, the Loans made by such Lender shall be evidenced by a Note, and,
(i)in the case of any Lender party hereto as of the date of this Agreement, such Note shall be dated as of the date of this Agreement, or
(ii)in the case of any Lender that becomes a party hereto pursuant to an Assignment and Assumption, such Note shall be dated as of the effective date of the Assignment and Assumption, in each case, payable to such Lender (or its registered assigns) in a principal amount equal to the aggregate outstanding principal amount of its Loans as of such date, and otherwise duly completed. In the event that any Lender’s Commitment decreases for any reason (including pursuant to Section 2.06), the Borrower shall, upon request of such Lender, deliver or cause to be delivered on the effective date of such decrease, a new Note payable to such Lender (or its registered assigns) in a principal amount equal to its Commitment after giving effect to such decrease, and otherwise duly completed, against the return to the Borrower of the Note so replaced. The date, amount, Type, interest rate and, if applicable, Interest Period of each Loan made by each Lender, and all payments made on account of the principal thereof, shall be recorded by such Lender on its books for its Note, and, prior to any transfer, may be recorded by such Lender on a schedule attached to such Note or any continuation thereof or on any separate record maintained by such Lender. Failure to make any such notation or to attach a schedule shall not affect any Lender’s or the Borrower’s rights or obligations in respect of such Loans or affect the validity of such transfer by any Lender of its Note.
Section II.3Requests for Borrowings. To request a Borrowing, the Borrower shall notify the Administrative Agent of such request in writing not later than 1:00 p.m., New York City time, with respect to the Initial Loans, fifteen (15) Business Days and otherwise, ten (10) Business Days, in each case, or such shorter time as the Administrative Agent may agree to in its sole discretion, prior to the date of the proposed Borrowing. Each such written Borrowing Request shall be irrevocable and shall be in substantially the form of Exhibit B or such other form approved by the Administrative Agent and signed by the Borrower. Each such written Borrowing Request shall specify the following information in compliance with Section 2.02:
(a)the aggregate amount of the requested Borrowing;
(b)the date of such Borrowing, which shall be a Business Day;
(c)whether such Borrowing is to be an ABR Borrowing or a SOFR Borrowing;
(d)in the case of a SOFR Borrowing, the initial Interest Period to be applicable thereto; and
(e)the location and number of the account to which funds are to be disbursed, which shall comply with the requirements of Section 2.05.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be a SOFR Borrowing.
Promptly following receipt of a Borrowing Request in accordance with this Section 2.03, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.
Section II.4Interest Elections.
(a)Conversion and Continuance. Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a SOFR Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a SOFR Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.04. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.
(b)Interest Election Requests. To make an election pursuant to this Section 2.04, the Borrower shall notify the Administrative Agent of such election in writing by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such written Interest Election Request shall be irrevocable and shall be in substantially the form of Exhibit C (or such other form as may be agreed to by the Administrative Agent) and signed by the Borrower.
(c)Information in Interest Election Requests. Each written Interest Election Request shall specify the following information in compliance with Section 2.02:
(i)the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to Section 2.04(c)(iii) shall be specified for each resulting Borrowing);
(ii)the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;
(iii)whether the resulting Borrowing is to be an ABR Borrowing or a SOFR Borrowing; and
(iv)if the resulting Borrowing is a SOFR Borrowing, the Interest Period therefor after giving effect to such election.

If any such Interest Election Request requests a SOFR Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.
(d)Notice to Lenders by the Administrative Agent. Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.
(e)Failure to Make an Interest Election Request; Events of Default. If the Borrower fails to deliver a timely and complete Interest Election Request with respect to a SOFR Borrowing prior to the end of the Interest Period therefor, then, unless such SOFR Borrowing is repaid as provided herein, the Borrower shall be deemed to have selected that such SOFR Borrowing shall automatically be converted to an ABR Borrowing at the end of the Interest Period therefor. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing, then, so long as such Event of Default is continuing.no outstanding Borrowing may be converted to or continued as a SOFR Borrowing and unless repaid as provided herein, each SOFR Borrowing shall automatically be converted to an ABR Borrowing at the end of the Interest Period therefor.
Section II.5Funding of Borrowings.
(a)Funding by Lenders. Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 1:00 p.m., New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. Upon receipt of all requested funds, the Administrative Agent will make such Loans available to the Borrower by promptly wire transferring the amounts so received, in like funds, to one or more accounts designated by the Borrower in the applicable Borrowing Request; provided that, with respect to any such accounts designated by the Borrower that are not owned by a Credit Party, such designation shall in all respects be subject to any know-your-customer requirements applicable to the Administrative Agent. Nothing herein shall be deemed to obligate any Lender to obtain the funds for its Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for its Loan in any particular place or manner.
(b)Presumption of Funding by the Lenders. Unless the Administrative Agent shall have received written notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.05(a); provided, that the Administrative Agent will not make available to the Borrower such amount unless it shall have received the full amount of requested Loans from the Lenders. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at

(i)in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or
(ii)in the case of the Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.
Section II.6Termination of Commitments. The Commitments shall terminate on (a) with respect to any Commitments that have been advanced as a Loan, the Funding Date of such Loan and (b) with respect to any other Commitments, the earlier of (i) the Availability Cut-Off Date and (ii) the date on which the Borrower or any other Credit Party, or any of their Subsidiaries shall have entered into the Superpriority Revolving Credit Agreement.
Section II.7Extension of Maturity Date. The Borrower shall have the right, but not the obligation, to request an extension of the Maturity Date then in effect (the “Existing Maturity Date”) to the date that is one (1) year after the then Existing Maturity Date (each a “Maturity Date Extension”) (provided, that there shall not be more than two (2) Maturity Date Extensions during the term of this Agreement), and, subject to satisfaction of the following conditions precedent, such Maturity Date Extension shall become effective on the applicable Existing Maturity Date (each, an “Extension Effective Date”):
(a)the Borrower shall have delivered a written request for such Maturity Date Extension (a “Maturity Date Extension Request”) to the Administrative Agent not less than thirty (30) calendar days, and not more than one ninety (90) calendar days, prior to the then-current Maturity Date;
(b)the Borrower shall have delivered to the Administrative Agent a certificate of a Responsible Officer (x) on the date of the Maturity Date Extension Request certifying that as of the date of the Maturity Date Extension Request and (y) on the applicable Extension Effective Date certifying that as of such date both immediately before and immediately after giving effect to such Maturity Date Extension, (i) all representations and warranties of each Credit Party under the Loan Documents shall be true and correct in all material respects (except to the extent that (A) any such representations and warranties are expressly limited to an earlier date, in which case, on and as of the applicable Extension Effective Date, such representations and warranties shall continue to be true and correct in all material respects as of such specified earlier date, and (B) any such representations and warranties are already qualified by materiality, Material Adverse Effect or a similar qualification, in which case, such representations and warranties are true and correct in all respects); and (ii) no Default or Event of Default shall have occurred and be continuing; and
(c)the Borrower shall have paid to the Administrative Agent on the Existing Maturity Date, an extension fee (which shall be distributed to the Lenders based upon their pro rata share of the aggregate principal amount of Loans outstanding on the Extension Effective

Date) equal to the product of (x) 1.00% multiplied by (y) the aggregate principal amount of Loans outstanding on the Extension Effective Date.
Section II.8Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:
(a)any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 10.02(c) or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 12.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement in accordance with this Section 2.08; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement or under any other Loan Document; fifth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement or under any other Loan Document; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (i) such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (ii) such Loans were made at a time when the conditions set forth in Section 6.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of owed to all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender until such time as all Loans are held by the Lenders pro rata in accordance with the Commitments. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section 2.08 shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto; and
(b)the Commitment of such Defaulting Lender shall not be included in determining whether the Majority Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 12.02); provided that this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of each Lender or each Lender affected thereby.

In the event that each of the Administrative Agent and the Borrower agree that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then on such date such Lender shall purchase at par a portion of the Loans of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage.
Article III
PAYMENTS OF PRINCIPAL AND INTEREST; PREPAYMENTS; FEES
Section III.1Repayment of Loans.
(a)Amortization Payments. The Borrower shall make a principal payment in respect of the Loans on the last Business Day of each March, June, September and December, commencing on March 31, 2025, in an amount equal to the Applicable Amortization Amount.
(b)Maturity Date. The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then-unpaid principal amount of each Loan on the Maturity Date.
Section III.2Interest.
(a)ABR Loans. The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Margin, but in no event to exceed the Highest Lawful Rate.
(b)SOFR Loans. The Loans comprising each SOFR Borrowing shall bear interest at Term SOFR for the Interest Period in effect for such Borrowing plus the Applicable Margin, but in no event to exceed the Highest Lawful Rate.
(c)Post-Default Rate. Notwithstanding the foregoing, (i) automatically, if an Event of Default under Section 10.01(h), Section 10.01(i) or Section 10.01(j) has occurred and is continuing, or if any principal of or interest on any Loan or any fee or other amount payable by the Borrower or any Credit Party hereunder or under any other Loan Document is not paid when due, whether at stated maturity, upon acceleration or otherwise, and to the extent that such failure to pay constitutes an Event of Default under Section 10.01(a) or Section 10.01(b), and (B) upon the election of the Majority Lenders, if any Event of Default (other than an Event of Default under Section 10.01(a), Section 10.01(b), Section 10.01(h), Section 10.01(i) or Section 10.01(j)) has occurred and is continuing (it being understood that the Majority Lenders may elect for the application of interest as set forth pursuant to this Section 3.02(c) commencing on any date that is on or after the occurrence of such Event of Default while such Event of Default is continuing), then, in each case of the foregoing clauses (A) and (B), (x) all Loans outstanding shall bear interest, after as well as before judgment, at a rate per annum equal to two percent (2%) plus the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section 3.02, and (y) and such overdue amount, in the case of a failure to pay amounts when due, shall bear interest, after as well as before judgment, at a rate per annum equal to two percent (2%) plus the rate applicable to ABR Loans as provided in Section 3.01(a) (the “Post-Default

Rate”), but in no event to exceed the Highest Lawful Rate, and shall be payable on demand by the Administrative Agent
(d)Interest Payment Dates. Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date and on the Maturity Date; provided that (i) interest accrued pursuant to Section 3.02(c) shall be payable on demand, or if no demand has been made, on each Interest Payment Date, (ii) in the event of any repayment or prepayment of any Loan (other than an optional prepayment of an ABR Loan prior to the Maturity Date), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment, and (iii) in the event of any conversion of any SOFR Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.
(e)Interest Rate Computations. All interest hereunder shall be computed on the basis of a year of three hundred sixty (360) days, unless such computation would exceed the Highest Lawful Rate, in which case interest shall be computed on the basis of a year of three hundred sixty-five (365) days (or three hundred sixty-six (366) days in a leap year), except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of three hundred sixty-five (365) days (or three hundred sixty-six (366) days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first (1st) day but excluding the last day). The applicable Alternate Base Rate or Term SOFR shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error, and be binding upon the parties hereto. In computing interest on any Loan, the date of the making of such Loan or the first (1st) day of an Interest Period applicable to such Loan or, with respect to an ABR Loan being converted from a SOFR Loan, the date of conversion of such SOFR Loan to such ABR Loan, as the case may be, shall be included, and the date of payment of such Loan or the expiration date of an Interest Period applicable to such Loan or, with respect to an ABR Loan being converted to a SOFR Loan, the date of conversion of such ABR Loan to such SOFR Loan, as the case may be, shall be excluded.
(f)Conforming Changes. In connection with the use or administration of Term SOFR, the Administrative Agent (in consultation with the Borrower (but without the need to obtain the Borrower’s consent)) will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document. The Administrative Agent will promptly notify the Borrower and the Lenders of the effectiveness of any Conforming Changes in connection with the use or administration of Term SOFR.
Section III.3Alternate Rate of Interest. Notwithstanding anything to the contrary herein or in any other Loan Document:
(a)Benchmark Replacement. Upon the occurrence of a Benchmark Transition Event, the Administrative Agent, in consultation with the Borrower, may amend this Agreement to replace the then-current Benchmark with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m., New York City time, on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to all Lenders and the Borrower, so long as the Administrative Agent has not received, by such time, written notice of objection to such proposed amendment from Lenders comprising the Majority Lenders. No replacement of a Benchmark with a Benchmark Replacement pursuant to this Section 3.03(a) will occur prior to the applicable Benchmark Transition Start Date.
(b)Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.
(c)Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Administrative Agent will notify the Borrower of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 3.03(d) and (y) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 3.03, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 3.03.
(d)Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including Term SOFR Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.
(e)Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, (i) the Borrower may revoke any pending request for a SOFR Borrowing of, conversion to or continuation of SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to ABR Loans and (ii) any outstanding affected SOFR Loans will be deemed to have been converted to ABR Loans at the end of the applicable Interest Period. During a Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of Alternate Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of Alternate Base Rate.
Section III.4Prepayments.
(a)Optional Prepayments. The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with Section 3.04(b).
(b)Notice and Terms of Optional Prepayment. The Borrower shall notify the Administrative Agent in writing of any prepayment hereunder (i) in the case of prepayment of a SOFR Borrowing, not later than 1:00 p.m., New York City time, three (3) Business Days before the date of prepayment, or (ii) in the case of prepayment of an ABR Borrowing, not later than 1:00 p.m., New York City time, one (1) Business Day before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that a notice of prepayment delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit or debt facilities or any other transaction, in which case, such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Borrowing shall be applied ratably to all outstanding Loans. Prepayments shall be accompanied by accrued interest to the extent required by Section 3.02.
(c)Mandatory Prepayments. The Borrower shall provide written notice to the Administrative Agent by 1:00 p.m., New York City time, at least two (2) Business Days prior to any prepayment hereunder (it being understood that with respect to any prepayment made in respect of Net Cash Proceeds from Casualty Events, such written notice may be provided at a later date if the Borrower is not aware of the date it will receive such Net Cash Proceeds). Notwithstanding the foregoing, each Lender may reject all or a portion of its pro rata share of any mandatory prepayment (such declined amounts, the “Declined Proceeds”) made pursuant to Section 3.04(c)(i) by providing written notice (each, a “Rejection Notice”) to Administrative

Agent and Borrower no later than 2:00 p.m., New York City time one (1) Business Day prior to the date of such prepayment as specified in the relevant notice. Each Rejection Notice from a given Lender shall specify the principal amount of the mandatory prepayment of Loans to be rejected by such Lender. If a Lender fails to deliver a Rejection Notice to Administrative Agent within the time frame specified above or such Rejection Notice fails to specify the principal amount of the Loans to be rejected, any such failure will be deemed an acceptance of the total amount of such mandatory repayment of Loans. Any Declined Proceeds shall be offered to the Lenders not so declining such prepayment on a pro rata basis in accordance with the amounts of the Loans of such Lender (with such non-declining Lenders having the right to decline any prepayment with Declined Proceeds at the time and in the manner specified by the Administrative Agent).
(i)Repayment of Loans Following Certain Dispositions. If the Borrower, any other Credit Party, or any of their Subsidiaries shall receive Net Cash Proceeds in respect of any Disposition (excluding any Disposition permitted pursuant to Section 9.11(a), Section 9.11(d) or Section 9.02(e) and excluding any Casualty Event (which is addressed under Section 3.04(a)(v)), the Borrower shall, within three (3) Business Days of receipt of such Net Cash Proceeds, subject to Section 3.04(c)(vii), apply an amount equal to one hundred percent (100%) of such Net Cash Proceeds to prepay outstanding Loans; provided that, upon written notice by the Borrower to the Administrative Agent not more than two (2) Business Days following receipt of such Net Cash Proceeds, such Net Cash Proceeds (or a portion thereof, as applicable) shall be excluded from the prepayment requirements of this Section 3.04(c)(i) if (A) the Borrower delivers to the Administrative Agent a certificate of a Responsible Officer (a “Reinvestment Notice”) certifying therein that (I) the Borrower intends to apply the Net Cash Proceeds (or a portion thereof specified in such notice), to invest such proceeds in (1) in the event of a disposition of Oil and Gas Properties, Oil and Gas Properties of an equal or better category than the Oil and Gas Properties Disposed (e.g., if Net Cash Proceeds from such Disposition relate to PDP Reserves, such Net Cash Proceeds may be reinvested, subject to the other terms and conditions set forth in this Agreement, in other PDP Reserves only) and (2) otherwise, in replacement equipment or personal property of at least comparable value and use as the Property the subject of the Disposition (any such event, a “Reinvestment”) and (II) as of the date of such certificate (1) no Default or Event of Default exists and (2) the Borrower is in pro forma compliance with Section 9.01, (B) within six (6) months from the date of receipt of such Net Cash Proceeds (or if the Borrower or a Subsidiary of the Borrower has entered into a binding commitment prior to the end of such six (6) month period, within twelve (12) months after receipt of such Net Cash Proceeds), such Net Cash Proceeds are applied to such Reinvestment, (C) no Event of Default shall have occurred and be continuing at any time such Net Cash Proceeds are applied to such Reinvestment and (D) the Borrower will be in pro forma compliance with Section 9.01 at any time at any time such Net Cash Proceeds are applied to such Reinvestment; provided, further, however, that the amount of such Net Cash Proceeds (x) that the Credit Parties or their Subsidiaries shall have determined not to, or shall have otherwise ceased to, or is not able to, by operation of contract or law or otherwise (including not being able to make the certifications required above), apply toward a

Reinvestment or (y) that have not been so applied toward a Reinvestment by the end of such period, in each case shall be applied to a mandatory prepayment of the Loans pursuant to this Section 3.04(c)(i) to the same extent as if no Reinvestment Notice with respect to such Net Cash Proceeds had been delivered.
(ii)Repayment of Loans Following Incurrence of Debt. If the Borrower, any other Credit Party, or any of their Subsidiaries shall receive proceeds in respect of any incurrence of Debt (excluding any Debt incurred in accordance with Section 9.02), the Borrower shall immediately apply an amount equal to one hundred percent (100%) of such proceeds to prepay outstanding Loans.
(iii)Repayment of Loans Following the entering into the Superpriority Revolving Credit Facility. If the Borrower or any other Credit Party shall enter into the Superpriority Revolving Credit Agreement, the Borrower shall immediately prepay the Loans in amount equal to the positive excess (if any) of (A) the aggregate principal amount of Loans outstanding on the date the Superpriority Revolving Credit Agreement is entered into over (B) $450,000,000.
(iv)Repayment of Loans Following a Change in Control. If a Change in Control shall have occurred, the Borrower shall, on the date of occurrence of such Change in Control, prepay the outstanding principal amount of the Loans in full.
(v)Repayment of Loans Following Casualty Events. If the Borrower, any other Credit Party, or any of their Subsidiaries shall receive Net Cash Proceeds in respect of any Casualty Event the Borrower shall, within three (3) Business Days of receipt of such Net Cash Proceeds, subject to Section 3.04(c)(vii), apply an amount equal to one hundred percent (100%) of such Net Cash Proceeds to prepay outstanding Loans; provided that, upon written notice by the Borrower to the Administrative Agent not more than two (2) Business Days following receipt of such Net Cash Proceeds, such Net Cash Proceeds (or a portion thereof, as applicable) shall be excluded from the prepayment requirements of this Section 3.04(c)(v) if (A) the Borrower delivers to the Administrative Agent a certificate of a Responsible Officer (a “Restoration Notice”) certifying therein that (I) the Borrower intends to apply the Net Cash Proceeds (or a portion thereof specified in such notice), to Restore the Property of the applicable Credit Party or Credit Parties that was the subject of such Casualty Event and (II) as of the date of such certificate (1) no Default or Event of Default exists and (2) the Borrower is in pro forma compliance with the Section 9.01, (B) within six (6) months from the date of receipt of such Net Cash Proceeds (or if the Borrower or a Subsidiary of the Borrower has entered into a binding commitment prior to the end of such six (6) month period, within twelve (12) months after receipt of such Net Cash Proceeds), such Net Cash Proceeds are applied to such Restoration, (C) no Event of Default shall have occurred and be continuing at any time such Net Cash Proceeds are applied to such Restoration and (D) the Borrower will be in pro forma compliance with Section 9.01 at any time at any time such Net Cash Proceeds are applied to such Restoration; provided, further, however, that the amount of such Net Cash Proceeds (x) that the Credit Parties or their Subsidiaries shall have determined not to, or shall have otherwise ceased to, or is not able to, by operation of contract or law or otherwise (including not being able to make the certifications required above), apply toward a Restoration or (y) that have not been so applied toward a Restoration by the end of such period, in each case shall be applied to a mandatory prepayment of the Loans pursuant to this Section 3.04(c)(v) to the same extent as if no Restoration Notice with respect to such Net Cash Proceeds had been delivered.
(vi)Repayment of Loans Following Covenant Cure Payment. If the Borrower shall receive proceeds in respect of a Covenant Cure Payment, the Borrower shall immediately apply an amount equal to one hundred percent (100%) of such proceeds to prepay outstanding Loans.
(vii)Each prepayment of Borrowings pursuant to this Section 3.04(c) (A) shall be applied ratably to all outstanding Loans and (B) shall be accompanied by accrued interest to the extent required by Section 3.02; provided that to the extent a concurrent prepayment is required to be applied as a prepayment in respect of the Superpriority Revolving Obligations under the terms of the Superpriority Revolving Credit Documents, the Borrower may make such concurrent prepayment; provided that to the extent an Event of Default has occurred and is continuing, any such prepayment under the Superpriority Revolving Credit Documents shall be subject to, and accompanied by, a permanent reduction of the corresponding commitments thereunder.
(d)Applicable Premium Due. All prepayments permitted or required under this Section 3.04 and any prepayments occurring after acceleration of the Loans pursuant to Section 10.02 (which payments, for the purpose of calculating the Applicable Premium, shall be deemed to have been made (x) on the date of acceleration (and immediately prior to such acceleration), if earlier than the date of payment and (y) on the amount of Loans outstanding on the date of acceleration, if more than the amount paid on the date of payment) shall be subject to payment of the applicable Applicable Premium and any amounts required to be paid pursuant to Section 5.02 (without regard to the last sentence thereof) at the time of such repayment or prepayment.
Section III.5Fees.
(a)Commitment Fees. The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee, which shall accrue at the applicable Commitment Fee Rate on the average daily amount of the unused amount of the Commitment of such Lender during the Availability Period; provided that fees shall cease to accrue on the unused amount of the Commitment of each Defaulting Lender pursuant to this Section 3.05(a) for so long as such Defaulting Lender is a Defaulting Lender. Accrued commitment fees shall be payable quarterly in arrears on the last Business Day of each March, June, September and December and on the last Business Day of the Availability Period, commencing on the first such date to occur after the date hereof. All commitment fees shall be computed on the basis of a year of three-hundred-and-sixty (360) days, unless such computation would exceed the Highest Lawful Rate, in which case commitment fees shall be computed on the basis of a year of three-hundred-and-sixty-five (365)

days (or three-hundred-and-sixty-six (366) days in a leap year), and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
(b)Other Fees. The Borrower agrees to pay to the Administrative Agent fees payable in the amounts and at the times set forth in the Fee Letter.
(c)Original Issue Discount. On the Initial Funding Date, each Lender will fund such Lender’s Initial Loan net of an amount equal to 2.00% of the amount of Aggregate Commitments (determined as of the Effective Date). Such discount shall be treated as original issue discount for U.S. federal and applicable state income tax purposes, except as otherwise required by a “determination” as defined in Section 1313(a) of the Code.
Section III.6Inability to Determine Rates. Subject to Section 3.03, if, on or prior to the first (1st) day of any Interest Period for any SOFR Loan the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that “Term SOFR” cannot be determined pursuant to the definition thereof, the Administrative Agent will promptly so notify the Borrower and each Lender. Upon notice thereof by the Administrative Agent to the Borrower, any obligation of the Lenders to make SOFR Loans, and any right of the Borrower to continue SOFR Loans or to convert ABR Loans to SOFR Loans, shall be suspended (to the extent of the affected SOFR Loans or affected Interest Periods) until the Administrative Agent revokes such notice. Upon receipt of such notice, (i) the Borrower may revoke any pending request for a borrowing of, conversion to or continuation of SOFR Loans (to the extent of the affected SOFR Loans or affected Interest Periods) or, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to ABR Loans in the amount specified therein and (ii) any outstanding affected SOFR Loans will be deemed to have been converted into ABR Loans at the end of the applicable Interest Period. Upon any such conversion, the Borrower shall also pay accrued interest on the amount so converted. Subject to Section 3.03, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that “Term SOFR” cannot be determined pursuant to the definition thereof on any given day, the interest rate on ABR Loans shall be determined by the Administrative Agent without reference to clause (c) of the definition of “Alternate Base Rate” until the Administrative Agent revokes such determination.
Article IV
PAYMENTS; PRO RATA TREATMENT; SHARING OF SET-OFFS
Section IV.1Payments Generally; Pro Rata Treatment; Sharing of Set-offs.
(a)Payments by the Borrower. The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or of amounts payable under Section 5.01, Section 5.02, Section 5.03 or otherwise) prior to 1:00 p.m., New York City time, on the date when due, in immediately available funds, without defense, deduction, recoupment, set-off or counterclaim. Fees, once paid, shall be fully earned and shall not be refundable under any circumstances, absent manifest error. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices or account specified in Section 12.01, except that payments pursuant to Section 5.01, Section 5.02, Section 5.03 and Section 12.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in dollars.
(b)Application of Insufficient Payments. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, then, subject to Section 10.02(c), such funds shall be applied (i) first, to pay interest, fees (including the Applicable Premium), and other amounts then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest, fees, and other amounts then due to such parties and (ii) second, to pay principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.
(c)Sharing of Payments by Lenders. If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this Section 4.01(c) shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this Section 4.01(c) shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participations as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.
Section IV.2Presumption of Payment by the Borrower. Unless the Administrative Agent shall have received written notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
Section IV.3Deductions by the Administrative Agent. If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.05(a), Section 4.02 or otherwise hereunder, then the Administrative Agent may, in its sole discretion (notwithstanding any contrary provision hereof), (a) apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid or (b) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender hereunder, in the case of each of clause (a) and clause (b) above, in any order as determined by the Administrative Agent in its discretion. After acceleration or maturity of the Loans, all principal will be paid ratably as provided in Section 10.02(c).
Section IV.4Collection of Proceeds of Production. The Security Instruments comprised of deeds of trust and mortgages contain an assignment by the Borrower and/or the Guarantors to and in favor of the Administrative Agent for the benefit of the Secured Parties of all of the Borrower’s or each Guarantor’s interest in and to production and all proceeds attributable thereto which may be produced from or allocated to the Mortgaged Property. The Security Instruments further provide in general for the application of such proceeds to the satisfaction of the Indebtedness and other obligations described therein and secured thereby. Notwithstanding the terms of any such assignment contained in such Security Instruments, unless an Event of Default has occurred and is continuing, (a) the Administrative Agent and the Lenders (i) agree that they will neither notify the purchaser or purchasers of such production nor take any other action to cause such proceeds to be remitted to the Administrative Agent or the Lenders, but the Administrative Agent and the Lenders will instead permit such proceeds to be paid to and retained by the Borrower and the Guarantors, and (ii) hereby grant to the Grantors a revocable license to receive such proceeds (which revocable license shall automatically terminate and be revoked upon the occurrence and during the continuance of an Event of Default), and (b) the Lenders hereby authorize the Administrative Agent to take such actions as may be necessary or advisable to cause such proceeds to be paid to the Borrower and such Guarantors.
Article V
INCREASED COSTS; BREAK FUNDING PAYMENTS; TAXES; ILLEGALITY
Section V.1Increased Costs.
(a)SOFR Changes in Law. If any Change in Law shall:
(i)impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender;

(ii)subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clause (b) through clause (d) of the definition of “Excluded Taxes” and (C) Connection Income Taxes) on its loans, loan principal, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or
(iii)impose on any Lender any other condition (other than Taxes) affecting this Agreement or SOFR Loans made by such Lender or any participation therein;
and the result of any of the foregoing shall be to increase the cost to such Recipient of making or maintaining any SOFR Loan (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by such Recipient (whether of principal, interest or otherwise), then the Borrower will pay to such Recipient such additional amount or amounts as will compensate such Recipient for such additional costs incurred or reduction suffered.
(b)Capital Requirements. If any Lender determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy or liquidity), then from time to time, upon receipt of a certificate described in the following clause (c), the Borrower will pay to such Lender, as the case may be, such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.
(c)Certificates. A certificate of a Lender or the Administrative Agent setting forth the amount or amounts necessary to compensate such Lender, the Administrative Agent or its holding company, as the case may be, as specified in Section 5.01(a) or Section 5.01(b) shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or the Administrative Agent, as the case may be, the amount shown as due on any such certificate within thirty (30) days after receipt thereof.
(d)Effect of Failure or Delay in Requesting Compensation. Failure or delay on the part of any Lender to demand compensation pursuant to this Section 5.01 shall not constitute a waiver of such Lender’s right to demand such compensation.
Section V.2Break Funding Payments. In the event of (a) the payment of any principal of any SOFR Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any SOFR Loan into an ABR Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert or continue any SOFR Loan on the date specified in any notice delivered pursuant hereto, or (d) the assignment of any SOFR Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 5.04, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 5.02 shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within thirty (30) days after receipt thereof.
Section V.3Taxes.
(a)Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower or any Guarantor under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law; provided that if any applicable Withholding Agent shall be required by applicable law (as determined in the good faith discretion of the applicable Withholding Agent) to make any deduction or to withhold from such payments, then (i) the applicable Withholding Agent shall make such deduction or withholding (ii) the applicable Withholding Agent shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and (iii) if such Tax is an Indemnified Tax, the sum payable by the Borrower or such Guarantor shall be increased as necessary so that after making all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section 5.03(a)), the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(b)Payment of Other Taxes by the Borrower. The Borrower or each Guarantor shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent, timely reimburse it for the payment of, any Other Taxes.
(c)Indemnification by the Borrower. The Borrower and each Guarantor shall jointly and severally indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 5.03) payable or paid by, or required to be withheld or deducted from a payment to, such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability under this Section 5.03 delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
(d)Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower and/or the Guarantors have not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower and the Guarantors to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 12.04(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (d).
(e)Evidence of Payments. As soon as practicable after any payment of Taxes by any Credit Party to a Governmental Authority pursuant to this Section 5.03, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(f)Status of Lenders. (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 5.03(f)(ii)(A), Section 5.03(f)(ii)(B) and Section 5.03(g) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any unreimbursed cost or expense or would prejudice the legal or commercial position of such Lender.
(i)Without limiting the generality of the foregoing,
(A)any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding Tax;
(B)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:
(1)in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party, (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form

W-8BEN (or IRS Form W-8BEN-E, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN (or IRS Form W-8BEN-E, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(2)executed copies of IRS Form W-8ECI;
(3)in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit I-1 to the effect that (A) such Foreign Lender is not a “bank” within the meaning of section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” related to the Borrower as described in section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN (or IRS Form W-8BEN-E, as applicable); or
(4)to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN (or IRS Form W-8BEN-E, as applicable), a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-2 or Exhibit I-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that, if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-4 on behalf of each such direct and indirect partner; and
(C)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made.
Each Lender and the Administrative Agent agrees that, if any form or certification it previously delivered under Section 5.03(f) or Section 5.03(g) expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(g)FATCA. If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in section 1471(b) or section 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent, such documentation prescribed by applicable law (including as prescribed by section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this Section 5.03(g), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
(h)Treatment of Certain Refunds. If the Administrative Agent or a Lender determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 5.03 by a Credit Party or with respect to which a Credit Party has paid additional amounts pursuant to this Section 5.03, it shall pay to such Credit Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by such Credit Party under this Section 5.03 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of the Administrative Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). A Credit Party, upon the request of the Administrative Agent or such Lender, as the case may be, shall repay to the Administrative Agent or such Lender, as the case may be, the amount paid over pursuant to this (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that the Administrative Agent or such Lender, as the case may be, is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this (h), in no event will the Administrative Agent or such Lender, as the case may be, be required to pay any amount to the Borrower pursuant to this (h) to the extent such payment would place the Administrative Agent or such Lender, as the case may be, in a less favorable net after-Tax position than the Administrative Agent or such Lender, as the case may be, would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(i)Administrative Agent. If the Administrative Agent is a U.S. Person, it shall deliver to Borrower on or prior to the date on which it becomes the Administrative Agent two properly completed and duly executed copies of IRS Form W-9.
(j)Definitions. For purposes of this Section 5.03, the term “applicable law” includes FATCA.

(k)Survival. Each party’s obligations under this Section 5.03 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.
Section V.4Mitigation Obligations; Designation of Different Lending Office. If any Lender requests compensation under Section 5.01, or if the Borrower is required to pay any Indemnified Taxes or additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 5.03, then such Lender shall, at the request of the applicable Credit Party, use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 5.01 or Section 5.03, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
Section V.5Illegality. Notwithstanding any other provision of this Agreement, in the event that it becomes unlawful for any Lender or its applicable lending office to honor its obligation to make or maintain SOFR Loans either generally or having a particular Interest Period hereunder, then (a) such Lender shall promptly notify the Borrower and the Administrative Agent thereof and such Lender’s obligation to make such SOFR Loans shall be suspended (the “Affected Loans”) until such time as such Lender may again make and maintain such SOFR Loans and (b) all Affected Loans which would otherwise be made by such Lender shall be made instead as ABR Loans (and, if such Lender so requests by notice to the Borrower and the Administrative Agent, all Affected Loans of such Lender then outstanding shall be automatically converted into ABR Loans on the date specified by such Lender in such notice) and, to the extent that Affected Loans are so made as (or converted into) ABR Loans, all payments of principal which would otherwise be applied to such Lender’s Affected Loans shall be applied instead to its ABR Loans.
Article VI
CONDITIONS PRECEDENT
Section VI.1Conditions to Effective Date. The effectiveness of this Agreement is subject to the satisfaction (or waiver in accordance with Section 12.02) of the following conditions on the Effective Date:
(a)Fees; Expenses. The Administrative Agent, the Arranger and the Lenders shall have received all commitment, facility and agency fees and all other fees, expenses and amounts due and payable on or prior to the Effective Date, including, to the extent invoiced at least two (2) Business Days prior to the Effective Date, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder (including, to the extent invoiced at least two (2) Business Days prior to the Effective Date, the reasonable and documented fees and expenses of outside counsel to the Administrative Agent).

(b)Secretary’s Certificate. The Administrative Agent shall have received a certificate of the Secretary, Assistant Secretary or a Responsible Officer of each of the Credit Parties setting forth (i) resolutions of the members, board of directors or other appropriate governing body with respect to the authorization of each such Person to execute and deliver the Loan Documents to which it is a party and to enter into the transactions contemplated in those documents, (ii) the officers of each such Person who are authorized to sign the Loan Documents to which such Person is a party and who will, until replaced by another officer or officers duly authorized for that purpose, act as its representative for the purposes of signing documents and giving notices and other communications in connection with this Agreement and the transactions contemplated hereby, (iii) specimen signatures of such authorized officers, and (iv) the limited liability company agreements, limited partnership agreements, by-laws, certificates of formation, certificate or articles of incorporation and certificates of limited partnership, as applicable, of each such Person, certified as being true and complete. The Administrative Agent and the Lenders may conclusively rely on such certificates until the Administrative Agent receives notice in writing from the Borrower to the contrary.
(c)Good Standing and Foreign Qualification Certificates. The Administrative Agent shall have received (i) certificates of the appropriate state agencies with respect to the existence and good standing of each of the Credit Parties, and (ii) certificates of the appropriate state agencies with respect to the foreign qualification of each of the Credit Parties.
(d)Closing Certificate. The Administrative Agent shall have received a closing certificate of a Responsible Officer of the Borrower, dated as of the Effective Date, certifying that (i) the representations and warranties of the Credit Parties in this Agreement and the other Loan Documents are true and correct in all material respects, except to the extent any such representations and warranties are already qualified by materiality, Material Adverse Effect or a similar qualification, in which case, such representations and warranties are true and correct in all respects, (ii) no Default or Event of Default then exists, (iii) since December 31, 2023, no Material Adverse Effect has occurred and (iv) the Borrower has received all consents and approvals required by Section 7.03, if any.
(e)Agreement Counterparts. The Administrative Agent shall have received from each party hereto counterparts of this Agreement signed on behalf of such party.
(f)Title Information. The Administrative Agent shall have received title information satisfactory to it as the Administrative Agent may reasonably require with respect to ninety percent (90%) of the PV-10 of the Proved Oil and Gas Properties evaluated in such Initial Reserve Report (it being agreed that, for solely for purposes of Section 6.01(f) on the Effective Date, the Administrative Agent has received such title information on or prior to the Effective Date).
(g)[Reserved].
(h)Environmental Condition. The Administrative Agent shall have received reports, studies, data and other information, in form, scope and substance reasonably satisfactory to the Administrative Agent regarding, and shall be reasonably satisfied with, the environmental condition of the Oil and Gas Properties and Midstream Properties of the Credit Parties and their Subsidiaries (it being agreed that the Administrative Agent has received such satisfactory reports, studies, data and other information on or prior to the Effective Date).
(i)Financials; Initial Reserve Report. The Administrative Agent shall have received (i) a pro forma balance sheet for the Borrower and its Subsidiaries as of September 30, 2024, (ii) the financial projections and other financial statements referred to in Section 7.04(a), (iii) (A) an annual budget and cash flow forecast and (B) a Capital Expenditure Schedule, each as described in Section 8.01(e) covering the period from the Effective Date through the fiscal year ending December 31, 2025 and (iv) the Initial Reserve Report accompanied by a certificate covering the matters described in Section 8.11(b).
(j)Due Diligence. The Administrative Agent shall have received, and satisfactorily completed its review of, all due diligence information regarding the Credit Parties as it shall have requested including to the extent requested information regarding litigation, tax matters, accounting matters, engineering matters, insurance matters, labor matters, pension liabilities (actual or contingent), real estate leases, material contracts including without limitation all gathering, processing and transportation agreements, debt agreements, swap agreements, oil and gas sales, management contracts, property ownership, contingent liabilities and other legal matters of the Credit Parties and their Subsidiaries (it being agreed that, for solely for purposes of Section 6.01(j) on the Effective Date, the Administrative Agent has received and satisfactorily completed its review of all such due diligence information on or prior to the Effective Date).
(k)KYC. (i) To the extent requested by the Lenders or the Administrative Agent at least ten (10) Business Days prior to the Effective Date, the Administrative Agent shall have received from the Borrower, a duly executed IRS Form W-9 (or other applicable tax form) of the Credit Parties, and all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act and (ii) at least five (5) Business Days prior to the Effective Date, any Credit Party that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation shall deliver, to each Lender that so requests, a Beneficial Ownership Certification in relation to such Credit Party.
(l)Material Adverse Effect. Since December 31, 2023, there shall not have occurred a Material Adverse Effect.
(m)No Default. No Default or Event of Default shall have occurred and be continuing.
(n)Representations and Warranties. All of the representations and warranties made by the Credit Parties under the Loan Documents shall be true and correct in all material respects, except to the extent that (i) any such representations and warranties are expressly limited to an earlier date, in which case, on and as of the date of such Loan, such representations and warranties shall continue to be true and correct in all material respects as of such specified earlier date, and (ii) any such representations and warranties are already qualified by materiality,

Material Adverse Effect or a similar qualification, in which case, such representations and warranties are true and correct in all respects.
(o)Other Documents. The Administrative Agent shall have received such other documents as the Administrative Agent or special counsel to the Administrative Agent may reasonably request.
Without limiting the generality of the provisions of Section 11.04, for purposes of determining compliance with the conditions specified in this Section 6.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required under this Section 6.01 to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the Effective Date specifying its objection thereto. The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding.
Section VI.2Conditions to Initial Funding Date and Making of Initial Loans. The obligation of each Lender to make any Initial Loan following the Effective Date is subject to the satisfaction of the following conditions (or waiver thereof in accordance with Section 12.02):
(a)Fees; Expenses. To the extent not previously paid, the Administrative Agent, the Arranger and the Lenders shall have received all fees, expenses and amounts due and payable on or prior to the Initial Funding Date, including, to the extent invoiced at least two (2) Business Days prior to the Initial Funding Date, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder (including, to the extent invoiced at least two (2) Business Days prior to the Initial Funding Date, the reasonable and documented fees and expenses of outside counsel to the Administrative Agent).
(b)Security Instrument Counterparts. The Administrative Agent shall have received from each party thereto duly executed counterparts (in such number as may be requested by the Administrative Agent) of the Security Instruments described on Exhibit E. In connection with the execution and delivery of the Security Instruments, the Administrative Agent shall (i) be reasonably satisfied that the Security Instruments create (or will upon recording create) first priority, perfected Liens (provided that Permitted Liens may exist) on (A) at least ninety percent (90%) of the PV-10 of the Proved Oil and Gas Properties evaluated in the Initial Reserve Report, and (B) subject to Section 8.13(d), all other Property purported to be pledged as collateral pursuant to the Security Instruments, including a pledge of all Equity Interests of each Credit Party, and (ii) have received certificates, if any, together with undated, blank stock powers for each such certificate, representing all of the issued and outstanding Equity Interests of each such Person, to the extent such Equity Interests are certificated.
(c)Legal Opinions. The Administrative Agent shall have received executed copies of the written opinions of (i) Gibson Dunn & Crutcher LLP, special counsel to the Credit Parties, (ii) Stoel Rives LLP, special California counsel to the Credit Parties and (iii) Holland & Hart LLP, special Utah counsel to the Credit Parties, in each case, in a form reasonably acceptable to the Administrative Agent and opining as to such matters as Administrative Agent may reasonably request relating to the Loan Documents and the Transactions (including, but not limited to, customary opinions with respect to corporate authority, enforceability, creation and, if applicable, perfection of all security interests (including by way of mortgages), investment company act and no violation of law), dated as of the Effective Date and otherwise in form and substance reasonably satisfactory to the Administrative Agent (and each Credit Party hereby instructs such counsel to deliver such opinions to the Administrative Agent and Lenders).
(d)Solvency Certificate. The Administrative Agent shall have received a solvency certificate in substantially the form of Exhibit J dated as of the Initial Funding Date.
(e)Lien Searches. The Administrative Agent shall have received appropriate UCC search certificates and county-level real property record search results reflecting no prior Liens encumbering the Properties of the Credit Parties and their Subsidiaries for the State of Delaware, the State of California and the State of Utah, as applicable, and any other jurisdiction requested by the Administrative Agent, other than those being assigned or released on or prior to the Initial Funding Date or Permitted Liens.
(f)Payoff and Termination Evidence. The Administrative Agent shall have received evidence satisfactory to it (including mortgage releases and UCC-3 financing statement terminations) that (i) the Existing Notes are being contemporaneously redeemed in full, (ii) that each of the Existing RBL Credit Agreement, the Existing C&J Credit Agreement and the Existing Notes Indenture is being contemporaneously terminated, (iii) the obligations under each of the Existing RBL Credit Agreement and Existing C&J Credit Agreement have been paid in full, and the commitments thereunder have been terminated, (iv) all Liens (if any) on the Credit Parties’ Properties (other than Permitted Liens) have been released or terminated, or will be released and terminated subject only to the funding of the initial Loans hereunder and the filing of applicable terminations and releases and (v) all powers of attorney with respect thereto shall have been terminated or will be terminated subject only to the funding of the Initial Loans hereunder.
(g)Outside Date. The Initial Funding Date shall occur no later than December 20, 2024.
(h)Material Adverse Effect. Since December 31, 2023, there shall not have occurred a Material Adverse Effect.
(i)No Default. No Default or Event of Default shall have occurred and be continuing.
(j)Representations and Warranties. All of the representations and warranties made by the Credit Parties under the Loan Documents shall be true and correct in all material respects on and as of the Funding Date of the Initial Loans, except to the extent that (i) any such representations and warranties are expressly limited to an earlier date, in which case, on and as of the Funding Date of such Initial Loans, such representations and warranties shall continue to be true and correct in all material respects as of such specified earlier date, and (ii) any such representations and warranties are already qualified by materiality, Material Adverse Effect or a similar qualification, in which case, such representations and warranties are true and correct in all respects.
(k)Borrowing Request. The Administrative Agent shall have received a Borrowing Request in accordance with Section 2.03.
(l)Swap Intercreditor Agreement. To the extent the Superpriority Revolving Credit Facility is not established on the Initial Funding Date, the Administrative Agent shall have received from each party thereto duly executed counterparts (in such number as may be requested by the Administrative Agent) of the Swap Intercreditor Agreement.
(m)Closing Certificate. The Administrative Agent shall have received a closing certificate of a Responsible Officer of the Borrower, dated as of the Initial Funding Date, certifying that (i) the representations and warranties of the Credit Parties in this Agreement and the other Loan Documents are true and correct in all material respects, except to the extent any such representations and warranties are already qualified by materiality, Material Adverse Effect or a similar qualification, in which case, such representations and warranties are true and correct in all respects, (ii) no Default or Event of Default then exists, (iii) since December 31, 2023, no Material Adverse Effect has occurred and (iv) the Borrower has received all consents and approvals required by Section 7.03, if any.
(n)Notes. The Administrative Agent shall have received duly executed Notes payable to each Lender (or its registered assigns) requesting a Note at least two (2) Business Days prior to the Initial Funding Date in a principal amount equal to its Commitment dated as of the date hereof..
(o)Insurance Certificates. The Administrative Agent shall have received certificates of insurance coverage and endorsements of the Borrower and the other Credit Parties evidencing that the Borrower and the other Credit Parties are carrying insurance in accordance with Section 7.12.

Section VI.3Conditions to Making of Additional Loans. The obligation of each Lender to make any Additional Loan following the Initial Funding Date is subject to the satisfaction of the following conditions (or waiver thereof in accordance with Section 12.02):
(a)Representations and Warranties. All of the representations and warranties made by the Credit Parties under the Loan Documents shall be true and correct in all material respects on and as of the Funding Date of such Additional Loan, except to the extent that (i) any such representations and warranties are expressly limited to an earlier date, in which case, on and as of the Funding Date of such Additional Loan, such representations and warranties shall continue to be true and correct in all material respects as of such specified earlier date, and (ii) any such representations and warranties are already qualified by materiality, Material Adverse Effect or a similar qualification, in which case, such representations and warranties are true and correct in all respects.

(b)No Default. At the time of and immediately after giving effect to the issuance of such Additional Loans, no Default or Event of Default shall have occurred and be continuing.
(c)Fees; Expenses. The Lenders, the Administrative Agent and the Arranger shall have received all applicable fees required to be paid on or before the date of such Borrowing, and the Arranger and the Administrative Agent shall have received reimbursement of all reasonable out-of-pocket and invoiced expenses of the Arranger and the Administrative Agent payable pursuant to Section 12.03.
(d)Borrowing Request. A Responsible Officer of the Borrower shall have delivered an executed Borrowing Request to the Administrative Agent in accordance with Section 2.03.
Each request for a Borrowing shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in Section 6.03(a) and/or Section 6.03(b).
Article VII
REPRESENTATIONS AND WARRANTIES
Each Credit Party represents and warrants to the Administrative Agent and the Lenders that:
Section VII.1Organization; Powers. Each Credit Party and its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Each Credit Party and its Subsidiaries has all requisite power and authority, and has all governmental licenses, authorizations, consents and approvals necessary, to own its assets and to carry on its business as now conducted, and is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except where the failure to have such qualifications could not reasonably be expected to have a Material Adverse Effect.
Section VII.2Authority; Enforceability. The Transactions are within the Borrower’s and each Guarantor’s corporate, limited liability company, or partnership powers and have been duly authorized by all necessary corporate, limited liability company or partnership action and, if required, action by any holders of its Equity Interests (including any action required to be taken by any class of directors, managers or supervisors, whether interested or disinterested, as applicable, of the Borrower or any other Person, in order to ensure the due authorization of the Transactions). Each Loan Document to which the Borrower and each Guarantor is a party has been duly executed and delivered by the Borrower and such Guarantor and constitutes a legal, valid and binding obligation of the Borrower and such Guarantor, as applicable, enforceable in accordance with its terms, subject to applicable Debtor Relief Laws and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
Section VII.3Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority or any other third Person (including holders of its Equity Interests or any class of directors, managers or supervisors, as applicable, whether interested or disinterested, of the

Borrower or any other Person), nor is any such consent, approval, registration, filing or other action necessary for the validity or enforceability of any Loan Document or the consummation of the Transactions, except such as have been obtained or made and are in full force and effect, other than the recording and filing of the Security Instruments as required by this Agreement and (ii) those third party approvals or consents which, if not made or obtained would not cause a Default hereunder or do not have an adverse effect on the enforceability of the Loan Documents, (b) will not materially violate any applicable law or regulation or the limited liability company agreements, charters, by-laws or other organizational documents of any Credit Party or any of their Subsidiaries or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture or other agreement regarding Material Debt, in each case, binding upon any Credit Party or any of their Subsidiaries or its or their Properties, or give rise to a right thereunder to require any payment to be made by any Credit Party or any of their Subsidiaries, (d) will not result in the creation or imposition of any Lien on any Property of any Credit Party or any of their Subsidiaries (other than the Liens created by the Loan Documents) and (e) will not result in any order, judgment, writ or decree, which either restricts or purports to restrict any Credit Party’s ability to grant Liens to the Administrative Agent and/or any of the Lenders on or in respect of their Properties to secure the Indebtedness.
Section VII.4Financial Condition; No Material Adverse Change.
(a)The Borrower has heretofore furnished to the Lenders on or prior to the Effective Date (i) audited consolidated Financial Statements for the fiscal year ended December 31, 2023 for the Borrower and its Consolidated Subsidiaries and (ii) unaudited consolidated Financial Statements for the fiscal quarters ended March 31, 2024 and June 30, 2024 for the Borrower and its Consolidated Subsidiaries. Such Financial Statements present fairly, in all material respects, the financial condition and results of operations and cash flows of the Borrower and its Consolidated Subsidiaries as of such dates and for such periods, and such Financial Statements were prepared on a consolidated basis in accordance with GAAP consistently applied and do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements contained therein not misleading at such time, subject to normal year-end audit adjustments and the absence of footnotes.
(b)Since December 31, 2023, there has been no Material Adverse Effect.
(c)Neither any Credit Party nor any Subsidiary of any Credit Party has as of the Effective Date, after giving effect to the Transactions, any Debt (including Disqualified Capital Stock) or any contingent liabilities, off-balance sheet liabilities or partnerships, liabilities for Taxes (other than those described in Section 7.09), unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments that, in each case, would be required by GAAP to be reflected in audited financial statements, except as referred to or reflected or provided for in written information provided by the Borrower to Administrative Agent and the Lenders prior to the Effective Date.

Section VII.5Litigation.
(a)Except as set forth on Schedule 7.05, there are no actions, suits, investigations or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of any Credit Party, threatened in writing against the Borrower, any other Credit Party, or any of their Subsidiaries (i) not fully covered by insurance (except for normal deductibles) as to which there is a reasonable possibility of an adverse determination that would reasonably be expected, individually or in the aggregate, to result in liability for any Credit Party in excess of the Threshold Amount or otherwise result in a Material Adverse Effect, or (ii) that involve the validity or enforceability of any provision of any Loan Document or the Transactions (including any provision relating to the Credit Parties’ obligations to repay the Indebtedness or any provision relating to the validity or perfection of any Lien created by any Loan Document).
(b)Since the date of this Agreement, there has been no change in the status of the matters disclosed in Schedule 7.05 that, individually or in the aggregate, has increased or could reasonably be expected to increase the likelihood that such matter(s) could result in liability for any Credit Party in excess of the Threshold Amount or otherwise have a Material Adverse Effect.
Section VII.6Environmental Matters.
(a)Except for matters set forth on Schedule 7.06 or that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect:
(i)the Credit Parties and their Subsidiaries and each of their respective Properties and operations thereon are, and within all applicable statute of limitation periods have been, in compliance in all respects with all applicable Environmental Laws (including compliance with all applicable Environmental Permits);
(ii)the Credit Parties and their Subsidiaries have obtained all Environmental Permits required for their respective operations and each of their Properties, with all such Environmental Permits being currently in full force and effect, and none of the Credit Parties has received any written notice or otherwise has knowledge that any such existing Environmental Permit has been or will be revoked or that any application for any new Environmental Permit or renewal of any existing Environmental Permit will be protested, unreasonably delayed or denied;
(iii)there are no claims, demands, suits, orders, inquiries, or proceedings, and Borrower and the Subsidiaries have not received any notice or report, concerning any violation of, or any liability (including as a potentially responsible party) under, any applicable Environmental Laws that is pending or, to any Credit Party’s knowledge, threatened against the Borrower, any other Credit Party, or any of their respective Properties or as a result of any operations at such Properties;
(iv)none of the Properties of the Borrower, any other Credit Party, or any of their Subsidiaries contain or have contained any: underground storage tanks; asbestos-

containing materials; landfills or dumps; hazardous waste management units as defined pursuant to RCRA or any comparable state law; or sites on or nominated for the National Priority List promulgated pursuant to CERCLA, any state remedial priority list promulgated or published pursuant to any comparable state law; or contain critical habitat of any species listed as threatened or endangered under Environmental Laws;
(v)there has been no Release or, to the Borrower’s knowledge, threatened Release, of Hazardous Materials at, on, under or from the Borrower’s or any other Credit Party’s Properties, there are no investigations, remediations, abatements or removals of Hazardous Materials required under applicable Environmental Laws at such Properties and, to the knowledge of any Credit Party, none of such Properties are adversely affected by any Release or threatened Release of a Hazardous Material originating or emanating from any other real property;
(vi)none of the Borrower, any other Credit Party, or any of their Subsidiaries has received any written notice asserting an alleged liability or violation under any applicable Environmental Laws with respect to the investigation, remediation, abatement, or removal of any Hazardous Materials at, under, or Released or threatened to be Released from any real properties adjoining the Borrower’s or any other Credit Party’s Properties and, to any Credit Party’s knowledge, there are no conditions or circumstances that would reasonably be expected to result in the receipt of such written notice; and
(vii)there has been no disposal or exposure of any Person or Property to any Hazardous Materials as a result of or in connection with the operations and businesses of any of the Borrower’s, any other Credit Party’s or any of their Subsidiaries’ Properties that would reasonably be expected to form the basis for a claim for damages or compensation under Environmental Laws.
(b)As of the Effective Date, the Credit Parties and their Subsidiaries have made available to the Administrative Agent complete and correct copies of all environmental site assessment reports, and studies on environmental matters (including matters relating to any alleged non-compliance with or liability under Environmental Laws) that are in any Credit Party’s or any of their Subsidiaries’ possession or control as of the Effective Date and relating to the Borrower’s, any other Credit Party’s, or any of their Subsidiaries’ Properties or operations.
Section VII.7Compliance with the Laws and Agreements; No Defaults.
(a)Each Credit Party and each Subsidiary of a Credit Party is in compliance with all Governmental Requirements applicable to it or its Property and all agreements and other instruments binding upon it or its Property, and possesses all licenses, permits, franchises, exemptions, approvals and other governmental authorizations necessary for the ownership of its Property and the conduct of its business, without limiting Section 7.23, where the failure to do so individually or in the aggregate would not reasonably be expected to result in a Material Adverse Effect.
(b)No Default or Event of Default has occurred and is continuing.

Section VII.8Investment Company Act. Neither any Credit Party nor any Subsidiary of a Credit Party is an “investment company” within the meaning of, or subject to regulation under, the Investment Company Act of 1940, as amended.
Section VII.9Taxes. The Credit Parties and their Subsidiaries have timely filed or caused to be filed all U.S. federal income Tax returns, and all other material Tax returns and reports required to have been filed and have paid or caused to be paid all material Taxes required to have been paid by them, except Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower, such other Credit Party, or such Subsidiary, as applicable, has set aside on its books adequate reserves in accordance with GAAP.
Section VII.10ERISA.
(a)Each Credit Party and each ERISA Affiliate have complied in all material respects with ERISA and, where applicable, the Code regarding each Plan and Multiemployer Plan except as could not reasonably be expected to result in a Material Adverse Effect.
(b)Each Plan established or maintained by any Credit Party or any ERISA Affiliate is and has been established and maintained in compliance with its terms, ERISA and, where applicable, the Code except as could not reasonably be expected to result in a Material Adverse Effect.
(c)No ERISA Event has occurred within the prior six years.
(d)No act, omission or transaction has occurred which could reasonably be expected to result in imposition on any Credit Party or any ERISA Affiliate (whether directly or indirectly) of (i) either a civil penalty assessed pursuant to subsection  (i), subsection (l) or subsection (m) of section 502 of ERISA or a tax imposed pursuant to section 4971 of the Code or (ii) breach of fiduciary duty liability damages under section 409 of ERISA that individually or in the aggregate could reasonably be expected to result in a Material Adverse Effect.
(e)Full payment when due has been made of all amounts which any Credit Party or any ERISA Affiliate is required under the terms of each Plan, Multiemployer Plan or applicable law to have paid as contributions to such Plan or Multiemployer Plan, except as could not reasonably be expected to have a Material Adverse Effect.
(f)There are no pending or, to the knowledge of any Credit Party, threatened actions, suits, investigations, proceedings or claims by any Governmental Authority with respect to a Plan.
(g)No Credit Party is deemed to hold “plan assets” (within the meaning of the Plan Asset Regulations) and assuming that none of the assets used by the Lenders to fund any Loan constitute “plan assets” (within the meaning of the Plan Asset Regulations), neither the execution, delivery nor performance of the transactions contemplated under this Agreement, including the making of any Loan and the issuance of any letter of credit hereunder, will give rise to a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.
Section VII.11Disclosure; No Material Misstatements. Taken as a whole, the reports, financial statements, certificates or other written information (other than projections and other forward looking information) furnished by or on behalf of any Credit Party or any Subsidiary of a Credit Party to the Administrative Agent or any Lender or any of their Affiliates in connection with the negotiation of this Agreement or any other Loan Document or delivered hereunder or under any other Loan Document (as modified or supplemented by other information so furnished) do not contain any material misstatement of fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading as of the date such information is dated or certified other than omissions that pertain to matters of a general economic nature or matters of public knowledge that generally affect any of the industry segments of any Credit Party or any Subsidiary of a Credit Party; provided that with respect to projected financial information, pro forma financial information, prospect information and other forward looking information, the Credit Parties represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time (it being recognized by the Lenders, however, that (x) projections as to future events and other forward looking information are not to be viewed as facts and that results during the period(s) covered by such projections may differ from the projected results and that such differences may be material and that the Credit Parties make no representation that such projections will be realized and (y) projections concerning volumes attributable to the Oil and Gas Properties and production and cost estimates contained in each Reserve Report are necessarily based upon professional opinions, estimates and projections and that the Credit Parties do not warrant that such opinions, estimates and projections will ultimately prove to have been accurate). With respect to geological and geophysical data, Reserve Reports and engineering projections, there are no statements or conclusions in any Reserve Report which are based upon or include material misleading information or fail to take into account material information known to any Credit Party regarding the matters reported therein. As of the Effective Date, the information included in the Beneficial Ownership Certification is true and correct in all respects.
Section VII.12Insurance. Each Credit Party has, and has caused all of its Subsidiaries to have, (a) all insurance policies sufficient for the compliance by each of them with all material Governmental Requirements and all material agreements and (b) insurance coverage in at least amounts and against such risk (including public liability) that are usually insured against by companies similarly situated and engaged in the same or a similar business for the assets and operations of the Credit Parties and their Subsidiaries.
Section VII.13Restriction on Liens. Neither any Credit Party nor any Subsidiary of a Credit Party is a party to any material agreement or arrangement (other than Capital Leases and Purchase Money Debt creating Liens permitted by Section 9.03, but then only on the Property subject of such Capital Lease or Purchase Money Debt), or subject to any order, judgment, writ or decree, which either prohibits or purports to prohibit its ability to grant Liens to the

Administrative Agent for the benefit of the Secured Parties on or in respect of their Properties to secure the Indebtedness and the Loan Documents.
Section VII.14Subsidiaries. Except as set forth on Schedule 7.14 or as disclosed in writing to the Administrative Agent (which shall promptly furnish a copy to the Lenders), which shall upon disclosure be deemed a supplement to Schedule 7.14, the Credit Parties do not have (a) any Subsidiaries or (b) any Immaterial Subsidiaries. No Credit Party has any Foreign Subsidiaries.
Section VII.15Location of Business and Offices. As of the Effective Date, the Borrower’s jurisdiction of organization is the State of Delaware, the name of the Borrower as listed in the public records of its jurisdiction of organization is Berry Corporation (BRY), and the organizational identification number of the Borrower in its jurisdiction of organization is 6315824 (or, in each case, as set forth in a notice delivered to the Administrative Agent pursuant to Section 8.01(j) in accordance with Section 12.01). As of the Effective Date, the Borrower’s chief executive office is located at the address specified in Section 12.01 (or as set forth in a notice delivered pursuant to Section 8.01(j) and Section 12.01(c)). As of the Effective Date, each other Credit Party’s jurisdiction of organization, name as listed in the public records of its jurisdiction of organization, organizational identification number in its jurisdiction of organization, and the location of its chief executive office is stated on Schedule 7.14.
Section VII.16Properties; Titles, Etc.
(a) Except for Immaterial Title Deficiencies, each of the Credit Parties and their Subsidiaries has good and defensible title to the Mortgaged Property and its respective Proved Oil and Gas Properties evaluated in the most recently delivered Reserve Report (except for those Oil and Gas Properties that have been disposed of since the date of such Reserve Report in accordance with this Agreement or leases which have expired in accordance with their terms) and good title, or valid leasehold interests in, to all its real and personal Properties material to its business, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purpose, in each case for both clause (i) and clause (ii), free and clear of all Liens except Permitted Liens. After giving full effect to the Excepted Liens, the Credit Parties or their Subsidiaries specified as the owners own at least the net interests in production attributable to the Hydrocarbon Interests as reflected in the most recently delivered Reserve Report (except for those Oil and Gas Properties that have been disposed of since the date of such Reserve Report in accordance with this Agreement or leases which have expired in accordance with their terms), and the ownership of such Properties shall not in any material respect obligate the Credit Parties or their Subsidiaries to bear the costs and expenses relating to the maintenance, development and operations of each such Property in an amount in excess of the working interest of each Property set forth in the most recently delivered Reserve Report that is not offset by at least a corresponding proportionate increase in the such Credit Parties’ or such Subsidiaries’ net revenue interest in such Property or the revenues therefrom.
(b)Each of the material leases, licenses, subleases, Rights of Way, easements and servitudes or assignments of the foregoing (together with all amendments, modifications,

supplements, renewals or extensions of any thereof) necessary for the conduct of the business of the Credit Parties and their respective Subsidiaries is in full force and effect and no Credit Party has knowledge of any breach, default or event or circumstance that has occurred and is continuing thereunder, or with the passage of time or giving of notice, or both, would give rise to a default, and each such agreement constitutes the legally valid and binding obligation of each applicable Credit Party, enforceable against such Credit Party in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles.
(c)The rights of each Credit Party and any of its applicable Subsidiaries to use the Midstream Properties are pursuant to Rights of Way in favor of the applicable Credit Party and any of its applicable Subsidiaries (or their predecessors in interest), except where the failure of the Midstream Properties to be so covered, individually or in the aggregate, (i) (A) do not materially interfere with the ordinary conduct of business of the Borrower and any applicable Subsidiary and (B) do not materially detract from the value or the use of the portion of the Midstream Properties which are not covered or (ii) as could not reasonably be expected to have a Material Adverse Effect.
(d)The Rights of Way for the Midstream Properties grant or permit the Borrower and any of its Subsidiaries the right to operate and maintain the Midstream Properties in, over, under, or across the land covered thereby in the same way that a prudent owner and operator would operate and maintain similar assets and, in all material respects, in the same way as the Borrower and any applicable Subsidiary (or their predecessor in interest) have operated and maintained the Midstream Properties prior to the Effective Date, except as could not reasonably be expected to have a Material Adverse Effect.
(e)All leases, related agreements and Rights of Way necessary for the conduct of the business of the Borrower and its Subsidiaries are valid and subsisting, in full force and effect, and there exists no breach, default or event or circumstance that, with the giving of notice or the passage of time or both, would give rise to a default under any such lease or agreement or Rights of Way, except to the extent any failure to have such rights of properties or any such breach, default or event or circumstance would not reasonably be expected to have a Material Adverse Effect.
(f)The rights and properties presently owned, leased, subleased or licensed by the Borrower for any of its Subsidiaries, including all Rights of Way, include all rights and properties necessary to permit the Borrower and its Subsidiaries to conduct their businesses in accordance with prudent industry standards in the same manner as such businesses have been conducted prior to the Effective Date, except to the extent any failure to have such rights of properties would not reasonably be expected to have a Material Adverse Effect.
(g)No eminent domain proceeding or taking is currently in process or, to the knowledge of the Borrower and its Subsidiaries, is contemplated with respect to all or any Midstream Property (except to the extent that such proceeding would not reasonably be expected to have a Material Adverse Effect) or all or any material portion of the Oil and Gas Properties.

(h)Each Credit Party and each of its Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other Intellectual Property material to its business, and the use thereof by such Credit Party and such Subsidiary does not infringe upon the rights of any other Person, and no claims or litigation related thereto are pending or threatened, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. The Credit Parties and their Subsidiaries either own or have valid licenses or other rights to use all databases, geological data, geophysical data, engineering data, seismic data, maps, interpretations, technology, know-how, processes, compositions, formulae, specifications, algorithms, and other technical information used in their businesses as presently conducted, subject to the limitations contained in the agreements governing the use of the same, which limitations are customary for companies engaged in the business of the exploration and production of Hydrocarbons except as could not reasonably be expected to have a Material Adverse Effect.
Section VII.17Maintenance of Properties. Except for such acts or failures to act as could not reasonably be expected to be materially adverse to the Credit Parties, the Mortgaged Properties and the Proved Oil and Gas Properties (and Properties unitized therewith) of the Credit Parties and their Subsidiaries have been maintained, operated and developed in a good and workmanlike manner and in conformity with all Governmental Requirements and in conformity with the provisions of all leases, subleases, or other contracts comprising a part of the Hydrocarbon Interests and other contracts and agreements forming a part of such Oil and Gas Properties. Except for such acts or failures to act as could not reasonably be expected to have a Material Adverse Effect, the Midstream Properties of the Credit Parties and their Subsidiaries have been maintained, operated, and developed in a good and workmanlike manner and in conformity with all Governmental Requirements and in conformity with the provisions of all leases, subleases, or other contracts comprising a part of the Hydrocarbon Interests and other contracts and agreements forming a part of such Midstream Properties. Specifically in connection with the foregoing, except for those as could not reasonably be expected to be materially adverse to the Credit Parties, (a) no Proved Oil and Gas Property is subject to having allowable production reduced below the full and regular allowable volume (including the maximum permissible tolerance) because of any overproduction (whether or not the same was permissible at the time) and (b) the wells comprising a part of the Proved Oil and Gas Properties (or Properties unitized therewith) are producing only from such Oil and Gas Properties (or in the case of wells located on Properties unitized therewith, such unitized Properties) in which the applicable Credit Party or its applicable Subsidiary owns an interest. All Mortgaged Properties and any and all pipelines, wells, gas processing plants, platforms and other material improvements, fixtures and equipment owned in whole or in part by a Credit Party or any of its Subsidiaries that are necessary to conduct normal operations are being maintained in a state adequate to conduct normal operations, and with respect to such of the foregoing which are operated by a Credit Party or any of its Subsidiaries, in a manner consistent with such Person’s past practices (other than those the failure of which to maintain in accordance with this Section 7.17 could not reasonably be expected to have a Material Adverse Effect).
Section VII.18Gas Imbalances, Prepayments. Except as set forth on Schedule 7.18 or on the most recent certificate delivered pursuant to Section 8.11(b), on a net aggregate basis there are no gas imbalances, take or pay or other prepayments which would require the Borrower, any other Credit Party, or any of their Subsidiaries to deliver Hydrocarbons produced from their Proved Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor exceeding two (2) bcf of gas (on an mcf equivalent basis) in the aggregate.
Section VII.19Marketing of Production. Except for contracts listed and in effect on the date hereof on Schedule 7.19, or hereafter either disclosed in writing to the Administrative Agent or included in the most recently delivered Reserve Report (with respect to all of which contracts each Credit Party represent that it or its Subsidiaries are receiving a price for all production sold thereunder which is computed substantially in accordance with the terms of the relevant contract), no agreements exist which are not cancelable on sixty (60) days’ notice or less without penalty or detriment, for the sale of production from the Credit Parties’ and their Subsidiaries’ Hydrocarbons (including calls on or other rights to purchase, production, whether or not the same are currently being exercised) that (a) pertain to the sale of production at a fixed price and (b) have a maturity or expiry date of longer than six (6) months from the effective date of such contract.
Section VII.20Swap Agreements and Qualified ECP Counterparty. Schedule 7.20, as of the date hereof, and after the date hereof, each report required to be delivered by the Borrower pursuant to Section 8.01(f), as of the date of (or as of the date(s) otherwise set forth in) such report, sets forth, a true and complete list of all Swap Agreements of the Credit Parties and their Subsidiaries, and the type, effective date, term or termination date, and notional amounts or volumes of such agreement, the net mark-to-market value thereof, all credit support agreements relating thereto other than Loan Documents (including any margin required or supplied) and the counterparty to each such agreement. The Borrower is a Qualified ECP Counterparty.
Section VII.21Use of Loans. The proceeds of the Loans shall be used (a) to refinance the Debt outstanding under the Existing Notes, the Existing RBL Credit Agreement and/or the Existing C&J Credit Agreement, (b) to pay fees and expenses arising pursuant to the Transactions and (c) to fund Capital Expenditures in strict accordance with the provisions hereof, for other working capital purposes and for other general corporate purposes. The Credit Parties and their Subsidiaries are not engaged principally, or as one of its or their important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying margin stock (within the meaning of Regulation T, Regulation U or Regulation X). No part of the proceeds of any Loan will be used by any Credit Party or any of their Subsidiaries for any purpose which violates the provisions of Regulation T, Regulation U or Regulation X.
Section VII.22Solvency. After giving effect to the transactions contemplated hereby (including each Borrowing made hereunder), (a) the aggregate assets (after giving effect to amounts that could reasonably be expected to be received by reason of indemnity, offset, insurance or any similar arrangement), at a fair valuation, of the Credit Parties, taken as a whole, exceed the aggregate Debt of the Credit Parties on a consolidated basis, (b) each of the Credit Parties has not incurred and does not intend to incur, Debt beyond its ability to pay such Debt (after taking into account the timing and amounts of cash it reasonably expects could be received and the amounts that it reasonably expects could be payable on or in respect of its liabilities, and giving effect to amounts that could reasonably be expected to be received by reason of indemnity, offset, insurance or any similar arrangement) as such Debt becomes absolute and matures, and (c) each of the Credit Parties on a consolidated basis does not have (and does not have reason to believe that it will have thereafter) unreasonably small capital for the conduct of its business.
Section VII.23Anti-Corruption Laws and Sanctions; Anti-Money Laundering. Each Credit Party has implemented and maintains in effect policies and procedures reasonably designed to ensure compliance with Anti-Corruption Laws, Anti-Money Laundering Laws, and Sanctions Laws by such Credit Party and its Subsidiaries and their respective directors, officers, employees and agents. Each Credit Party and its Subsidiaries and their respective officers, directors, and, to the knowledge (as defined in the FCPA or Sanctions Laws, as applicable) of such Credit Party, their respective employees and agents, are in compliance with Anti-Corruption Laws, Anti-Money Laundering Laws, and Sanctions Laws. None of (a) the Credit Parties or their Subsidiaries, nor any of their respective 10% or greater beneficial owners, directors, officers or employees, or (b) to the knowledge of any Credit Party, any agent of any Credit Party or of any Subsidiary of a Credit Party, or any other Person that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Borrowing, use of proceeds or other transaction contemplated by this Agreement will violate any Anti-Corruption Laws, Anti-Money Laundering Laws, or Sanctions Laws.
Section VII.24EEA Financial Institutions. No Credit Party is an EEA Financial Institution.
Section VII.25Senior Debt Status. The Indebtedness of each Credit Party under this Agreement and each of the other Loan Documents ranks and shall continue to rank at least senior in priority of payment and Liens to all subordinated Debt and, to the extent of the value of the Collateral, all senior unsecured Debt of each such Person and is designated as “Senior Indebtedness” under all instruments and documents, now or in the future, relating to all subordinated Debt and all senior unsecured Debt of such Person.
Section VII.26Material Contracts. Schedule 7.26 sets forth a complete and accurate list of all Material Contracts of each Credit Party and each Subsidiary thereof in effect as of the Effective Date. Other than as set forth in Schedule 7.26, as of the Effective Date, each such Material Contract is, and after giving effect to the consummation of the Transactions will be, in full force and effect in accordance with the terms thereof. To the extent requested by the Administrative Agent, each Credit Party and each Subsidiary thereof has delivered to the Administrative Agent a true and complete copy of each such Material Contract required to be listed on Schedule 7.26 or any other Schedule hereto. As of the Effective Date, no Credit Party nor any Subsidiary thereof (nor, to its knowledge, any other party thereto) is in breach of or in default under any Material Contract in any material respect.
Section VII.27Security Instruments. The Security Instruments are effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable Lien on the Collateral and proceeds thereof, subject, in the case of enforceability, to applicable bankruptcy, insolvency or similar laws affecting creditors’ rights generally and to general principles of equity and principles of good faith and fair dealing. The Indebtedness is and shall be at all times secured by legal, valid and enforceable, perfected first priority Liens in favor of the Administrative Agent, for the benefit of the Secured Parties, covering and encumbering the Collateral, to the extent perfection has occurred or will occur, by the recording of a mortgage, the filing of a UCC financing statement, with respect to Intellectual Property, the filing of notices in the U.S. Patent and Trademark Office and the U.S. Copyright Office or, with respect to Equity Interests represented by certificates, by possession or control (in each case, to the extent available in the applicable jurisdiction); provided that, except in the case of pledged Equity Interests or as otherwise provided herein, Permitted Liens may exist.
Article VIII
AFFIRMATIVE COVENANTS
From and after the Effective Date with respect to Section 8.01(c), Section 8.01(h) through Section 8.01(u), Section 8.02, Section 8.03(a), Section 8.04, Section 8.05, the first sentence of Section 8.06(a), Section 8.08, Section 8.09, Section 8.10(a), Section 8.17 and Section 8.19 only and otherwise from and after the Initial Funding Date, until Payment in Full, each Credit Party covenants and agrees with the Administrative Agent and the Lenders that such Credit Party will, and will cause its Subsidiaries:
Section VIII.1Financial Statements; Other Information. Each Credit Party will furnish to the Administrative Agent:
(a)Annual Financial Statements. As soon as available, but in any event not later than ninety (90) days after the end of each fiscal year of the Borrower (or, if earlier, the day on which such financial statements are filed by the Borrower or any of its Subsidiaries with the SEC, or with any national securities exchange), commencing with the fiscal year ending December 31, 2024, Borrower’s audited consolidated Financial Statements as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year and consolidating spreadsheets that show all Specified C&J Entities and the eliminating entries, in such form as would be presentable to the auditors of the Borrower (or otherwise setting forth information for purposes of determining Specified C&J EBITDAX that is satisfactory to the Administrative Agent), all reported on by KPMG LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception (other than (i) a “going concern” or like qualification or exception that is solely as a result of the Loans maturing within the next 365 days or the Superpriority Revolving Loans maturing within the next 365 days or (ii) any potential inability to satisfy the Consolidated Total Net Leverage Ratio or the minimum asset coverage ratio set forth in Section 9.01(b)) and without any qualification or exception as to the scope of such audit) to the effect that such consolidated Financial Statements present fairly in all material respects the financial condition and results of operations of the Borrower and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied.
(b)Quarterly Financial Statements. As soon as available, but in any event in accordance with then applicable law and not later than sixty (60) days after the end of the first three fiscal quarters of each fiscal year of the Borrower (or, if earlier, the day on which such financial statements are filed by the Borrower or any of its Subsidiaries with the SEC, or with any national securities exchange), commencing with the fiscal quarter ending March 31, 2025, the unaudited consolidated Financial Statements of the Borrower and its Subsidiaries on a consolidated basis as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, in each case setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year and consolidating spreadsheets that show all Specified C&J Entities and the eliminating entries, in such form as would be presentable to the auditors of the Borrower (or otherwise setting forth information for purposes of determining Specified C&J EBITDAX that is satisfactory to the Administrative Agent), all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of such Person and, if applicable, its Consolidated Subsidiaries in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes.
(c)Monthly Financial Materials; Capital Expenditure Schedule. As soon as available, but in any event within three (3) Business Days of delivery of the materials described in the immediately succeeding clause (i) to the board of directors of the Borrower (or any committee thereof), (i) the package of monthly financial information materials delivered to the board of directors of the Borrower (or any committee thereof) substantially consistent with the monthly financial information materials for July 2024 delivered by the Borrower to the Administrative Agent (file name “July_2024_Financial.pdf” on September 10, 2024), (ii) a certificate of a Financial Officer setting forth reasonably detailed calculations demonstrating compliance (or non-compliance) with Section 9.01(c) as of the last day of the month most recently ended and (iii) a certificate of a Financial Officer (A)(1) certifying that the Borrower and its Subsidiaries have made no reallocations of Capital Expenditures as between “operating areas” or “categories” of Capital Expenditures since the delivery of the most recent certificate under this Section 8.01(c)(iii) or if more recent, the most recently delivered Capital Expenditure Schedule under Section 8.01(e) or (2) if the Financial Officer is not able to certify as to the statements in the immediately preceding clause (1), (I) attaching thereto an updated Capital Expenditure Schedule (with any changes from the previously delivered Capital Expenditure Schedule being clearly identifiable) which reflects any reallocation of Capital Expenditures, (II) certifying in reasonable detail as to the strategic rationale of the Borrower and its Subsidiaries with respect to any such reallocation; provided that with respect to any reallocation of Capital Expenditures set forth in a certificate delivered under this Section 9.01(c)(iii)(2) that constitutes a Specified Capital Expenditure Reallocation (x) the Borrower shall have further delivered to the Administrative Agent calculations in reasonable detail, together with supporting information related thereto, of the Internal Rate of Return with respect to the Growth Project related to such Specified Capital Expenditure Reallocation and (y) the Capital Expenditure Schedule, as updated by any updates set forth in this Section 8.01(c), shall not constitute the Capital Expenditure Schedule for purposes of this Agreement and the other Loans Documents without the consent of the Majority Lenders (such consent not to be unreasonably withheld or delayed), it being understood and agreed that the Majority Lenders shall respond reasonably promptly to any request for consent from the Borrower in respect of proposed updates to the Capital Expenditure Schedule and in the event the Majority Lenders do not consent to any such update, the Borrower shall be permitted to resubmit an updated proposed Capital Expenditure Schedule in accordance with clauses (i) through (iii) of this Section 8.01(c).
(d)Certificate of Financial Officer – Compliance. Concurrently with any delivery of financial statements under Section 8.01(a) or Section 8.01(b), a certificate of a Financial Officer in substantially the form of Exhibit D hereto (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations, commencing with the fiscal quarter ending March 31, 2025, demonstrating compliance (or non-compliance) with Section 9.01, (iii) stating whether any change in the application of GAAP to the Borrower’s (or, with respect to the financial statements delivered pursuant to Section 8.01(b) for the fiscal quarter ending March 31, 2025, such other Credit Party’s) financial statements has occurred since the date of the most recent financial statements previously delivered in connection with this Agreement, and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate, (iv) to the extent applicable, designating sufficient Subsidiaries as Material Subsidiaries so as to comply with the limitations set forth in the definition of “Immaterial Subsidiaries”, (v) attaching copies of any material amendments, modifications, consents and waivers to, and termination (including rejections) and assignment of, any Material Contract since the later of the Effective Date and the most recent delivery of the compliance certificate described in this clause (d), (vi) setting forth as of the end of such fiscal quarter or fiscal year, as applicable (or as of a more recent date), a true and complete list of all Swap Agreements of the Credit Parties and their Subsidiaries, the type, effective date, term or termination date, and notional amounts or volumes of such agreement, the net mark-to-market value thereof, all credit support agreements relating thereto other than Loan Documents (including any margin required or supplied) and the counterparty to each such agreement and (vii) attaching any copies of a borrowing base certificate, compliance certificate, as applicable, or, in each case, the functional equivalent thereof, delivered to the Superpriority Revolving Agent.
(e)Annual Forecast; Capital Expenditure Schedule.
(i)Prior to the commencement of each fiscal year, but in any event not later than one (1) day prior to the commencement of such fiscal year, an interim annual budget and cash flow forecast for the Borrower and its Subsidiaries for such upcoming fiscal year that has been submitted to the board of directors of the Borrower for approval, including the projected monthly production of Hydrocarbons by the Borrower and its Subsidiaries and the assumptions used in calculating such projections, and projected cash flows, and such other information as may be reasonably requested by the Administrative Agent; it being understood that projections concerning volumes attributable to the Oil and Gas Properties of the Borrower and its Subsidiaries and production and cost estimates contained in such budgets and projections are necessarily based upon professional opinions, estimates and projections and that the Borrower and its Subsidiaries do not warrant that such opinions, estimates and projections will ultimately prove to have been accurate.

(ii)Prior to the commencement of each fiscal year, but in any event not later than thirty (30) days prior to the commencement of such fiscal year, commencing with the fiscal year beginning January 1, 2026, a Capital Expenditure Schedule for the Borrower and its Subsidiaries for such fiscal year.
(iii)Prior to March 15 of each year, the Borrower shall deliver the final version of the annual budget and cash flow forecast for the Borrower and its Subsidiaries for the ongoing fiscal year, including the projected monthly production of Hydrocarbons by the Borrower and its Subsidiaries and the assumptions used in calculating such projections, and projected cash flows, and such other information as may be reasonably requested by the Administrative Agent; it being understood that projections concerning volumes attributable to the Oil and Gas Properties of the Borrower and its Subsidiaries and production and cost estimates contained in such budgets and projections are necessarily based upon professional opinions, estimates and projections and that the Borrower and its Subsidiaries do not warrant that such opinions, estimates and projections will ultimately prove to have been accurate.
(f)[Reserved].
(g)Certificate of Insurer – Insurance Coverage. Within sixty (60) days of the annual renewal thereof, one or more certificates of insurance coverage from the Credit Parties’ insurance broker or insurers with respect to the insurance required by Section 8.06, in form reasonably satisfactory to the Administrative Agent, and, if requested by the Administrative Agent, all copies of the applicable policies.
(h)Lenders’ Calls. Within forty-five (45) days of the end of each fiscal quarter, the Borrower shall host a call with senior management of the Borrower for the Administrative Agent and the Lenders to discuss the matters set forth on Schedule 8.01(h) hereto for the fiscal quarter most recently ended, including the performance, operations, business affairs and the financial condition of the Borrower and its Subsidiaries during such fiscal quarter; provided that to the extent the Borrower hosts a customary investor call following the end of a fiscal quarter in a manner consistent with similarly situated companies that issue publicly-traded Equity Interests, the Borrower shall have no further obligations under this Section 8.01(h) to host an additional call with respect to such fiscal quarter so long as such investor call is reasonably accessible to the Lenders.
(i)Notices Under Material Instruments. Promptly after the furnishing thereof, copies of any default notice furnished to or by any Person pursuant to the terms of any preferred stock designation, indenture, loan or credit or other similar agreement with respect to Material Debt, other than this Agreement and not otherwise required to be furnished to the Lenders pursuant to any other provision of this Section 8.01.
(j)Information Regarding Borrower and Guarantors. Prompt written notice (and in any event within ten (10) Business Days thereafter, or such later time as the Administrative Agent may agree to in its sole discretion) of (i) any change in the Borrower or any Guarantor’s legal name, in the location of the Borrower or any Guarantor’s chief executive office or principal place of business, and in the Borrower or any Guarantor’s identity or corporate structure or in the jurisdiction in which such Person is incorporated or formed and (ii) copies of any amendment, modification or supplement to the certificate of formation, limited liability company agreement, articles of incorporation, by-laws, any preferred stock designation or any other organic document of the Borrower, any other Credit Party, or any of their Subsidiaries.
(k)Notice of Dispositions and Liquidations. In the event the Borrower, any other Credit Party, or any of their Subsidiaries (i) intends to consummate any Disposition of Property (other than Hydrocarbons in the ordinary course of business) or Disposition of any Equity Interests in any of its Subsidiaries that owns any Property, in any case with an aggregate sales price greater than $15,000,000, reasonable prior written notice of such Disposition, the price thereof and the anticipated date of closing and any other details thereof reasonably requested by the Administrative Agent or (ii) receives any notice of early termination of any Swap Agreement to which the Borrower, any other Credit Party, or any of their Subsidiaries is a party from any of its counterparties, or any Swap Agreement to which the Borrower, any other Credit Party, or any of their Subsidiaries is a party is Liquidated and results in cash payments to the Borrower, any other Credit Party, or any of their Subsidiaries in excess of $15,000,000, written notice, promptly thereafter (and in any event, not more than three (3) Business Days thereafter), of such early termination notice or such Liquidation.
(l)Production Report and Lease Operating Statements. Concurrently with the delivery of any Reserve Report pursuant to Section 8.11 hereunder, a summary report setting forth, for each calendar month during the then current fiscal year to the end of such fiscal quarter, the volume of production and sales attributable to production (and the average prices at which such sales were made and the revenues derived from such sales) for each such calendar month from the Oil and Gas Properties, and setting forth the related ad valorem, severance and production taxes and lease operating expenses attributable thereto and incurred for each such calendar month.
(m)List of Purchasers. Promptly following Borrower’s receipt of any request by the Administrative Agent in writing therefor, provided that such requests shall not be made more than one time per fiscal quarter unless an Event of Default has occurred and is continuing, a list of all Persons purchasing Hydrocarbons from the Borrower or any other Credit Party.
(n)Notice of Casualty Events. Prompt written notice of the occurrence of any Casualty Event with respect to Property having a fair market value in excess of $5,000,000 (or would cause the aggregate fair market value of Property affected by a Casualty Event in a fiscal year to exceed $5,000,000) or the commencement of any condemnation proceeding that could reasonably be expected to result in a Casualty Event with respect to Property having a fair market value in excess of $5,000,000.
(o)Reserved.
(p)Patriot Act and Beneficial Ownership Information. Promptly upon request, (i) all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act, and (ii) information and documentation reasonably requested by the Administrative Agent or any Lender, including a Beneficial Ownership Certification, for purposes of compliance with applicable anti-money laundering rules and regulations, including the USA Patriot Act and the Beneficial Ownership Regulation.
(q)Notices Regarding Material Debt. (i) Concurrently with the delivery of financial statements pursuant to Section 8.01(a) or Section 8.01(b), and any other delivery to the agent (or any Person acting in a functionally equivalent capacity pursuant to) under the documentation governing any Material Debt, including the Superpriority Revolving Credit Facility, a copy of a borrowing base certificate, compliance certificate, as applicable, or, in each case, the functional equivalent thereof, delivered to such agent (or such Person) and any other report, deliverable or information with respect to the borrowing base and financial performance, as applicable, that has been delivered to such agent (or such Person) pursuant to the terms of such Material Debt (for avoidance of doubt, the foregoing does not require delivery of conversion and continuation elections or SOFR or base rate interest election notices) and (ii) substantially simultaneously with the furnishing or receipt thereof (provided that any material amendments or written modifications contemplated in clause (B) below shall be provided no less than three (3) Business Days before their execution (or such later date as the Administrative Agent may agree in its sole discretion)), copies of (A) any notice of default, any notice related to the exercise of remedies, or any other material notice or written communication regarding the foregoing, in each case pursuant to documentation governing any Material Debt, including the Superpriority Revolving Credit Facility, (B) any replacement amendment, consent, waiver or other modification of such documentation, in each case not otherwise required to be furnished to the Lender pursuant to any other provisions of the Loan Documents and (C) any notice of or election of an increase in, a reduction in or termination of the commitments or elected commitment amount (or the functional equivalent or any of the foregoing), a redetermination or adjustment of the borrowing base, or a notice of a borrowing base deficiency (or the functional equivalent of any of the foregoing), if applicable, under documentation governing any Material Debt, including the Superpriority Revolving Credit Facility.
(r)[Reserved.]
(s)Incurrence of Acquisition Debt. In the event any Credit Party or its Subsidiaries intends to incur Debt under Section 9.02(j), at least ten (10) Business Days (or such later date as the Administrative Agent may agree in its sole discretion) prior written notice of such intended incurrence of Debt, the intended principal amount thereof and the anticipated date of closing.
(t)SEC and Other Filings; Reports to Shareholders. Promptly after the same becomes publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Borrower or any of its Subsidiaries with the SEC, or with any national securities exchange, or distributed by the Borrower or any of its Subsidiaries to its shareholders, generally, as the case may be.
(u)Other Requested Information. Promptly following any reasonable request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower, any other Credit Party, or any of their Subsidiaries (including any Plan and any reports or other information required to be filed with respect thereto under the Code or under ERISA), or compliance with the terms of this Agreement or any other Loan Document, as the Administrative Agent may reasonably request.
Documents required to be delivered pursuant to Section 8.01(a), Section 8.01(b), Section 8.01(d)(v), Section 8.01(i) or Section 8.01(t) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which such information has been posted on “EDGAR” or the Borrower posts such documents, or provides a link thereto on the Borrower’s public website or another website identified to and accessible by the Administrative Agent and the Lenders without charge; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (x) the Borrower shall deliver paper copies of such documents to the Administrative Agent upon its request to the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent and (y) the Borrower shall notify the Administrative Agent of the posting of any such documents. The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above.
Section VIII.2Notices of Material Events. Each Credit Party will furnish to the Administrative Agent for each Lender prompt (and in any event within five (5) Business Days after any Responsible Officer of any Credit Party obtains knowledge thereof) written notice of the following:
(a)the occurrence of any Default or Event of Default;
(b)the filing or commencement of, or the threat in writing of, any action, suit, proceeding, investigation or arbitration by or before any arbitrator or Governmental Authority against or affecting the Borrower, any other Credit Party, or any of their Subsidiaries not previously disclosed in writing to the Lenders or any material adverse development in any action, suit, proceeding, investigation or arbitration (whether or not previously disclosed to the Lenders) that, in either case, if adversely determined, could reasonably be expected to result in aggregate liability in excess of the Threshold Amount;
(c)the occurrence of any Material Adverse Effect; and
(d)(i) any Release or threatened Release required to be reported to any Governmental Authority under any applicable Environmental Law, (ii) any remedial, cleanup, monitoring, or corrective action taken by any Credit Party (or any other Person, to the extent affecting any real property or operations of any Credit Party) in response to any claims, demands, suits, orders, inquiries, or proceedings under any Environmental Law or any Credit Party’s discovery of any Release or threatened Release on any real property adjoining or in the vicinity of any of their Properties, (iii) any action, investigation or inquiry by any Governmental Authority, or threat of such in writing, or any demand or lawsuit threatened in writing by any Person against the Borrower, any other Credit Party, or any of their Subsidiaries or their Properties, and/or (iv) any

Environmental Liability of any Credit Party; in each case, if such could be reasonably expected to result in liability (whether individually or in the aggregate) in excess of the Threshold Amount or that otherwise could reasonably be expected to result in a Material Adverse Effect.
Each notice delivered under this Section 8.02 shall be accompanied by a statement of a Responsible Officer setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.
Section VIII.3Existence; Conduct of Business. Each Credit Party will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect and at all times shall keep in full force and effect (a) its legal existence and (b) the rights, licenses, permits, privileges and franchises material to the conduct of its business and maintain, if necessary, its qualification to do business in each other jurisdiction in which its Oil and Gas Properties are located or the ownership of its Properties requires such qualification, except, in each case under this Section 8.03(b), where such failure to could not reasonably be expected to have a Material Adverse Effect; provided that (i) the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 9.10 and (ii) it is understood, for avoidance of doubt, that a Governmental Requirement that restricts a Credit Party or its Subsidiaries from operating its business is relevant to a determination under Section 8.03(b) whether such Person has kept it rights to conduct its business in full force and effect.
Section VIII.4Payment of Obligations. Each Credit Party will, and will cause each of its Subsidiaries to, pay its material obligations, including its Tax liabilities, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) such Credit Party or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect or result in the seizure or levy of any material Property of any Credit Party.
Section VIII.5Operation and Maintenance of Properties. Each Credit Party, at its own expense, will, and will cause each of its Subsidiaries to:
(a)operate its Oil and Gas Properties, the Midstream Properties and other material Properties, including the Mortgaged Properties or, if it is not the operator thereof, use commercially reasonable efforts to cause such Oil and Gas Properties, Midstream Properties and other Properties to be operated in a careful and efficient manner in accordance with the generally accepted practices of the industry and in compliance with all applicable contracts and agreements and in compliance with all Governmental Requirements, including applicable proration requirements and Environmental Laws, and all applicable laws, rules and regulations of every other Governmental Authority from time to time constituted to regulate the development and operation of its Oil and Gas Properties, Midstream Properties and the production and sale of Hydrocarbons and other minerals therefrom, except, in each case, where the failure to comply would not reasonably be expected to have a Material Adverse Effect;

(b)maintain, preserve, protect, enforce, and keep in good repair, working order and efficiency (ordinary wear and tear and depletion excepted) all of its Oil and Gas Properties, Midstream Properties and other Properties (including the Mortgaged Properties) that are material to the conduct of its business, including all material equipment, machinery and facilities, unless the Borrower determines in good faith that the continued maintenance of such Oil and Gas Properties and other Properties is no longer economically desirable, necessary or useful to the business of the Credit Parties or such Oil and Gas Properties or other Properties are sold, assigned or transferred in a Disposition permitted by Section 9.11;
(c)promptly pay and discharge, or make reasonable and customary efforts to cause to be paid and discharged, all delay rentals, royalties, expenses and indebtedness accruing under the leases or other agreements affecting or pertaining to its Oil and Gas Properties and Midstream Properties (including the Mortgaged Properties) and do all other commercially reasonable things necessary to keep unimpaired its rights with respect thereto and prevent any forfeiture thereof or default thereunder, except, in each case, where the failure to comply would not reasonably be expected to have a Material Adverse Effect; and
(d)promptly perform or make reasonable and customary efforts to cause to be performed, in accordance with customary industry standards, the obligations required by the assignments, deeds, leases, sub-leases, contracts and agreements affecting its interests in its Oil and Gas Properties and other Properties, except, in each case, where the failure to comply would not reasonably be expected to have a Material Adverse Effect.
To the extent the Credit Parties and their Subsidiaries are not the operator of any Property, the Credit Parties shall use commercially reasonable efforts to cause the operator to comply with this Section 8.05, but failure of the operator to so comply will not independently constitute a Default or Event of Default.
Section VIII.6Insurance.
(a)Each Credit Party will, and will cause each of its Subsidiaries to, maintain, with financially sound and reputable insurance companies, insurance (i) in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations and (ii) in accordance with all Governmental Requirements. The loss payable clauses or provisions in said insurance policy or policies insuring any of the collateral for the Loans shall be endorsed in favor of and made payable to the Administrative Agent as its interests may appear and such policies shall name the Administrative Agent and the Lenders as “additional insureds” and the Administrative Agent as “lender loss payee” and provide that the insurer will endeavor to give at least thirty (30) days prior notice of any cancellation to the Administrative Agent (or, in the case of the non-payment of premiums, ten (10) days prior notice).
(b)If any improvement or mobile home situated on any Mortgaged Property is at any time located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a special flood hazard area with respect to which flood insurance has been made available under the Flood Insurance Regulations, then the Borrower shall, or shall cause each Credit Party to (i) maintain, or cause to be maintained, with a financially sound and reputable insurer, flood insurance in an amount and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Insurance Regulations and (ii) deliver to the Administrative Agent evidence of such compliance in form and substance reasonably acceptable to the Administrative Agent and the Lenders.
Section VIII.7Books and Records; Inspection Rights. Each Credit Party will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries in conformity with GAAP are maintained. Each Credit Party will, and will cause each of its Subsidiaries to, permit any representatives designated by the Administrative Agent (which may include any Lender designated by the Administrative Agent), upon reasonable prior notice, to visit and inspect its Properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as reasonably requested; provided that unless an Event of Default has occurred that is continuing, not more than one such inspection per calendar year shall be at the expense of the Credit Parties.
Section VIII.8Compliance with Laws. Each Credit Party will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its Property, except, in each case, where the failure to comply would not reasonably be expected to have a Material Adverse Effect. Notwithstanding the foregoing, each Credit Party will, and will cause each if its Subsidiaries and its and their respective directors, officers, employees, and agents to, comply in all respects with Anti-Corruption Laws, Anti-Money Laundering Laws, and Sanctions Laws, and will maintain in effect and enforce such policies and procedures reasonably designed to ensure compliance by the Credit Parties and their Subsidiaries and each of their respective directors, officers, employees and agents with Anti-Corruption Laws, Anti-Money Laundering Laws, and Sanctions Laws.
Section VIII.9Environmental Matters.
(a)Except where the failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each Credit Party will at its sole expense: (i) comply, and cause its Properties and operations to comply, with all applicable Environmental Laws and Environmental Permits; (ii) not Release or threaten to Release, any Hazardous Material on, under, about or from any Properties of any Credit Party or any other property offsite the Properties to the extent caused by or attributable to operations of a Credit Party except in compliance with applicable Environmental Laws; (iii) timely obtain or file, all Environmental Permits, if any, required under applicable Environmental Laws to be obtained or filed in connection with the operation or use of the Properties of the Credit Parties; (iv) promptly commence and diligently prosecute to completion, any assessment, evaluation, investigation, monitoring, containment, cleanup, removal, repair, restoration, remediation or other remedial obligations (collectively, the “Remedial Work”) in the event any Remedial Work is required to be completed by any Credit Party under applicable Environmental Laws, the Credit Parties’ obligations under Section 8.05, any Governmental Requirement, or because of or in connection with the actual or suspected past, present or future Release or threatened Release of any

Hazardous Material on, under, about or from any Properties of the Credit Parties; (v) conduct their respective operations and businesses in a manner that will not expose any Property or Person to Hazardous Materials in violation of Environmental Law or that could reasonably be expected to result in an Environmental Liability of any Credit Party (to the extent not fully covered by insurance (other than normal deductibles)); and (vi) establish and implement such procedures as may be necessary to continuously determine and assure that the Credit Parties’ under this Section 8.09(a) are timely and fully satisfied.
(b)With respect to any breach of Section 8.09(a) or if an Event of Default is continuing, the Administrative Agent and its respective representatives or nominees shall have the right, but not the obligation or duty, upon reasonable notice to enter the applicable Properties at reasonable times for the purposes of observing the applicable Properties. Such access shall include, at the reasonable request of the Administrative Agent, access to relevant documents and employees of each Credit Party and to their outside representatives, to the extent necessary to obtain necessary information related to the event at issue. With respect to any breach of Section 8.09(a) or if an Event of Default is continuing, the Credit Parties shall conduct such tests and investigations on the Properties of the affected Credit Party or relevant portion thereof, as reasonably requested by the Administrative Agent, including the preparation of an environmental site assessment report or such other sampling or analysis as determined to be necessary under the circumstances by a qualified environmental engineer or consultant. If a Credit Party does not undertake such tests and investigations in a reasonably timely manner following the request of the Administrative Agent or, the Administrative Agent may hire an independent engineer, at the Credit Parties’ expense, to conduct such tests and investigations.
(c)In connection with any acquisition by any Credit Party of any Oil and Gas Property or Midstream Property, other than an acquisition of additional interests in Oil and Gas Properties in which such Credit Party previously held an interest, to the extent any Credit Party obtains or is provided with same, the Borrower will, promptly following any Credit Party’s obtaining or being provided with the same, deliver to the Administrative Agent any final and non-privileged environmental reports of such Oil and Gas Properties or such Midstream Properties, the delivery of which will not violate any applicable confidentiality agreement entered into in good faith with an unaffiliated third party.
Section VIII.10Further Assurances.
(a)Each Credit Party at its sole expense will, and will cause each of its Subsidiaries to, promptly execute and deliver to the Administrative Agent all such other documents, agreements and instruments reasonably requested by the Administrative Agent to comply with, cure any defects or accomplish the conditions precedent, covenants and agreements of the Credit Parties or their Subsidiaries, as the case may be, in the Loan Documents, including the Notes, or to further evidence and more fully describe the collateral intended as security for the Indebtedness, or to correct any omissions in this Agreement or the Security Instruments, or to state more fully the obligations secured therein, or to grant, continue the validity of, perfect, protect or preserve any Liens created pursuant to this Agreement or any of the Security Instruments or the priority thereof, or to execute, acknowledge, deliver, make any recordings, file any notices, make any registrations, or obtain any consents, deeds, certificates, assurances, or other instruments, all as may be reasonably necessary or appropriate, in the reasonable discretion of the Administrative Agent, in connection therewith.
(b)Each Credit Party hereby authorizes the Administrative Agent to file, in each Credit Party’s jurisdiction of organization and in any other jurisdiction in which the filing of a financing statement is required under the UCC or otherwise deemed appropriate by the Administrative Agent to perfect the Administrative Agent’s security interest in any Collateral, one or more financing or continuation statements, and amendments thereto, describing all or any part of the Collateral without the signature of any Credit Party where permitted by law. A carbon, photographic or other reproduction of the Security Instruments or any financing statement covering the Collateral or any part thereof shall be sufficient as a financing statement where permitted by law. Each Credit Party acknowledges and agrees that any such financing statement may describe the collateral as “all assets” of the applicable Credit Party or words of similar effect as may be required by the Administrative Agent.
(c)The Borrower agrees that it will, and will cause each of the other Credit Parties to (i) grant to the Administrative Agent, contemporaneously with the granting of a Lien on any Property to secure any Debt under the Superpriority Revolving Loan Documents, as security for the Obligations, a perfected Lien (subject only to Excepted Liens and Liens securing the Superpriority Loan Documents) on the same Property pursuant to Collateral Documents in form and substance reasonably satisfactory to the Administrative Agent and the Majority Lenders and (ii) contemporaneously with the guaranteeing of any Debt under the Superpriority Revolving Loan Documents, unconditionally guaranty, on a joint and several basis, the prompt payment and performance of the Obligations pursuant to the Guaranty. In connection therewith, the Borrower shall, and shall cause each of the other Credit Parties to, execute and deliver such other additional closing documents, certificates and legal opinions as shall reasonably be requested by the Administrative Agent and/or the Majority Lenders.
Section VIII.11Reserve Reports.
(a)On the applicable Compliance Certificate Delivery Date (commencing with the date of delivery of the Reserve Report dated as of December 31, 2024), the Borrower shall furnish to the Administrative Agent and the Lenders a Reserve Report evaluating the Oil and Gas Properties of the Borrower and its Subsidiaries as of the preceding December 31st, March 31st, June 30th or September 30th, respectively. The Reserve Report as of December 31st of each year shall be prepared by one or more Approved Petroleum Engineers, and each other Reserve Report delivered under this Section 8.11(a) shall be prepared either by Approved Petroleum Engineers or by under the supervision of the chief engineer of the Borrower who shall certify such Reserve Report to be true and correct in all material respects and to have been prepared in accordance with the procedures used in the immediately preceding Third Party Reserve Report.
(b)In addition to Reserve Reports delivered pursuant to the foregoing clause (a), the Borrower shall furnish to the Administrative Agent any Reserve Report furnished to the Superpriority Revolving Agent substantially simultaneously with the delivery of such Reserve Report to the Superpriority Revolving Agent, together with any reserve database or other supporting materials used in preparing such Reserve Report that were delivered to the Superpriority Revolving Agent or any Superpriority Revolving Lender (including any engineering reports under the Superpriority Revolving Credit Agreement).
(c)With the delivery of each Reserve Report, the Borrower shall provide to the Administrative Agent and the Lenders a certificate from a Responsible Officer certifying on behalf of the Borrower that in all material respects: (i) the factual information contained in the Reserve Report any other information contained therewith is true and correct and to its knowledge there are no statements or conclusions in such Reserve Report which are based upon or include materially misleading information or fail to take into account material information known to it regarding the matters reported therein, (ii) to the extent the Borrower prepared such report, the Borrower acted in good faith and utilized reasonable assumptions and due care in the preparation of such Reserve Report, (iii) each Credit Party has good and defensible title to its Oil and Gas Properties evaluated in such Reserve Report (other (A) than those Oil and Gas Properties disposed of in compliance with Section 9.11 and as set forth on an exhibit to such certificate (other than Hydrocarbons sold in the ordinary course of business), (B) that constitute leases that have expired in accordance with their terms or (C) that have title defects disclosed in writing to the Administrative Agent (including through the provision of title information pursuant to Section 8.12(a)) and such Properties are free of all Liens except for Permitted Liens, (iv) except as set forth on an exhibit to the certificate, on a net aggregate basis there are no gas imbalances, take or pay or other prepayments in excess of the volume specified in Section 7.18 with respect to the Oil and Gas Properties evaluated in such Reserve Report which would require any Credit Party or any Subsidiary thereof to deliver Hydrocarbons either generally or produced from such Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor, (v) none of the Oil and Gas Properties of the Credit Parties have been sold since the date of the most recent Reserve Report delivered hereunder except as set forth on an exhibit to the certificate, which certificate shall list all of such Oil and Gas Properties sold (other than Hydrocarbons in the ordinary course of business) and in such detail as reasonably required by the Administrative Agent, (vi) attached to the certificate is a list of all marketing agreements entered into subsequent to the later of the date hereof or the most recently delivered Reserve Report which the Borrower could reasonably be expected to have been obligated to list on Schedule 7.19 had such agreement been in effect on the date hereof and (vii) attached thereto is a schedule of the Oil and Gas Properties evaluated by such Reserve Report that are Mortgaged Properties.
Section VIII.12Title Information.
(a)On or before the delivery to the Administrative Agent and the Lenders of each Reserve Report required by Section 8.11(a) (or such later date as the Administrative Agent may agree in its sole discretion), the Borrower will deliver title information in form and substance acceptable to the Administrative Agent covering enough of the Oil and Gas Properties evaluated by such Reserve Report that were not included in the immediately preceding Reserve Report, so that the Administrative Agent shall have received, together with title information previously delivered to the Administrative Agent, satisfactory title information (as appropriate for the various categories of Proved Reserves) on ninety percent (90%) of the PV-10 of the Proved Oil and Gas Properties evaluated by such Reserve Report (the “Title Coverage Minimum”).
(b)If the Borrower has provided title information for additional Proved Oil and Gas Properties under Section 8.12(a) the Borrower shall, within sixty (60) days (or such longer period as the Administrative Agent may agree in its sole discretion) after notice from the Administrative Agent that title defects (excluding Permitted Liens) exist with respect to such additional Oil and Gas Properties, (i) cure any such title defects or exceptions which are not permitted by Section 9.03 raised by such information, (ii) substitute acceptable Mortgaged Properties with reasonably satisfactory title information having an equivalent value or (iii) deliver title information in form and substance reasonably acceptable to the Administrative Agent so that the Administrative Agent shall have received, together with title information previously delivered to the Administrative Agent, reasonably satisfactory title information on ninety percent (90%) of the PV-10 of the Proved Oil and Gas Properties evaluated by such Reserve Report.
(c)If the Borrower is unable to cure any title defect requested by the Administrative Agent or the Lenders to be cured within the period of time required by clause (b) above or the Borrower does not comply with the requirements to provide acceptable title information covering at least the Title Coverage Minimum, such default shall not be a Default, but instead the Administrative Agent and/or the Majority Lenders shall have the right to exercise the following remedy in their sole discretion from time to time, and any failure to so exercise this remedy at any time shall not be a waiver as to future exercise of the remedy by the Administrative Agent or the Majority Lenders. To the extent that the Administrative Agent or the Majority Lenders are not satisfied with title to any Mortgaged Property or the Borrower does not comply with the requirement to provide title information covering the Title Coverage Minimum, in either case, after such period of time has elapsed, such unacceptable Mortgaged Property shall not count towards the Title Coverage Minimum requirement, and the Administrative Agent may send a written notice to the Borrower and the Lenders that the PV-10 and Total PDP PV-10 for purposes of calculating the asset coverage ratio described in Section 9.01(b) for all purposes hereunder, shall be recalculated as determined by the Administrative Agent to exclude the property subject to a title defect or properties for which the Title Coverage Minimum is not satisfied that, in each case, the Borrower is unable (or has elected not to) cure. Furthermore, any properties described in such notice shall be excluded from the determination of PV-10 and Total PDP PV-10 for any other purpose of calculation under the Loan Documents unless the applicable title defect or properties for which the Title Coverage Minimum is not satisfied, in each case, is cured to the reasonable satisfaction of the Administrative Agent.
Section VIII.13Additional Collateral; Additional Guarantors.
(a)In connection with each delivery of Reserve Reports under Section 8.11(a), the Borrower shall review the Reserve Report and the list of current Mortgaged Properties (as described in Section 8.11(b)) to ascertain whether the Mortgaged Properties represent ninety percent (90%) of the PV-10 of the Proved Oil and Gas Properties evaluated in the most recently completed Reserve Report after giving effect to exploration and production activities, acquisitions, Dispositions and production. In the event that the Mortgaged Properties do not represent ninety percent (90%) of the PV-10 of the Proved Oil and Gas Properties evaluated in the most recently completed Reserve Report, then the Grantors shall, and shall cause their Subsidiaries to, (x) grant, within sixty (60) days (or such longer period of time as may be acceptable to the Administrative Agent) after delivery of the certificate required under Section 8.11(b), to the Administrative Agent, as security for the Indebtedness, a first priority Lien interest (provided that Excepted Liens and any Lien permitted under Section 9.03(f) may exist) on additional Oil and Gas Properties of the Grantors that are not already subject to a Lien of the Security Instruments such that after giving effect thereto, the Mortgaged Properties will represent ninety percent (90%) of the PV-10 of the Proved Oil and Gas Properties evaluated in the most recently completed Reserve Report and deliver the documents required under Section 8.13(c), and (y) with respect to Oil and Gas Properties located in any jurisdiction for which a legal opinion related to Mortgaged Property has not been previously delivered under the Loan Documents, deliver legal opinions (including but not limited to customary opinions with respect to corporate authority, the enforceability of such instrument, and the creation, attachment, and perfection of liens granted thereunder) with respect thereto, and (z) ensure that such instrument is properly recorded and that the Liens granted thereunder constitute first-priority perfected liens in favor of the Administrative Agent. All such Liens will be created and perfected by and in accordance with the provisions of Mortgages or other Security Instruments, all in form and substance reasonably satisfactory to the Administrative Agent and in sufficient executed (and acknowledged where necessary or appropriate) counterparts for recording purposes.
(b)In the event that the Borrower or any Subsidiary thereof forms or acquires any Domestic Subsidiary (other than an Immaterial Subsidiary), any Domestic Subsidiary becomes a Material Subsidiary or any Domestic Subsidiary becomes a guarantor under the Superpriority Revolving Credit Documents (whether or not such Domestic Subsidiary is an Immaterial Subsidiary), the Borrower shall promptly (and in any event no later than (x) thirty (30) days or, to the extent such Domestic Subsidiary is a guarantor under the Superpriority Revolving Credit Documents, (y) one (1) day) cause such Domestic Subsidiary to guarantee the Indebtedness pursuant to the Guaranty and to grant a lien and security interest in all of its Collateral (as defined in the Security Agreement) pursuant to the Security Agreement. In connection therewith, the Borrower shall, or shall cause its applicable Subsidiary and, in the case of clause (ii) below, cause any Grantor that owns any Equity Interests of the new Subsidiary, to, (i) execute and deliver a supplement or joinder to the Security Agreement executed by such Subsidiary, and a supplement or joinder to each of this Agreement and the Swap Intercreditor Agreement executed by such Subsidiary, (ii) pledge all of the Equity Interests of such new Subsidiary that are owned by any Grantor (including delivery of original stock certificates evidencing the Equity Interests of such Subsidiary, if any, together with an appropriate undated stock power for each certificate duly executed in blank by the registered owner thereof) and (iii) execute and deliver such other additional closing documents, certificates and legal opinions as shall reasonably be requested by the Administrative Agent.
(c)Subject to the terms and conditions of the Security Instruments, each Grantor will at all times cause the other tangible and intangible assets of such Grantor and each of its

Subsidiaries (including all Swap Agreements) to be subject to a Lien of the Security Instruments, excluding the assets excluded from the Collateral under the Security Instruments.
(d)With respect to each Mortgaged Property relating to the Cogeneration Properties, the Administrative Agent shall have received within forty-five (45) days of the Initial Funding Date (or such later as may be agreed to by the Administrative Agent in its sole discretion), (i) counterparts of a Mortgage with respect to each Mortgaged Property relating to the Cogeneration Properties duly executed and delivered by the applicable Credit Party, in form suitable for filing or recording in all filing or recording offices that the Administrative Agent may reasonably deem necessary or desirable in order to create a valid and subsisting perfected Lien (subject only to Excepted Liens) on the property and/or rights described therein in favor of the Administrative Agent for the benefit of the Secured Parties, and evidence that all filing and recording and mortgage taxes and fees have been paid or otherwise provided for in a manner reasonably satisfactory to the Administrative Agent (it being understood that if a mortgage tax will be owed on the entire amount of the Debt evidenced hereby, then the amount secured by the Mortgage shall be limited to 100% of the fair market value of the property (as reasonably determined by the Borrower) at the time the Mortgage is entered into if such limitation results in such mortgage tax being calculated based upon such fair market value), (ii) a title search in form and substance reasonably acceptable to the Administrative Agent, conducted by a title insurance company reasonably acceptable to the Administrative Agent, which reflect that such Mortgaged Property is free and clear of all liens, defects and encumbrances except Excepted Liens (“Title Search”); (iii) (A) an ALTA/NSPS land title survey and affidavit of “no-change” with respect to each Mortgaged Property or (B) an ExpressMap or similar product with respect to each Mortgaged Property showing the improvements located thereon and otherwise in form and substance reasonably acceptable to the Administrative and (collectively, “Maps”), (iv) customary legal opinions of local counsel for the relevant Credit Party in the jurisdiction in which such Mortgaged Property is located and (v.) a completed “life of the loan” Federal Emergency Management Agency Standard Flood Hazard Determination with respect to each Mortgaged Property on which any improvement is located (and, if applicable, together with an executed notice about special flood hazard area status and flood disaster assistance), duly executed and acknowledged by the appropriate Credit Parties, together with evidence of flood insurance to the extent required under (b). The Credit Parties shall use commercially reasonably efforts to obtain (and deliver to the Administrative Agent) an estoppel certificate in form and substance reasonably acceptable to the Administrative Agent and any consents necessary to permit the Credit Parties to grant to the Administrative Agent a Mortgage in respect of the leased Mortgaged Property relating to the Cogeneration Properties.
Section VIII.14ERISA Compliance. Each Credit Party will promptly furnish and will use commercially reasonable efforts to cause any ERISA Affiliate to promptly furnish to the Administrative Agent promptly upon becoming aware of (a) the occurrence of any “prohibited transaction,” as described in section 406 of ERISA or in section 4975 of the Code, in connection with any Plan or any trust created thereunder, or (b) the occurrence of any ERISA Event, either of which occurrence could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, a written notice signed by the President or the principal Financial Officer of the applicable Credit Party, or the ERISA Affiliate, as the case may be, specifying the nature thereof, what action the applicable Credit Party, or the ERISA Affiliate is taking or proposes to take with respect thereto, and, when known, any action taken or proposed by the IRS, the Department of Labor or the PBGC with respect thereto.
Section VIII.15Commodity Exchange Act Keepwell Provisions. The Borrower hereby absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each Guarantor (other than the Borrower) that is not otherwise an “eligible contract participant” as defined in the Commodity Exchange Act in order for such Guarantor to honor its obligations under the Guaranty including obligations with respect to Swap Agreements (provided, however, that the Borrower shall only be liable under this Section 8.15 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 8.15, or otherwise under this Agreement or any other Loan Document, as it relates to such other Guarantors, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of the Borrower under this Section 8.15 shall remain in full force and effect until all Indebtedness (other than contingent indemnification obligations) is paid in full to the Lenders, the Administrative Agent and all other Secured Parties, and all of the Lenders’ Commitments are terminated. The Borrower intends that this Section 8.15 constitute, and this Section 8.15 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Guarantor for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.
Section VIII.16Deposit Accounts; Commodity Accounts and Securities Accounts. The Borrower and each other Grantor will cause each of their respective Deposit Accounts, Commodity Accounts or Securities Accounts (in each case, other than Excluded Accounts) to at all times be subject to an Account Control Agreement; provided that with respect to any such Deposit Accounts, Commodity Accounts or Securities Accounts (in each case, other than Excluded Accounts) (a) in existence on the Effective Date, the Borrower and each other Grantor) as applicable) shall, no later than sixty (60) days after the Effective Date (or such later date in the Administrative Agent’s sole discretion) and (b) opened in accordance with Section 8.01(o), the Borrower and each other Grantor (as applicable) shall, no later than thirty (30) days after the opening of any such Deposit Accounts, Commodity Accounts or Securities Accounts (or such later date as the Administrative Agent may agree in its sole discretion), in each case of clauses (a) and (b), deliver to the Administrative Agent duly executed Account Control Agreements.
Section VIII.17Use of Proceeds. The Credit Parties and their Subsidiaries shall use the proceeds of any Loans solely in accordance with Section 7.21.
Section VIII.18Minimum Hedging.
(a)The Credit Parties shall enter into and, subject to Section 9.16(b), maintain in effect at all times Swap Agreements with an Approved Counterparty in respect of commodities entered into Not for Speculative Purposes, the notional volumes of which are at least, (i) for each month during the twenty-four (24) calendar month period immediately following the Initial Funding Date, seventy-five percent (75%) of the reasonably anticipated projected production (measured on a Bbl basis and not, for the avoidance of doubt, on a volumetric basis) from the

Credit Parties’ Oil and Gas Properties constituting PDP Reserves (as set forth in the most recent Reserve Report delivered pursuant to the terms of this Agreement) of crude oil and (ii) for each month during the twenty-fifth (25) through thirty-sixth (36) calendar month period following the Initial Funding Date, fifty percent (50%) of the reasonably anticipated projected production (measured on a Bbl basis and not, for the avoidance of doubt, on a volumetric basis) from the Credit Parties’ Oil and Gas Properties constituting PDP Reserves (as set forth in the most recent Reserve Report delivered pursuant to the terms of this Agreement) of crude oil). Such Swap Agreements shall be Existing Swaps or otherwise in the form of fixed price swaps (at market prices) or “costless collars”.
(b)On each Minimum Hedging Test Date, the Credit Parties shall enter into and, subject to Section 9.16(b), maintain in effect at all times Swap Agreements with an Approved Counterparty in respect of commodities entered into Not for Speculative Purposes, the notional volumes of which are at least, for each month during a rolling period of twenty-four (24) calendar months commencing with the end of the then next upcoming month end, seventy-five percent (75%) of the reasonably anticipated projected production (measured on a Bbl basis and not, for the avoidance of doubt, on a volumetric basis) from the Credit Parties’ Oil and Gas Properties constituting PDP Reserves (as set forth in the most recent Reserve Report delivered pursuant to the terms of this Agreement) of crude oil and (ii) for each month during a rolling period of twelve (12) months commencing with the end of the then month end of the twenty-fifth (25) month from the date of determination, fifty percent (50%) of the reasonably anticipated projected production (measured on a Bbl basis and not, for the avoidance of doubt, on a volumetric basis) from the Credit Parties’ Oil and Gas Properties constituting PDP Reserves (as set forth in the most recent Reserve Report delivered pursuant to the terms of this Agreement) of crude oil). Such Swap Agreements shall be in the form of fixed price swaps (at market prices) or “costless collars” or with respect to the Existing Swaps, in the form of the Existing Swaps as of the Effective Date; provided that any Swap Agreements entered into to satisfy the requirements of this Section 8.18(b) (i) may be in the form of collars and not “costless collars” or purchased put options (provided that any such collars or such put options shall have a price floor equal to $60 per barrel) and (ii) such collars and such put options may have premiums in an aggregate amount not to exceed $10 million.
(c)The Credit Parties shall enter into and maintain in effect at all times Swap Agreements (entered into Not for Speculative Purposes) with an Approved Counterparty in respect of forty-thousand (40,000) million British thermal units of natural gas for fuel for each day during the eighteen (18) calendar month period immediately following the Initial Funding Date, which such Swap Agreements shall provide the Credit Parties with protection against cost fluctuations for the foregoing items.
(d)On each Minimum Hedging Test Date, the Credit Parties shall enter into and maintain in effect at all times Swap Agreements (entered into Not for Speculative Purposes) with an Approved Counterparty in respect of forty-thousand (40,000) million British thermal units of natural gas for fuel for each day during the eighteen (18) calendar month period commencing with the end of the then next upcoming month end, which such Swap Agreements shall provide the Credit Parties with protection against cost fluctuations for the foregoing items.

Section VIII.19Maintenance of Ratings. The Borrower will maintain a public corporate rating (but not any specific rating) from S&P and a public corporate family rating (but not any specific rating) from Moody’s.
Section VIII.20Titled Collateral. (a) Within one-hundred and twenty (120) days after the Effective Date (or such later date in the Administrative Agent’s sole discretion), the Credit Parties shall effect arrangements satisfactory to the Administrative Agent to perfect Liens on Material Titled Collateral (including by executing and filing with the registrar of motor vehicles or other appropriate authority on the applicable certificate of title an application or other document requesting a notation or other indication of the security interest) and (b) at any time after such one-hundred and twenty (120) period, in the event that any Credit Party acquires a Material Titled Collateral Date or any Person owning any Material Titled Collateral becomes a Credit Party, the Credit Parties shall cause the Administrative Agent to have a first priority perfected security interest and Lien in such Material Titled Collateral within sixty (60) days of acquisition thereof (or such later date as the Administrative Agent may agree in its sole discretion), in a manner reasonably acceptable to the Administrative Agent (including by executing and filing with the registrar of motor vehicles or other appropriate authority in such jurisdiction an application or other document requesting the notation or other indication of the security interest created under the Security Instruments on the applicable certificate of title).

Article IX
NEGATIVE COVENANTS
From and after the Effective Date with respect to Section 9.01(c), Section 9.04, Section 9.05, Section 9.06, Section 9.10, Section 9.11, Section 9.17(a) and Section 9.17(b) only and otherwise from and after the Initial Funding Date, until Payment in Full, each Credit Party covenants and agrees with the Administrative Agent and the Lenders that:
Section IX.1Financial Covenants.
(a)Consolidated Total Net Leverage Ratio. The Borrower will not permit, as of the last day of any fiscal quarter, commencing with the fiscal quarter ending March 31, 2025, the Consolidated Total Net Leverage Ratio to exceed 2.50 to 1.00.
(b)Minimum Asset Coverage Ratio. The Borrower will not permit, as of the last day of any fiscal quarter, commencing with the fiscal quarter ending March 31, 2025, the ratio of the (i) sum of (A) PDP PV-10 plus (B) the Specified C&J Component, as of such date to (ii) Total Net Debt, as of such date, to be less 1.30 to 1.00.
(c)Minimum Liquidity. The Borrower will not permit, as of the last day of any calendar month, commencing with the calendar month ending November 30, 2024, Liquidity to be less than $25,000,000.
Section IX.2Debt. Each Credit Party will not, and will not permit any of its Subsidiaries to, incur, create, assume or suffer to exist any Debt, except:

(a)the Loans and other Indebtedness arising under the Loan Documents or under any Swap Agreement expressly permitted hereunder, or any guaranty of or suretyship arrangement for the Loans and/or other Indebtedness arising under the Loan Documents;
(b)(i) Debt of the Borrower and its Subsidiaries that is disclosed in Schedule 9.02;
(c)Debt under Capital Leases or that constitutes Purchase Money Debt; provided that the aggregate principal amount of all Debt described in this Section 9.02(c) at any one time outstanding shall not exceed $25,000,000;
(d)Debt associated with workers’ compensation claims, performance, appeal, bid, surety or similar bonds or surety obligations required by Governmental Requirements or third parties in connection with the operation of the Oil and Gas Properties in the ordinary course of business (including with respect to plugging, facility removal and abandonment of its Oil and Gas Properties);
(e)intercompany Debt between or among the Borrower and its Subsidiaries that are Credit Parties; provided that such Debt is not held, assigned, transferred, negotiated or pledged to any other Person (other than the Administrative Agent pursuant to the Security Instruments); provided, further, that such Debt is subordinated to the Indebtedness as and to the extent set forth in the Guaranty;
(f)endorsements of negotiable instruments for collection in the ordinary course of business;
(g)Debt consisting of the financing of insurance premiums on a cash basis in the ordinary course of business if the amount financed does not exceed the premium payable for the current policy period;
(h)other unsecured Debt not to exceed $25,000,000 in the aggregate at any one time outstanding;
(i)subject to Section 2.06 and Section 3.04(c)(iii), Debt of the Borrower under a Superpriority Revolving Credit Facility in an aggregate outstanding principal amount (including the face amount of undrawn letters of credit issued under the Superpriority Revolving Credit Facility) not to exceed the lesser of (A) $95,000,000 and (B) the Superpriority Loan Limit as of the effective date of the Superpriority Revolving Credit subject at all times to the terms of the Intercreditor Agreement; provided that (A) the Person acting as administrative agent thereunder is Texas Capital Bank or another RBL Bank (any such Person then acting as such administrative agent, the “Superpriority Revolving Agent”), (B) all such Debt shall be secured by a set of Properties that are the same as, or a subset of, the Collateral, using security documents that are substantially equivalent to or share the same security documents as the Security Instruments or are otherwise reasonably acceptable to the Administrative Agent, (C) a majority of the Superpriority Revolving Loans and commitments of the Superpriority Revolving Lenders are at all times provided by RBL Banks and (D) such Debt is otherwise subject to commercially reasonable and customary terms and conditions for reserve-based revolving credit facilities for oil and gas secured loan transactions, as determined by the Administrative Agent (acting reasonably and without unreasonable delay); provided that it is understood and agreed that it will be reasonable to determine that such terms and conditions are not commercially reasonable or customary in the event that (x) such Debt is not incurred under a single commercial banking reserve-based revolving credit facilities for oil and gas secured loan transactions with no differentiation among the Superpriority Revolving Lenders and all such Debt is pari passu in right of payment, pricing, maturity, security and liquidation thereof, (y) the Superpriority Borrowing Base is not a Conforming Borrowing Base and such Debt is not subject to the terms of such a Conforming Borrowing Base or (z) the all-in yield under the Superpriority Revolving Credit Facility (whether through the “Applicable Margin” or any other component of yield but excluding increases of no more than 2.00% per annum resulting from the accrual of interest at the default rate) exceeds the Term SOFR Rate (or any functionally equivalent term) plus 6.50% per annum.
(j)Debt of the Borrower incurred to finance the acquisition of Property or series of related acquisitions of Property permitted under Section 9.05(c), Section 9.05(d) or Section 9.05(i); provided that (i) no Default or Event of Default has occurred and is continuing or would result from such incurrence, (ii) such Debt does not have any scheduled principal payments or a maturity date earlier than the date that is one hundred eighty (180) days following the Maturity Date (giving effect to the two Maturity Date Extensions under Section 2.07, regardless of whether any such Maturity Date Extension has been elected and is effective), (iv) such Debt shall be in the form of (A) unsecured Debt, (B) Debt that is subordinated to the Indebtedness in compliance with Section 9.03(g) or (C) Preferred Stock, (v) such Debt shall not have terms requiring payments or prepayments on or prior to the date that is one hundred eighty (180) days following the Maturity Date (giving effect to the two Maturity Date Extensions under Section 2.07, regardless of whether any such Maturity Date Extension has been elected and is effective) other than as expressly permitted under Section 9.25 or have financial covenants, (vi) the Borrower shall be in pro forma compliance with the Consolidated Fixed Charge Coverage Ratio of greater than or equal to 2.25 to 1.00, after giving effect to any such incurrence, (vii) the Borrower shall be in pro forma compliance with the financial covenants set forth in Section 9.01, after giving effect to such incurrence, (viii) such Debt shall not have (A) any mandatory prepayment or redemption provisions (other than a put right customary for “high yield” debt financings, so long as the terms of any such put right are incorporated into the Loan Documents) or (B) covenants, guarantees and events of default that are materially more restrictive to the Borrower and the Subsidiaries than the corresponding terms of this Agreement and the other Loan Documents (as in effect at the time of such issuance or incurrence), unless such more restrictive covenants, guarantees and events of default shall contemporaneously be made to apply equally to the this Agreement, (ix) the Property acquired pursuant to such acquisition or acquisitions shall be subject to the Lien created under the Security Instruments and satisfy the perfection requirements set forth in the Loan Documents (subject to the exceptions specified therein) and (x) at least one (1) day prior to the incurrence of such Debt, the Administrative Agent shall receive a certificate of a Responsible Officer of the Borrower certifying the satisfaction of the foregoing terms and conditions, including reasonably detailed calculations of the Consolidated Fixed Charge Coverage Ratio in a manner consistent with the calculations of the Consolidated Fixed Charge Coverage Ratio set forth in the Exhibit D and providing certified copies of the documentation evidencing any such Debt;
(k)the incurrence by the Borrower or any of its Subsidiaries of Debt arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, so long as such Debt is covered within five (5) Business Days;
(l)Debt of a Credit Party in respect of performance bonds, bid bonds, appeal bonds, surety bonds and completion guarantees and similar obligations not in connection with money borrowed, in each case provided in the ordinary course of business or consistent with past practice, including those incurred to secure health, safety and environmental obligations in the ordinary course of business or consistent with past practice; provided that the aggregate principal amount of all Debt described in this (l) at any one time outstanding shall not exceed $30,000,000.
(m)Debt owed to any Person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance, pursuant to reimbursement or indemnification obligations to such Person, in each case incurred in the ordinary course of business;
(n)Debt of a Credit Party incurred pursuant to, and in the form of, a guarantee of Debt of any other Credit Party to the extent the Debt of such other Credit Party is otherwise permitted under Section 9.02; and
(o)Debt in the form of purchase price adjustments, earn outs, deferred compensation, or other arrangements representing acquisition consideration or deferred payments of a similar nature incurred in connection with Investments permitted by Section 9.05, provided that the principal amount of all Debt described in this Section 9.02(o) at any one time outstanding shall not exceed the Threshold Amount.
Section IX.3Liens. Each Credit Party will not, and will not permit any of its Subsidiaries to, create, incur, assume or permit to exist any Lien on any of its Properties (now owned or hereafter acquired), except:
(a)Liens created under the Loan Documents securing the payment of any Indebtedness;
(b)Excepted Liens and Liens existing on the Effective Date and set forth on Schedule 9.03 and continuations thereof which do not encumber more Property than such Liens existing on the Effective Date;
(c)Liens securing Capital Leases and Purchase Money Debt permitted by Section 9.02(c) but only on the Property under lease or the Property purchased, constructed or improved by such Capital Lease or with such Purchase Money Debt, together with any improvements, fixtures or accessions to such Property and the proceeds of such Property, improvements, fixtures or accessions;

(d)Liens solely on any cash earnest money deposits made by the Borrower or any of its Subsidiaries required in connection with any letter of intent or purchase agreement relating to an Investment permitted by Section 9.05;
(e)Liens on unearned insurance premiums securing Debt permitted under Section 9.02(g);
(f)Liens created under the Superpriority Revolving Credit Documents to the extent securing Indebtedness permitted under Section 9.02(i), so long as any such Lien is subject to the Intercreditor Agreement;
(g)Liens (if any) securing Debt permitted under Section 9.02(j), so long as any such Lien is subject to an intercreditor agreement, including subordination terms and conditions reasonably satisfactory to the Administrative Agent;
(h)Liens securing Debt permitted under Section 9.02(l);
(i)Liens on Property other than Oil and Gas Properties, provided that the aggregate principal amount or face amount of all Debt or other obligations secured under this Section 9.03(i) shall not exceed $2,500,000 at any time;
(j)(x) Customary contractual rights of set-off and netting arrangements set forth in Swap Agreements and (y) Liens on cash or Cash Equivalents which does not exceed $10,000,000 in the aggregate at any given time for the posting of collateral or margin to secure the obligations of any Credit Party under any Other Swap Agreements; and
(k)Liens existing on the Effective Date in respect of the Berry Hill Solar License and any related Debt incurred by Berry Hill Solar LLC on or prior to the Effective Date.
Section IX.4Restricted Payments. Each Credit Party will not, and will not permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, return any capital to its stockholders or make any distribution of its Property to its Equity Interest holders, except:
(a)the Borrower may declare and pay distributions and dividends with respect to its Equity Interests payable solely in additional shares of its Equity Interests (other than Disqualified Capital Stock);
(b)Subsidiaries of the Borrower may declare and pay distributions and dividends ratably with respect to their Equity Interests to the Borrower or any other Guarantor;
(c)the Borrower may make Restricted Payments to holders of its Equity Interests within sixty (60) days after the declaration or announcement of such Restricted Payment (or, if no such declaration or announcement is made, on the date of making such Restricted Payment), so long as both immediately before and immediately after giving effect to such Restricted Payment; (i) no Default or Event of Default has occurred and is continuing or would result from such Restricted Payment, (ii) the Borrower shall be in compliance with the financial covenants set forth in Section 9.01 (on a pro forma basis as such financial covenants are recomputed on the date of such declaration or announcement (or, if no such declaration or announcement is made, on the date of making such Restricted Payment)), and (iii) the aggregate amount of all Restricted Payments made under this Section 9.04(c) in any fiscal year of the Borrower shall not exceed the lesser of (A) $0.08 per share of common Equity Interests of the Borrower issued and outstanding at such time of determination and (B) the sum of (1) $25,000,000 and (2) the product of (I) the number of common Equity Interests of the Borrower issued after the Effective Date in connection with the vesting of restricted shares or the exercise of stock options, warrants, other convertible securities or similar rights, in each case, related to compensation schemes of the Borrower and (II) a fraction equal to (x) $25,000,000 over (y) 76,938,994;
(d)the Borrower and its Subsidiaries may redeem, acquire, retire or repurchase, for cash, shares of Equity Interests (other than Disqualified Capital Stock) of the Borrower held by any present or former officer, manager, director or employee of the Borrower or any of its Subsidiaries upon the death, disability, retirement or termination of employment of any such Person or otherwise in accordance with any equity option or equity appreciation rights plan, any management, director and/or employee equity ownership, benefit or incentive plan or agreement, equity subscription plan, employment termination agreement or any other employment agreements or equity holders’ agreement, so long as all such Restricted Payments do not exceed $3,000,000 in the aggregate in any fiscal year;
(e)redemptions, purchases or other acquisitions of (i) Equity Interests issued by the Borrower to existing or former employees of any Credit Party in connection with satisfying federal or state income tax obligations incurred in connection with the issuance or exercise of Equity Interests or (ii) Equity Interests in satisfaction of the exercise price for stock options in which the amounts paid by a Credit Party consist of either Equity Interests of the Borrower or nominal amounts for fractional shares; and
(f)the Borrower may make Restricted Payments concurrently with the vesting of vesting of restricted shares in connection with accrued dividends in respect of common Equity Interests of the Borrower to the extent such dividends have accrued prior the vesting of such restricted shares that are related to compensation schemes of the Borrower so long as both immediately before and immediately after giving effect to such Restricted Payment (i) no Default or Event of Default has occurred and is continuing or would result from such Restricted Payment, (ii) the Borrower shall be in compliance with the financial covenants set forth in Section 9.01 (on a pro forma basis as such financial covenants are recomputed on the date of such declaration or announcement (or, if no such declaration or announcement is made, on the date of making such Restricted Payment)), and (iii) the aggregate amount of all Restricted Payments made under this Section 9.04(f) in any fiscal year of the Borrower shall not exceed $5,000,000.
Section IX.5Investments, Loans and Advances. Each Credit Party will not, and will not permit any of its Subsidiaries to, make or permit to exist any Investments in or to any Person, except that the foregoing restriction shall not apply to:
(a)Investments made prior to the Effective Date that are disclosed in Schedule 9.05;

(b)Cash Equivalents;
(c)Investments made by the Borrower in or to any of its Subsidiaries that is a Guarantor (including any newly formed Subsidiary that becomes a Guarantor in accordance with this Agreement) or made by any Subsidiary of the Borrower in or to the Borrower or any Subsidiary of the Borrower that is a Guarantor (including any newly formed Subsidiary that becomes a Guarantor in accordance with this Agreement);
(d)subject to Section 9.06 and Section 9.23, to the extent, if any, constituting Investments, Investments of the type described in clause (c) of the definition thereof in direct ownership interests in additional Oil and Gas Properties and gas gathering systems related thereto or related to farm-out, farm-in, joint operating, joint venture or area of mutual interest agreements, gathering systems, pipelines or other similar arrangements which are usual and customary in the oil and gas exploration and production business located within the geographic boundaries of the United States of America;
(e)Investments in stock, obligations or securities received in settlement of debts arising from Investments permitted under this Section 9.05 or from accounts receivable arising in the ordinary course of business, which Investments are obtained by the Borrower or any of its Subsidiaries as a result of a bankruptcy or other insolvency proceeding of, or difficulties in collecting from, the obligor in respect of such obligations; provided that the Borrower shall give the Administrative Agent prompt written notice in the event that the aggregate amount of all Investments held at any one time under this Section 9.05(e) exceeds $10,000,000;
(f)Investments constituting Debt permitted under Section 9.02;
(g)to the extent constituting Investments, accounts receivable arising in the ordinary course of business or to the extent expressly permitted under Section 9.09;
(h)loans or advances to employees, officers, or directors in the ordinary course of business of the Borrower, in each case only as permitted by applicable law, including Section 402 of the Sarbanes Oxley Act of 2002, but in any event not to exceed $500,000 in the aggregate at any time outstanding;
(i)to the extent constituting Investments, Investments pursuant to Swap Agreements otherwise permitted under this Agreement;
(j)other Investments not to exceed the Threshold Amount in the aggregate;
(k)to the extent constituting Investments, investments consisting of non-cash consideration received in connection with dispositions or transfers permitted pursuant to Section 9.11(j);
(l)[reserved];

(m)advances to suppliers or contractors in the ordinary course of business in accordance with agreements customary in the oil and gas industry for oil and gas development activities;
(n)Investments in the form of trade credit to customers of a Credit Party arising in the ordinary course of business, that are customary in the oil and gas industry and represented by accounts from such customers;
(o)Investments consisting of cash earnest money deposits made in connection with any letter of intent or purchase agreement so long as the underlying acquisition is otherwise permitted under this Agreement;
(p)Investments funded with net proceeds of an offering of Equity Interests (other than Disqualified Capital Stock) in the Borrower or capital contributions received by the Borrower to its common equity capital from the holders of its Equity Interests ((in each case other than proceeds of any Covenant Cure Payment) within sixty (60) days prior to the making of any such Investment;
(q)Investments so long as both before, and immediately after giving effect to, any such Investment no Default or Event of Default exists or would exist, the consideration for which consists solely of Equity Interests (other than Disqualified Capital Stock) of the Borrower or warrants, options or other rights to purchase or acquire such Equity Interests of the Borrower (other than Disqualified Capital Stock); and
(r)so long as no Event of Default shall have occurred and be continuing or would immediately result thereof, Investments in an aggregate amount not to exceed the Available Amount in effect as such time.
Section IX.6Nature of Business; No International Operations. Each Credit Party will not, and will not permit any of its Subsidiaries to, allow any change to be made in the character of its business as an independent oil and gas exploration and production company and will not engage in any other business activities other than (a) those for which Loan proceeds may be used pursuant to Section 7.21 and (b) those engaged in by such Credit Party or such Subsidiary on the Effective Date as presently conducted and, in each case, all activities and operations incidental thereto. Each Specified C&J Entity will not, and will not permit any of its Subsidiaries to allow, any changes to be made in the character of its business as in effect on the Effective Date and activities and operations incidental thereto; for the avoidance of doubt, in no event shall the primary business of any Specified C&J Entity be the exploration and production of Hydrocarbons and/or owning and leasing Oil and Gas Properties. From and after the Effective Date, the Credit Parties and their Subsidiaries will not acquire or make any other expenditure (whether such expenditure is capital, operating or otherwise) in or related to, any Oil and Gas Properties or Midstream Properties not located within the geographical boundaries of the United States. Each Credit Party shall at all times remain organized under the laws of the United States or any State thereof or the District of Columbia.

Section IX.7Proceeds of Loans. No Credit Party will permit the proceeds of the Loans to be used for any purpose other than those permitted by Section 7.21. Neither any Credit Party nor any Person acting on behalf of any Credit Party has taken or will take any action which might cause any of the Loan Documents to violate Regulation T, Regulation U or Regulation X or any other regulation of the Board or to violate Section 7 of the Exchange Act or any rule or regulation thereunder, in each case as now in effect or as the same may hereinafter be in effect. If requested by the Administrative Agent, the Borrower will furnish to the Administrative Agents a statement to the foregoing effect in conformity with the requirements of FR Form U-1 or such other form referred to in Regulation U, Regulation T or Regulation X, as the case may be. The Borrower will not request any Borrowing, and each Credit Party shall not use, and shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing directly or knowingly indirectly (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (b) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or (c) in any Sanctioned Country, or in any manner that would result in the violation of any Anti-Corruption Laws, Anti-Money Laundering Laws, or Sanctions Laws applicable to any party hereto.
Section IX.8ERISA Compliance.
(a)Each Credit Party will not, and will use commercially reasonable efforts to not permit any of its ERISA Affiliates to, at any time:
(i)engage in any transaction in connection with which any Credit Party or any ERISA Affiliate could be subjected to either a civil penalty assessed pursuant to subsection  (i), subsection (l) or subsection (m) of section 502 of ERISA or a tax imposed under section 4971 of the Code that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect; or
(ii)fail to make full payment when due of all amounts which, under the provisions of any Plan, Multiemployer Plan, agreement relating thereto or applicable law, any Credit Party or any ERISA Affiliate is required to pay as contributions thereto.
Section IX.9Sale of Notes or Receivables. Except for receivables obtained by the Borrower or any of its Subsidiaries out of the ordinary course of business, the settlement of joint interest billing accounts in the ordinary course of business, discounts granted to settle collection of accounts receivable, or the sale of defaulted notes or accounts receivable in connection with the compromise or collection thereof and not in connection with any financing transaction, each Credit Party will not, and will not permit any of its Subsidiaries to, sell (with or without recourse) any of its notes receivable or accounts receivable to any Person other than the Borrower or any Subsidiary of the Borrower that is a Guarantor.
Section IX.10Mergers, Etc. Each Credit Party will not, and will not permit any of its Subsidiaries to, merge into or with or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise Dispose of

(whether in one transaction or in a series of transactions) all or substantially all of its Property to any other Person (whether now owned or hereafter acquired) (any such transaction, a “Consolidation”), or liquidate or dissolve; provided that so long as no Default or Event of Default has occurred and is continuing or would result therefrom, (a) any Subsidiary of the Borrower may (i) participate in a consolidation with the Borrower (provided that the Borrower shall be the continuing and surviving entity) or (ii) transfer all or substantially all of its assets to the Borrower or a Subsidiary of the Borrower that is a Guarantor, (b) any Subsidiary of the Borrower may participate in a consolidation with another Subsidiary of the Borrower (provided that if a Credit Party is involved in such consolidation, such Credit Party shall be the continuing or surviving entity), (c) any Credit Party (other than the Borrower) may dissolve so long as such Credit Party does not own or hold any Oil and Gas Properties and if such Credit Party distributes its assets (if any) to the Borrower or another Credit Party prior to such dissolution and (d) any Subsidiary of the Borrower may merger or consolidate with another Person in connection with any Investment permitted under Section 9.05 (provided that if a Credit Party is involved in such consolidation, such Credit Party shall be the continuing or surviving entity). The Borrower will not change its organizational form, or enter into any transaction which has the effect of changing the Borrower’s organizational form.
Section IX.11Sale of Properties and Liquidation of Swap Agreements. Each Credit Party will not, and will not permit any of its Subsidiaries to, sell, assign, farm-out, convey, exclusively license, or otherwise transfer or Dispose of (in one transaction or in a series of transactions and whether effected pursuant to a division or otherwise) any Property or any Equity Interest in any of its Subsidiaries that owns any Property, or to Liquidate any Swap Agreement in respect of commodities, except for:
(a)the sale of Hydrocarbons in the ordinary course of business and Dispositions of cash and Cash Equivalents in the ordinary course of business and not otherwise prohibited by this Agreement;
(b)(i) (A) farmouts of undeveloped acreage and/or depths, in each case, to which no proved reserves are attributable and assignments in connection with such farmouts and the abandonment, farmout, exchange or other Disposition of properties not constituting proven reserves and (B) farmouts of non-Proved Reserves (i.e. “probable reserves” and “possible reserves”) so long as, in each case under this Section 9.11(b)(i), (x) no Default or Event of Default has occurred and is continuing or would result from such farmout and (y) the Borrower shall be in pro forma compliance with the financial covenants set forth in Section 9.01, after giving effect to such farmout, abandonment, exchange or other Disposition, as applicable and (ii) farmouts of Oil and Gas Properties within the geographic location depicted on Schedule 9.11(a);
(c)the sale or transfer of equipment and other personal property that is no longer necessary or useful for the business of such Credit Party or such Subsidiary or is replaced by equipment or personal property of at least comparable value and use, in each case for this clause (c) in the ordinary course of business;
(d)transfers of Properties among the Borrower and Subsidiaries of the Borrower that are Guarantors; provided that, (i) with respect to any transfers of Equity Interests in any

Subsidiaries of the Borrower, the requirements of Section 8.13(b) are satisfied and (ii) with respect to any transfers of Proved Oil and Gas Properties, the transferee promptly delivers mortgages or other Security Instruments in favor of the Administrative Agent to the extent necessary to satisfy the requirements of Section 8.13;
(e)(i) Liquidations of Swap Agreements expressly required by Section 9.16(b) and (ii) other Liquidations of Swap Agreements; provided that, with respect to this clause (ii), (A) no Default or Event of Default shall exist immediately after giving effect to such Liquidation, (B) all of the consideration received in respect of such Liquidation shall be cash or Cash Equivalents, (C) immediately after giving effect to such Liquidation, the Credit Parties shall be in pro forma compliance with the requirements set forth in Section 8.18, and (D) the Borrower shall make any mandatory prepayments required by Section 3.04(c)(i) in connection therewith;
(f)to the extent constituting a Disposition, (i) Investments permitted under Section 9.05 and (ii) Restricted Payments permitted under Section 9.04;
(g)Casualty Events so long as the Borrower shall make any mandatory prepayments required by Section 3.04(c)(v) in connection therewith;
(h)the Disposition of any Oil and Gas Property or Midstream Property or any interest therein or of the Equity Interests of any other Credit Party owning Oil and Gas Properties or Midstream Property; provided that, (i) no Default or Event of Default shall exist immediately after giving effect to such Disposition, (ii) seventy five percent (75%) of the consideration received in respect of such Disposition shall be cash or Cash Equivalents, (iii)  the consideration received in respect of such Disposition shall be equal to or greater than the fair market value of the Oil and Gas Property or Midstream Property the subject of the Disposition, interest therein or Credit Party subject of such Disposition (as reasonably determined by the Borrower and, if requested by the Administrative Agent, the Borrower shall deliver a certificate of a Responsible Officer of the Borrower certifying to that effect), (iv) immediately prior to and after giving effect to such Disposition, the Credit Parties shall be in pro forma compliance with the requirements set forth in Section 9.01, and (v) the Borrower shall make any mandatory prepayments required by Section 3.04(c)(i) in connection therewith;
(i)other Dispositions not to exceed $5,000,000 in the aggregate in any fiscal year;
(j)sales and other Dispositions of Properties between the Borrower and any Credit Party or between any Credit Party and any other Credit Party, including Dispositions to another Person created as a result of a division so long as such other Person created as a result of a division becomes a Credit Party hereunder concurrently with such Disposition;
(k)the lapse or abandonment of intellectual property in the ordinary course of business, which in the reasonable good faith determination of the Borrower is not material to the conduct of the business of the Borrower and its Subsidiaries, taken as a whole;
(l)Dispositions of Investments in the Existing Joint Ventures, to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture arrangements as in effect on the date hereof and similar binding arrangements;
(m)Dispositions of all or substantially all of the assets, or all or substantially all of the Equity Interest of, any Specified C&J Entity, so long as (i) no Default or Event of Default shall be existing as of the date the definitive agreement relating to any such Disposition is entered into (both before, and after, giving pro forma effect to such Disposition), (ii) seventy five percent (75%) of the consideration received in respect of such Disposition shall be cash or Cash Equivalents and (iii) the consideration received in respect of such Disposition shall be equal to or greater than the fair market value (as determined on the date such definitive agreement is entered into);
(n)Dispositions of Oil and Gas Properties located in the geographic location specifically depicted on Schedule 9.11(b) in exchange for certain other Oil and Gas Properties; and
(o)sales, assignments, conveyances, licenses, transfers and/or Dispositions of the Berry Hill Solar License under the Solar Power Purchase Agreement.
Notwithstanding anything to the contrary herein, prior to the Initial Funding Date, the Credit Parties shall in no event, and shall in no event permit any of its Subsidiaries to, (x) sell, assign, farm out, convey, exclusively license, or otherwise transfer or Dispose of (in one transaction or in a series of transactions and whether effected pursuant to a division or otherwise) any of their Oil and Gas Properties (other than in reliance on Section 9.11(a), Section 9.11(b)(A), Section 9.11(d), Section 9.11(g) or Section 9.11(n) (but excluding any Disposition of any Proved Oil and Gas Property evaluated in the Initial Reserve Report if the Net Cash Proceeds attributable to such Disposition is at least $10,000,000)) and (y) Liquidate any Swap Agreement in respect of commodities in existence on the Effective Date.
Section IX.12Transactions with Affiliates. Neither the Borrower nor any other Credit Party shall, will nor will they permit any of their Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) in the ordinary course of business at prices and on terms and conditions not less favorable to such Credit Party or Subsidiary, as applicable, than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among (i) the Borrower and any Subsidiaries of the Borrower that are Guarantors and (ii) any Subsidiaries of the Borrower that are not Guarantors, (c) compensation to, and the terms of any employment contracts with, individuals who are officers, managers, employees or directors of the Borrower, provided such compensation is approved by the Borrower’s board of directors, (d) fees and compensation to, and indemnity provided on behalf of, officers, directors, and employees of the Borrower (or any direct or indirect parent thereof) or any Subsidiary in their capacity as such, to the extent such fees and compensation are customary and (e) Restricted Payments permitted under Section 9.04(b), Section 9.04(d), Section 9.04(e) or Section 9.04(f).

Section IX.13Subsidiaries. Each Credit Party will not, and will not permit any of its Subsidiaries to, create or acquire any additional Subsidiary unless the Borrower gives written notice to the Administrative Agent following such creation or acquisition and complies with Section 8.13(b). Each Credit Party will not, and will not permit any of its Subsidiaries to, sell, exclusively license, assign or otherwise Dispose of any Equity Interests in any of its Subsidiaries except to the Borrower or any Subsidiary of the Borrower (with each such Subsidiary being required to be or become a Guarantor as provided in this Agreement) or in compliance with Section 9.10 and Section 9.11. No Credit Party will have any Foreign Subsidiaries or any non-wholly owned subsidiaries. No Credit Party will permit any Person other than the Borrower or another Credit Party to own any Equity Interests in any Guarantor.
Section IX.14Negative Pledge Agreements; Subsidiary Dividend Restrictions. Each Credit Party will not, and will not permit any of its Subsidiaries, directly or indirectly, to: (a) create, incur, assume or suffer to exist any contract, agreement or understanding which in any way prohibits or restricts the granting, conveying, creation or imposition of any Lien on any of its Property in favor of the Administrative Agent and the Secured Parties or restricts any Subsidiary from paying dividends or making distributions to the Borrower or any Guarantor, or which requires the consent of or notice to other Persons in connection therewith other than (i) this Agreement, the Security Instruments and any other Loan Document, (ii) agreements with respect to Purchase Money Debt or Capital Leases secured by Liens permitted by Section 9.03(c) but only with respect to the Property that is financed by such Purchase Money Debt or Capital Lease, (iii) documents creating Liens which are described in clause (e) of the definition of “Excepted Liens”, but then only with respect to the Property that is the subject of the applicable lease, document or license described in such clause (e), (iv) customary restrictions and conditions with respect to the sale or disposition of Property or Equity Interests permitted under Section 9.11 pending the consummation of such sale or disposition, (e) customary prohibition on assignment contained in software license agreements, (v) agreements and understandings contained in joint venture agreements or other similar agreements entered into in the ordinary course of business in respect to the disposition or distribution of assets of such joint venture, (vi) customary provisions restricting subletting or assignment of any lease governing a leasehold interest (other than any Oil and Gas Property) of the Borrower or any Subsidiary, (vii) agreements in existence on the date hereof related to (1) the Berry Hill Solar License, (2) the Solar Power Purchase Agreement and/or (3) Debt incurred by Berry Hill Solar LLC on or prior to the Effective Date in connection with the Berry Hill Solar License and/or the Solar Power Purchase Agreement and (viii) restrictions that are imposed by any Governmental Requirement, and (b) enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon the ability of the Credit Parties to guarantee the Indebtedness.
Section IX.15Gas Imbalances, Take-or-Pay or Other Prepayments. Each Credit Party will not, and will not permit any of its Subsidiaries to, allow gas imbalances, take-or-pay or other prepayments with respect to the Proved Oil and Gas Properties or any other properties that would require the Borrower, any other Credit Party, or any Subsidiary thereof to deliver Hydrocarbons at some future time without then or thereafter receiving full payment therefor to exceed one-half bcf of gas (on an mcf equivalent basis) in the aggregate.

Section IX.16Swap Agreements.
(a)Each Credit Party will not, and will not permit any of its Subsidiaries to, enter into any Swap Agreements for speculative purposes. Each Credit Party will not, and will not permit any of its Subsidiaries to, enter into any Swap Agreements with any Person other than:
(i)Swap Agreements in respect of commodities with a Person that is an Approved Counterparty as of the date such Swap Agreement is entered into with notional volumes (when netted and aggregated with other commodity Swap Agreements then in effect) that do not cause the net aggregate notional volumes of all Swap Agreements then in effect to exceed, as of the date such Swap Agreement is entered into, for each such full calendar month during the forthcoming sixty (60) consecutive full calendar months following such date of determination, ninety percent (90%) of the reasonably anticipated production volume of crude oil, natural gas and natural gas liquids, calculated separately, as such production is projected from the Borrower’s and its Subsidiaries’ Oil and Gas Properties constituting PDP Reserves as set forth in the most recent Reserve Report delivered pursuant to the terms of this Agreement; provided, however, that such Swap Agreements shall not, in any case, have a tenor longer than sixty (60) consecutive calendar months, beginning with the first full calendar month following the date in question;
(ii)Swap Agreements in respect of interest rates with a Person that is an Approved Counterparty as of the date such Swap Agreement is entered into, as follows:
(A)Swap Agreements effectively converting interest rates from fixed to floating, the notional amounts of which (when aggregated with all other Swap Agreements of the Credit Parties and their Subsidiaries then in effect effectively converting interest rates from fixed to floating) do not exceed seventy-five percent (75%) of the then outstanding principal amount of the Credit Parties’ Debt for borrowed money which bears interest at a fixed rate, and which Swap Agreements shall not, in any case, have a tenor beyond the maturity date of such Debt, and
(B)Swap Agreements effectively converting interest rates from floating to fixed, the notional amounts of which (when aggregated with all other Swap Agreements of the Credit Parties and their Subsidiaries then in effect effectively converting interest rates from floating to fixed) do not exceed seventy-five percent (75%) of the then outstanding principal amount of the Credit Parties’ Debt for borrowed money which bears interest at a floating rate, and which Swap Agreements shall not, in any case, have a tenor beyond the maturity date of such Debt; and
(iii)Other Swap Agreements entered into Not for Speculative Purposes.
(b)If, on the last day of any fiscal quarter, the Borrower determines that the aggregate notional volumes of all Swap Agreements covering crude oil, natural gas or natural gas liquids, respectively, for such fiscal quarter exceeds the actual volumes of production for such commodity for such fiscal quarter, then the Borrower shall (i) promptly (and in any event, no later than twenty (20) Business Days following the last day of such fiscal quarter) notify the Administrative Agent of such determination and furnish to the Administrative Agent a statement setting forth in reasonable detail the calculation of such determination and (ii) within twenty (20) Business Days of such determination, (A) furnish to the Administrative Agent an updated Reserve Report or other projections of anticipated production acceptable to the Administrative Agent, (B) terminate, create off-setting positions or otherwise unwind existing Swap Agreements such that, at such time, future swap volumes in respect of crude oil, natural gas and natural gas liquids will not exceed the notional volumes set forth in (a)(i) for the then-current and any succeeding quarters, and (C) furnish to the Administrative Agent a certificate executed by a Responsible Officer of the Borrower certifying that as of the date of such certificate the Borrower is in compliance with Section 9.16.
(c)In addition to the Swap Agreements permitted by clause (a) hereof, Swap Agreements with an Approved Counterparty in respect of commodities entered into not for speculative purposes, pertaining to Oil and Gas Properties to be acquired pursuant to a Specified Acquisition, with a tenor not to exceed thirty-six (36) months from the date any such Swap Agreement is executed, and covering aggregate notional volumes not to exceed the lesser of (A) 10.0% of the Borrower’s and its Subsidiaries’ the reasonably anticipated production volume of crude oil, natural gas and natural gas liquids, calculated separately, as such production is projected from the Borrower’s and its Subsidiaries’ Oil and Gas Properties constituting PDP Reserves as set forth in the most recent Reserve Report delivered pursuant to the terms of this Agreement (without giving effect to any such pending Specified Acquisitions) and (B) 90% of the reasonably anticipated production volume of crude oil, natural gas and natural gas liquids, calculated separately, as such production is projected from the Borrower’s and its Subsidiaries’ Oil and Gas Properties constituting PDP Reserves to be acquired in such Specified Acquisition, as set forth in the reserve report delivered to the Administrative Agent in connection with such Specified Acquisition (an “Acquired Asset Reserve Report”); provided that Swap Agreements pursuant to this Section 9.16(c) must be liquidated, terminated or otherwise monetized upon the earlier to occur of: (I) the date that is ninety (90) days (or such longer period as to which the Administrative Agent may agree) after the execution of the purchase and sale agreement relating to the Specified Acquisition to the extent that such Specified Acquisition has not been consummated by such date and (II) thirty (30) days (or such longer period as to which the Administrative Agent may agree) after the earlier of (1) the date that such Specified Acquisition is terminated and (2) the date that the Borrower can reasonably determine that the Specified Acquisition will not or cannot be consummated (it being understood and agreed that no such liquidation or termination of any Swap Agreements shall be required pursuant to this proviso to the extent that the Borrower or such Subsidiary would then be permitted to enter into such Swap Agreements pursuant to (a)(i) at such time); provided, further, no hedging contracts may be entered into in connection with a Specified Acquisition until the applicable Acquired Asset Reserve Report has been delivered to the Administrative Agent;
(d)In no event shall any Swap Agreement contain any requirement, agreement or covenant for the Borrower, any other Credit Party, or any of their Subsidiaries to post collateral, credit support (including in the form of letters of credit) or margin (other than, in each case, pursuant to the Security Instruments) to secure their obligations under such Swap Agreement or to cover market exposures.
(e)For purposes of entering into Swap Agreements under (a)(i) or determining required unwinds, terminations and transfers of Swap Agreements under (b), forecasts of reasonably anticipated production from the Borrower’s and its Subsidiaries’ Oil and Gas Properties constituting PDP Reserves as set forth on the most recent Reserve Report delivered pursuant to the terms of this Agreement shall be deemed to be updated to account for any increase or decrease in production anticipated because of information obtained by the Borrower or any of its Subsidiaries and delivered to the Administrative Agent subsequent to the publication of such Reserve Report including (i) the Borrower’s or any of its Subsidiaries’ internal forecasts of production decline rates for existing wells, (ii) additions to or deletions from anticipated future production from new wells, (iii) completed dispositions, (iv) completed acquisitions, and (v) other production coming on stream or failing to come on stream; provided that (A) any such supplemental information shall be presented in the form of a summary of engineering cash flows prepared by or under the supervision of the chief engineer of the Borrower, which summary shall be (1) a “roll forward” of the most recently delivered Reserve Report presented on a comparison basis and (2) substantially in the form of the summary of engineering cash flows delivered to the Administrative Agent prior to the Effective Date (or such other form that is acceptable to the Administrative Agent), (B) if any such supplemental information is delivered, such information shall be presented on a net basis (i.e., it shall take into account both increases and decreases in anticipated production subsequent to publication of the most recent Reserve Report) and (C) any such supplemental information shall be accompanied by a certificate of a Responsible Officer of the Borrower certifying as to the content thereof (which certificate shall be in form and substance reasonably acceptable to the Administrative Agent).
(f)It is understood that Swap Agreements in respect of commodities permitted under Section 9.16(a)(i), Section 9.16(b) or Section 9.16(c) which may, from time to time, “hedge” the same volumes, but different elements of commodity risk thereof (such as, for example, basis risk and price risk), shall not be aggregated together when calculating the limitations on notional volumes contained in Section 9.16(a)(i), Section 9.16(b) or Section 9.16(c).
(g)Notwithstanding the foregoing, nothing in this Section 9.16 shall be deemed to prohibit offsetting Swap Agreements entered into for the purposes of unwinding existing Swap Agreements in order to maintain compliance with this Section 9.16.
Section IX.17Amendments to Organizational Documents; Material Contracts; Superpriority Revolving Credit Documents.
(a)No Credit Party will, nor will it permit any of its Subsidiaries to, alter, amend or modify in any manner (including by means of amending or modifying the defined terms used in, or entering into a new or separate agreement having the purpose or effect of amending, replacing, superseding or contradicting) materially adverse to the Lenders, its certificate of formation, limited liability company agreement, articles of incorporation, by-laws, or any other similar organizational document (and the Borrower agrees to notify the Administrative Agent of any amendments and modifications to any such certificate of formation, limited liability company agreement, articles of incorporation, by-laws, or any other similar organizational document in accordance with Section 8.01(j)).
(b)No Credit Party will, nor will it permit any of its Subsidiaries to, alter, amend, terminate (other than by virtue of its scheduled expiration in accordance with its terms), waive, replace or modify (including by means of amending or modifying the defined terms used in, or entering into a new or separate agreement having the purpose or effect of amending, replacing, superseding or contradicting) any of the Material Contracts in any manner materially adverse to the Lenders (and the Borrower agrees to provide information to the Administrative Agent regarding any amendments and modifications to such Material Contracts in accordance with Section 8.01(r)) (it being understood that any replacement of any Material Contract by a Replacement Material Contract shall be deemed not materially adverse to the Lenders).
(c)No Credit Party will, nor will it permit any of its Subsidiaries to, amend, waive, modify or supplement and shall not consent to any amendment, waiver, modification or supplement to the Superpriority Revolving Credit Documents, if the effect thereof would (i) be a Prohibited RCF Modification Event, (ii)(A) subordinate in right of payment any Superpriority Revolving Obligations to any other Debt or subordinate the Liens securing Superpriority Revolving Obligations to any other Lien or (B) other than by operation of law, to permit any Debt of the type set forth in clauses (a) and (b) of the definition thereof (other than the Superpriority Revolving Obligations) to be prior in right of payment or senior or pari passu in right of Lien priority to the Indebtedness, (iii) contravene the Intercreditor Agreement, (iv) grant a Lien on any Property or assets of the Borrower and its Subsidiaries to secure obligations outstanding under the Superpriority Revolving Credit Documents without substantially contemporaneously granting to the Administrative Agent, as security for the Indebtedness, a Lien on the same Property or assets pursuant to the Security Instruments (it being understood that if any Security Instruments need to be executed to grant such Lien they shall be in form and substance reasonably satisfactory to the Administrative Agent), (v) consent to (A) the assignment by any Superpriority Revolving Lender participating in the Superpriority Revolving Credit Facility of its rights and/or obligations under the Superpriority Revolving Credit Facility or (B) the syndication of the Superpriority Revolving Credit Facility, in each case, if such assignment or syndication would result in commercial banks that are in the business of entering into commercial banking reserve-based revolving credit facilities for oil and gas secured loan transactions not having a voting majority under the Superpriority Revolving Credit Facility (other than in connection with an assignment during the continuance of an “Event of Default” with respect to such Superpriority Credit Agreement to the extent the Borrower has no consent right with respect such assignment)or (vi) to affect the operation of the definition of “commitment” under the Superpriority Revolving Credit Agreement, provisions relating to prepayments under the Superpriority Revolving Credit Agreement or any functionally equivalent concept.
(d)No Credit Party will, and will not permit any of its Subsidiaries to, grant a Lien on any Property to secure obligations outstanding under the Superpriority Revolving Credit Documents without substantially contemporaneously granting to the Administrative Agent, as security for the Indebtedness, a Lien on the same property pursuant to the Security Instruments

(it being understood that if any Collateral Documents need to be executed to grant such Lien they shall be in form and substance reasonably satisfactory to the Majority Lenders).
Section IX.18Non-Qualified ECP Counterparties. Each Credit Party shall not permit any Credit Party or any of their Subsidiaries that is not a Qualified ECP Counterparty to own, at any time, any Proved Oil and Gas Properties or any Equity Interests in any Subsidiaries that own Proved Oil and Gas Properties.
Section IX.19Sale and Leaseback. Each Credit Party shall not, and shall not permit any of its Subsidiaries to, sell or transfer to a Person any Property, whether now owned or hereafter acquired, if at the time or thereafter such Credit Party or Subsidiary shall lease as lessee such Property or any part thereof or other Property which such Credit Party or Subsidiary intends to use for substantially the same purpose as the Property sold or transferred.
Section IX.20Limitation on Accounting Changes or Changes in Fiscal Periods. No Credit Party nor any Subsidiary of any Credit Party shall make (a) any change in any of its accounting policies affecting the presentation of financial statements or reporting practices, except as required or permitted by GAAP, or (b) any change to the end of its fiscal year to end on a day other than December 31 or change any method of determining fiscal quarters.
Section IX.21Marketing Activities. Each Credit Party will not, and will not permit any of its Subsidiaries to, engage in marketing activities for any Hydrocarbons or enter into any contracts related thereto other than (a) contracts for the sale of Hydrocarbons scheduled or reasonably estimated to be produced from their Oil and Gas Properties constituting Proved Reserves during the period of such contract, (b) contracts for the sale of Hydrocarbons scheduled or reasonably estimated to be produced from Oil and Gas Properties constituting Proved Reserves of third parties during the period of such contract associated with the Oil and Gas Properties of the Borrower and its Subsidiaries that the Borrower or one of its Subsidiaries has the right or obligation to market pursuant to joint operating agreements, unitization agreements or other similar contracts (or contracts executed in connection therewith) that are usual and customary in the oil and gas business, and (c) other contracts for the purchase and/or sale of Hydrocarbons of third parties (i) which have generally offsetting provisions (i.e., corresponding pricing mechanics, delivery dates and points and volumes) such that no “position” is taken other than ordinary course deficiencies in an amount not to exceed $2,500,000 in the aggregate at any time and (ii) for which appropriate credit support has been taken to alleviate the credit risks of the counterparty thereto; provided, that, this Section 9.21 shall not prohibit the purchase of natural gas in the ordinary course operations of the Borrower and its Subsidiaries for the extraction of Hydrocarbons.
Section IX.22[Reserved].
Section IX.23Capital Expenditures. Each Credit Party will not, and will not permit any of its Subsidiaries to, make Capital Expenditures, except (a) Emergency Capital Expenditures and (b) Capital Expenditures (i) in strict accordance with the Capital Expenditure Schedule most recently delivered in accordance with Section 8.01(e) (including with respect to operating areas and categories of Capital Expenditures set forth in such Capital Expenditure

Schedule), as the same may be updated from time to time in accordance with Section 8.01(c) and (ii) in an amount not to exceed $150,000,000 for any Rolling Period; provided that, with respect to any Capital Expenditures that constitute Growth Capital Expenditures, with respect to any Growth Project that would be a new Growth Project at the time (or immediately prior to) such Capital Expenditures are (or being) made, immediately prior to and after giving effect thereto, (x) no Specified Event of Default or Event of Default related to Article IX shall have occurred and be continuing and (y) no Default related to Section 8.01(a), Section 8.01(b), Section 8.01(c), Section 8.01(d) or Section 8.01(f) shall have occurred and be continuing.
Section IX.24Anti-Layering Covenant. No Credit Party will incur any Debt that (a) subject to the Intercreditor Agreement, is senior in right of payment to the Indebtedness, (b) is expressed to be secured by the Collateral on a senior basis to the Indebtedness (other than Debt permitted pursuant to Section 9.02(c) with respect to the assets that are financed by such Debt) or (c) is expressed to rank or ranks so that the Liens securing such Debt is senior to the Indebtedness (other than Debt permitted pursuant to Section 9.02(c) with respect to the assets that are financed by such Debt).
Section IX.25Payment or Prepayment of other Debt. Each Credit Party will not, and will not permit any of its Subsidiaries to, call, make or offer to make any optional or voluntary Redemption, payments or prepayments or otherwise optionally or voluntarily Redeem (whether in whole or in part) any Debt incurred pursuant to Section 9.02(h) or Section 9.02(j); provided that so long as no Default or Event of Default has occurred and is continuing or would result therefrom, the Borrower may Redeem any such Debt with the net cash proceeds of any newly issued Debt to the extent permitted to be incurred pursuant to Section 9.02(h) or Section 9.02(j), respectively.
Section IX.26Limitation on Leases. Each Credit Party will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any obligation for the payment of rent or hire of Property of any kind whatsoever (real or personal but excluding Capital Leases, leases of Hydrocarbon Interests and leases of drilling rigs), under leases or lease agreements which would cause the aggregate amount of all payments made by the Credit Parties and their Subsidiaries pursuant to all such leases or lease agreements, including, without limitation, any residual payments at the end of any lease, to exceed $5,000,000 in any period of twelve consecutive calendar months during the life of such leases.
Section IX.27Permitted Activities of the Borrower. Notwithstanding anything to the contrary in this Agreement or any other Loan Document, the Borrower shall not (a) conduct, transact or otherwise engage in, or commit to conduct, transact or otherwise engage in, any business or operations or other activity or own any assets other than (i) its ownership of the Equity Interests of the other Credit Parties and the Subsidiaries thereof, and in each case, activities incidental thereto, (ii) activities incidental to the maintenance of its existence and compliance with Governmental Requirements (including with respect to applicable securities laws) and (iii) activities relating to the performance of its obligations under the Loan Documents and under its operating agreement or other constitutional documents, (b) incur, create, assume or suffer to exist any Debt or other liabilities or financial obligations, except (i) the Indebtedness,

(ii) the Superpriority Revolving Obligations, (iii) Debt permitted pursuant to Section 9.02(j), (iv) non-consensual obligations imposed by operation of law and (v) obligations with respect to its Equity Interests, (c) create, assume, or suffer to exist any Lien upon, or grant any options or other rights with respect to, any of its revenues, property or other assets, whether now owned or hereafter acquired (other than (i) Liens securing the Indebtedness, (ii) Liens securing the Superpriority Revolving Obligations to the extent permitted under this Agreement and (iii) non-consensual Liens arising by operation of law), (d) wind-up, liquidate or dissolve itself (or suffer to exist any of the foregoing), consolidate or amalgamate with or merge into or with any other Person, or convey, sell, transfer, lease or otherwise dispose of all or substantially all of its assets or properties, except as permitted pursuant to Section 9.10 or pursuant to the provisos described in clause (b) of the definition of “Change in Control” or (e) create, incur, assume or suffer to exist any Investment in any Person (other than to the extent required to permit the Borrower to own the assets described in Section 9.27(a)(i)).
Article X
EVENTS OF DEFAULT; REMEDIES
Section X.1Events of Default. One or more of the following events shall constitute an “Event of Default”:
(a)the Borrower shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof, by acceleration or otherwise;
(b)the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in Section 10.01(a)) payable under any Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three (3) Business Days;
(c)any representation or warranty made or deemed made by or on behalf of the Borrower, any other Credit Party or any of their Subsidiaries, in any Loan Document or any amendment or modification of any Loan Document or waiver under such Loan Document, or in any certificate furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect (without duplication of any materiality qualifier contained therein) when made or deemed made;
(d)the Borrower, any other Credit Party, or any of their Subsidiaries shall fail to observe or perform any covenant, condition or agreement contained in Section 8.01, Section 8.02, Section 8.03, Section 8.13, Section 8.16, Section 8.17, Section 8.18, Section 8.19 or Article IX;
(e)the Borrower, any other Credit Party or any of their Subsidiaries shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in Section 10.01(a), Section 10.01(b) or Section 10.01(d)) or any other Loan Document, and such failure shall continue unremedied for a period of thirty (30) days after the earlier to occur of (i) a Responsible Officer of the Borrower or any other Credit Party, as applicable, having knowledge of such failure, or (ii) receipt of notice thereof by the Borrower from the Administrative Agent;
(f)the Borrower, any other Credit Party, or any of their Subsidiaries shall fail to make any payment of principal or interest on any Material Debt, when and as the same shall become due and payable, and such failure to pay shall extend beyond any applicable period of grace;
(g)any event or condition occurs that results in any Material Debt becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of such Material Debt or any trustee or agent on its or their behalf to cause such Material Debt to become due, or to require the Redemption thereof or any offer to Redeem to be made in respect thereof, prior to its scheduled maturity or require the Borrower, any other Credit Party, or any of their Subsidiaries to make an offer in respect thereof;
(h)an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower, any other Credit Party, or any of their Subsidiaries or its debts, or of a material part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower, any other Credit Party, or any of their Subsidiaries or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered;
(i)the Borrower, any other Credit Party, or any of their Subsidiaries shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign Debtor Relief Law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in Section 10.01(h), (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower, any other Credit Party, or any of their Subsidiaries or for a substantial part of its assets, (iv) file an answer admitting the allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, or (vi) take any action for the purpose of effecting any of the foregoing;
(j)the Borrower, any other Credit Party, or any of their Subsidiaries shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;
(k)one or more judgments or settlements for the payment of money by the Credit Parties or their Subsidiaries or any combination thereof in an aggregate amount in excess of $20,000,000 shall be rendered against any Credit Party or any of its Subsidiaries or any combination thereof, in each case, other than a judgment the execution of which is effectively stayed within thirty (30) days and no action is legally taken by a judgment creditor or judgment creditors to attach or levy upon any assets of a Credit Party or any of its Subsidiaries to enforce any such judgment, or (z) otherwise fully cash collateralized, fully bonded or fully covered by insurance from an insurer that is rated at least “A” by A.M. Best Company and such insurer has been notified of, and has not disputed the claim made for the payment of, the amount of such judgment or settlement;
(l)the Loan Documents after delivery thereof shall for any reason, except to the extent permitted by the terms thereof, cease to be in full force and effect and valid, binding and enforceable in accordance with their terms against the Borrower or a Guarantor party thereto or shall be repudiated by any of them, or cease to create valid and perfected Liens of the priority required thereby on any material portion of the Collateral purported to be covered thereby, except (i) to the extent permitted by the terms of this Agreement or the Security Instruments, or the Borrower, any other Credit Party, or any of their Controlled Affiliates shall so state in writing and (ii) any such loss of perfection or priority results from the failure of the Administrative Agent to maintain possession of certificates, promissory notes or other instruments actually delivered to it under the Security Instruments;
(m)a Change in Control shall occur; or
(n)an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, results in liability of the Borrower and its Subsidiaries in an aggregate amount that would result in a Material Adverse Effect.
Section X.2Remedies.
(a)In the case of an Event of Default other than one described in Section 10.01(h), Section 10.01(i) or Section 10.01(j) at any time thereafter during the continuance of such Event of Default, the Administrative Agent may, and at the request of the Majority Lenders, shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Notes and the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with the Applicable Premium and accrued interest thereon and all fees and other obligations of the Borrower and the Guarantors accrued hereunder and under the Notes and the other Loan Documents, shall become due and payable immediately, without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other notice of any kind, all of which are hereby waived by the Borrower and each Guarantor; and in case of an Event of Default described in Section 10.01(h), Section 10.01(i) or Section 10.01(j), the Commitments shall automatically terminate and the Notes and the principal of the Loans then outstanding, together with the Applicable Premium and accrued interest thereon and all fees and the other obligations of the Borrower and the Guarantors accrued hereunder and under the Notes and the other Loan Documents, shall automatically become due and payable, without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other notice of any kind, all of which are hereby waived by the Borrower and each Guarantor.

(b)In the case of the occurrence of an Event of Default, the Administrative Agent and the Lenders will have all other rights and remedies available at law and equity.
(c)Subject to the Swap Intercreditor Agreement and the Intercreditor Agreement, all proceeds realized from the liquidation or other Disposition of Collateral or otherwise, and any amounts received on account of the Swap Agreements, received after maturity of the Loans, whether by acceleration or otherwise, shall be applied as follows:
(i)first, to payment or reimbursement of that portion of the Indebtedness constituting fees, expenses and indemnities payable to the Administrative Agent in its capacity as such;
(ii)second, pro rata to payment or reimbursement of that portion of the Indebtedness constituting fees, expenses and indemnities payable to the Lenders;
(iii)third, pro rata to payment of accrued interest on the Loans;
(iv)fourth, pro rata to payment of principal outstanding on the Loans, the Applicable Premium, Indebtedness referred to in clause (b) of the definition of “Indebtedness” owing to Secured Lender Swap Providers, and Indebtedness referred to in clause (c) of the definition of “Indebtedness” owing to Secured Third-Party Swap Providers;
(v)fifth, pro rata to any other Indebtedness; and
(vi)sixth, any excess, after all of the Indebtedness shall have been indefeasibly paid in full in cash, shall be paid to the Borrower or as otherwise required by any Governmental Requirement.
NOTWITHSTANDING THE FOREGOING, AMOUNTS RECEIVED FROM THE BORROWER OR ANY GUARANTOR THAT IS NOT AN “ELIGIBLE CONTRACT PARTICIPANT” UNDER THE COMMODITY EXCHANGE ACT TO THE EXTENT IT IS NOT AN “ELIGIBLE CONTRACT PARTICIPANT” UNDER THE COMMODITY EXCHANGE ACT, SHALL NOT BE APPLIED TO ANY EXCLUDED SWAP OBLIGATIONS (IT BEING UNDERSTOOD, THAT IN THE EVENT THAT ANY AMOUNT IS APPLIED TO INDEBTEDNESS OTHER THAN EXCLUDED SWAP OBLIGATIONS AS A RESULT OF THIS CLAUSE, THE ADMINISTRATIVE AGENT SHALL MAKE SUCH ADJUSTMENTS AS IT DETERMINES ARE APPROPRIATE TO DISTRIBUTIONS PURSUANT TO CLAUSE FOURTH ABOVE FROM AMOUNTS RECEIVED FROM “ELIGIBLE CONTRACT PARTICIPANTS” UNDER THE COMMODITY EXCHANGE ACT TO ENSURE, AS NEARLY AS POSSIBLE, THAT THE PROPORTIONAL AGGREGATE RECOVERIES WITH RESPECT TO INDEBTEDNESS DESCRIBED IN CLAUSE FOURTH ABOVE BY THE HOLDERS OF ANY EXCLUDED SWAP OBLIGATIONS ARE THE SAME AS THE PROPORTIONAL AGGREGATE RECOVERIES WITH RESPECT TO OTHER INDEBTEDNESS PURSUANT TO CLAUSE FOURTH ABOVE).

(d)Without limiting the generality of the foregoing, it is understood and agreed that if (x) the Loans are accelerated or otherwise become due, in each case, in respect of any Event of Default (including, but not limited to, upon the occurrence of a bankruptcy or insolvency event (including the acceleration of claims by operation of law), or (y) upon the occurrence of the board of directors (or similar governing body) of any Credit Party adopting any resolution or otherwise approving any bankruptcy or insolvency related event) (each of (x) and (y), a “Specified Event”), the Applicable Premium that would have applied if, at the time of such acceleration, the Borrower had paid, prepaid, refinanced, substituted or replaced all of the Loans as contemplated in Section 3.04 shall also be automatically and immediately due and payable; and, in view of the impracticability and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of the Lenders’ lost profits as a result thereof, the Applicable Premium shall constitute part of the Indebtedness. Any Applicable Premium payable above shall be presumed to be the liquidated damages (and not, for the avoidance of doubt, unmatured interest or a penalty) sustained by the Lenders as the result of the Specified Event and the Borrower and Guarantors agree that the Applicable Premium is reasonable under the circumstances currently existing. In the event the Indebtedness is reinstated in connection with or following any Specified Event, it is understood and agreed that the Indebtedness shall include any Applicable Premium payable in accordance with the Loan Documents. The Applicable Premium shall also be payable in the event the Indebtedness (and/or this Agreement) are satisfied or released by foreclosure (whether by power of judicial proceeding), deed in lieu of foreclosure or by any other similar means. THE BORROWER AND EACH GUARANTOR EXPRESSLY WAIVES (TO THE FULLEST EXTENT IT MAY LAWFULLY DO SO) THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE FOREGOING APPLICABLE PREMIUM IN CONNECTION WITH ANY SUCH SPECIFIED EVENT. The Borrower and each Guarantor expressly agrees (to the fullest extent that it may lawfully do so) that: (A) the Applicable Premium is reasonable and is the product of an arm’s-length transaction between sophisticated business people, ably represented by counsel; (B) the Applicable Premium shall be payable notwithstanding the then prevailing market rates at the time payment is made; (C) there has been a course of conduct between the Lenders and the Borrower and Guarantors giving specific consideration in this transaction for such agreement to pay the Applicable Premium; and (D) the Borrower and each Guarantor shall each be estopped hereafter from claiming differently than as agreed to in this Section 10.02. The Borrower and each Guarantor expressly acknowledges that its agreement to pay the Applicable Premium to the Lenders as herein described is a material inducement to the Lenders to provide the Commitments and make the Loans. In the case of any Event of Default occurring by reason of any willful action or inaction taken or not taken by or on behalf of the Borrower or any Guarantor with the intention of avoiding payment of the Applicable Premium that the Borrower would have had to pay if the Borrower then had elected to pay the Loans prior to the Maturity Date pursuant to Section 3.04, an equivalent premium, without duplication, shall become and be immediately due and payable to the extent permitted by law upon the acceleration of the Loans.
Section X.3Equity Cure.

(a)Notwithstanding anything to the contrary contained in Section 10.01, in the event of any Event of Default under the covenants set forth in Section 9.01(a) and (b) for any fiscal quarter, during the period commencing with the last day of such fiscal quarter and ending on the date that is the tenth (10th) Business Day after the date on which financial statements are required to be delivered pursuant to Section 8.01(a) or (b) and the corresponding Compliance Certificate is required to be delivered pursuant to Section 8.01(d) with respect to such fiscal quarter hereunder (such period, the “Cure Period” and such last day, the “Cure Period Deadline”), the Borrower may (in accordance with applicable law) sell or issue common Equity Interests of the Borrower to any Person that is not a Loan Party (to the extent such transaction would not result in a Change in Control) or otherwise obtain cash capital contributions on account of common Equity Interests and, in either case, apply the proceeds of such issuance of Equity Interests to, as applicable, with respect to Section 9.01(a), increase Consolidated EBITDAX or with respect to Section 9.01(b), decrease Total Net Debt (such application, a “Covenant Cure Payment”); provided that (i) such proceeds shall be applied to prepay the Loans in accordance with Section 3.04(c)(vi); (ii) the proceeds of such issuance of Equity Interests or cash capital contribution, as applicable, is actually received by the Borrower during the applicable Cure Period (and, for the avoidance of doubt, no later than the Cure Period Deadline), (iii) there shall be no pro forma reduction in Total Net Debt with the proceeds of the Covenant Cure Payment for purposes of determining compliance with the financial covenant in Section 9.01(a) with respect to the relevant fiscal quarter in respect of which the cure right contemplated under this Section 10.03 is used or subsequent periods that include such fiscal quarter as part of its trailing twelve month period or trailing four quarter period and (iv) the amount of the Covenant Cure Payment shall not exceed the amount necessary to bring the Borrower into compliance with Section 9.01(a) or (b), as applicable. Subject to the terms set forth above and the terms in Section 10.03(b) and (c) below, upon (A) application of the proceeds of such issuance of Equity Interests or cash capital contribution, as applicable, as provided above during the Cure Period in such amounts sufficient to cure the Events of Default under the applicable covenant set forth in Section 9.01 and (B) delivery of an updated Compliance Certificate executed by a Responsible Officer to the Administrative Agent reflecting compliance with the applicable covenant set forth in Section 9.01, as applicable, such Events of Default shall be deemed cured and no longer in existence. For the avoidance of doubt, the amount of any Covenant Cure Payment made in accordance with the terms of this Section 10.03 shall be deemed to either (x) increase Consolidated EBITDAX by a like amount for purposes of calculating the Consolidated Total Net Leverage Ratio or (y) decrease Total Net Debt by a like amount for purposes of calculating the asset coverage ratio in Section 9.01(b), as applicable, for the relevant fiscal quarter.
(b)The parties hereby acknowledge and agree that this Section 10.03 may not be relied on for purposes of calculating any financial ratios or other conditions or compliances other than the financial covenant set forth in Section 9.01 and shall not result in any adjustment to any amounts other than the amount of Consolidated EBITDAX or the amount of Total Net Debt, in each case, referred to in Section 10.01(a) above for purposes of determining the Borrower’s compliance with Section 9.01. To the extent a Covenant Cure Payment is applied to increase Consolidated EBITDAX or decrease Total Debt, as applicable, such Covenant Cure Payment shall only be taken into account in connection with the calculations of the applicable covenant contained in Section 9.01 as of a particular fiscal quarter end and any subsequent calculations of such covenants which contain such particular fiscal quarter as part of its trailing twelve month period or trailing four quarter period.
(c)In each period of four consecutive fiscal quarters, there shall be at least two (2) fiscal quarters in which no cure set forth in this Section 10.03 is made. Furthermore, the Borrower may not utilize more than three (plus the number of Maturity Date Extension, if any) cures provided in this Section 10.03 during the duration of this Agreement.
Article XI
THE AGENTS
Section XI.1Appointment; Powers. Each of the Lenders hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof and the other Loan Documents, together with such actions and powers as are reasonably incidental thereto.
Section XI.2Duties and Obligations of Administrative Agent. The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing: (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing (the use of the term “agent” herein and in the other Loan Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law; rather, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties), (b) the Administrative Agent shall have no duty to take any discretionary action or exercise any discretionary powers, except as provided in Section 11.03, and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any of the Borrower, any other Credit Party and any of their Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and shall not be responsible for or have any duty to ascertain or inquire into: (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or under any other Loan Document or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or in any other Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, (v) the satisfaction of any condition set forth in Article VI or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent or as to those conditions precedent expressly required to be to the Administrative Agent’s satisfaction, (vi) the existence, value, perfection or priority of any collateral security or the financial or other condition of the Borrower, any other Credit Party, and their Subsidiaries or any other obligor or guarantor, or (vii) any failure by the Borrower or any other Person (other than itself) to perform any of its obligations hereunder or under any other Loan Document or the performance or observance of any covenants, agreements or other terms or conditions set forth herein or therein. For purposes of determining compliance with the conditions specified in Article VI, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received written notice from such Lender prior to the proposed closing date specifying its objection thereto.
Section XI.3Action by Administrative Agent. The Administrative Agent shall have no duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise in writing as directed by the Majority Lenders or the Lenders, as applicable (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 12.02) and in all cases the Administrative Agent shall be fully justified in failing or refusing to act hereunder or under any other Loan Documents unless it shall (a) receive written instructions from the Majority Lenders or the Lenders, as applicable (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 12.02), specifying the action to be taken and (b) be indemnified to its satisfaction by the Lenders against any and all liability and expenses which may be incurred by it by reason of taking or continuing to take any such action. The instructions as aforesaid and any action taken or failure to act pursuant thereto by the Administrative Agent shall be binding on all of the Lenders. If a Default has occurred and is continuing, then the Administrative Agent shall take such action with respect to such Default as shall be directed by the requisite Lenders in the written instructions (with indemnities) described in this Section 11.03; provided that, unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable in the best interests of the Lenders. In no event, however, shall the Administrative Agent be required to take any action which exposes the Administrative Agent to personal liability or which is contrary to this Agreement, the other Loan Documents or applicable law. If a Default has occurred and is continuing, no Agent shall have any obligation to perform any act in respect thereof. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Majority Lenders or the Lenders, as applicable (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 12.02), and otherwise the Administrative Agent shall not be liable for any action taken or not taken by it hereunder or under any other Loan Document or under any other document or instrument referred to or provided for herein or therein or in connection herewith or therewith INCLUDING ITS OWN ORDINARY NEGLIGENCE, except for its own gross negligence or willful misconduct.
Section XI.4Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request,

certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. The Administrative Agent may deem and treat the payee of any Note as the holder thereof for all purposes hereof unless and until a written notice of the assignment or transfer thereof permitted hereunder shall have been filed with the Administrative Agent.
Section XI.5Sub-agents. The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding Sections of this Article XI shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein, as well as activities as Administrative Agent.
Section XI.6Resignation of Administrative Agent. The Administrative Agent may resign at any time by notifying the Lenders and the Borrower. Upon any such resignation, the Majority Lenders shall have the right, in consultation with the Borrower, to appoint a successor. In the case of a resignation by the Administrative Agent pursuant to this Section 11.06, if no successor shall have been so appointed by the Majority Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article XI and Section 12.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.
Section XI.7Agents as Lenders. Each bank serving as an Agent hereunder that is a Lender shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not an Agent hereunder.

Section XI.8No Reliance.
(a)Each Lender acknowledges and agrees that it has, independently and without reliance upon the Administrative Agent, any other Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and each other Loan Document to which it is a party and, unless otherwise explicitly agreed in writing by the Administrative Agent or its Affiliates, each such Lender has not been provided any “investment advice” (within the meaning of the Investment Advisers Act or 1940 (as amended, the “Advisers Act”)), by the Administrative Agent or its Affiliates with respect to its investment hereunder, and agrees and acknowledges that it is not a “client” of Agent or its Affiliates within the meaning of the Advisers Act.
(b)Each Lender also acknowledges and agrees that it will, independently and without reliance upon the Administrative Agent or its Affiliates or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document, any related agreement or any document furnished hereunder or thereunder.
(c)Each Lender expressly acknowledges, represents and warrants to the Administrative Agent that (i) the Loan Documents set forth the terms of a commercial lending facility and (ii) it is engaged in making, acquiring, purchasing or holding commercial loans in the ordinary course and is entering into this Agreement and the other Loan Documents to which it is a party as a Lender for the purpose of making, acquiring, purchasing and/or holding the commercial loans set forth herein as may be applicable to it, and not for the purpose of investing in the general performance or operations of any Credit Party or any Subsidiary thereof, or for the purpose of making, acquiring, purchasing or holding any other type of financial instrument such as a security.
(d)The Agents shall not be required to keep themselves informed as to the performance or observance by the Borrower, any other Credit Party or any of their Subsidiaries, of this Agreement, the other Loan Documents or any other document referred to or provided for herein or to inspect the Properties or books of the Borrower, any other Credit Party or any of their Subsidiaries.
(e)Except for notices, reports and other documents and information expressly required to be furnished to the Lenders by the Administrative Agent hereunder, no Agent or Arranger shall have any duty or responsibility to provide any Lender with any credit or other information concerning the affairs, financial condition or business of the Borrower (or any of its Affiliates) which may come into the possession of such Agent or any of its Affiliates.
(f)In this regard, each Lender acknowledges that Simpson Thacher & Bartlett LLP is acting in this transaction as special counsel to the Administrative Agent only, except to the extent otherwise expressly stated in any legal opinion or any Loan Document. Each other party hereto will consult with its own legal counsel to the extent that it deems necessary in connection with the Loan Documents and the matters contemplated therein.

(g)In structuring, arranging or syndicating this Agreement, each Lender acknowledges and agrees that the Administrative Agent and the Lead Arranger may be an arranger, an agent or lender under other loans or other securities, and each Lender hereby waives any existing or future conflicts of interest associated with any of their roles in such other debt instruments.

Section XI.9Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or other judicial proceeding relative to the Borrower, any other Credit Party, or any of their Subsidiaries, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:
(a)to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Indebtedness that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Section 12.03) allowed in such judicial proceeding; and
(b)to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 12.03.
Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Indebtedness or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.
Section XI.10Authority of Administrative Agent to Release Collateral, Liens and Guarantors. Each Lender hereby authorizes the Administrative Agent to release (a) any Lien on any Property granted to or held by the Administrative Agent under any Loan Document upon Payment in Full, (b) any collateral that is Disposed of or to be Disposed of as part of or in connection with any Disposition permitted hereunder or under any other Loan Document, (c) any Guarantor from its obligations under the Guaranty and under any other Loan Document if such

Person ceases to be a Subsidiary of the Borrower as a result of a transaction permitted under the Loan Documents and (d) any Lien on any Property granted to or held by the Administrative Agent under any Loan Document if approved, authorized or ratified in writing in accordance with Section 12.02. Each Lender hereby authorizes the Administrative Agent to subordinate (or release) any Lien on any Property granted to or held by the Administrative Agent under any Loan Document to any Lien on such Property that is permitted by Section 9.03(c). Each Lender hereby authorizes the Administrative Agent to execute and deliver to the Borrower, at the Borrower’s sole cost and expense (and the Administrative Agent hereby agrees to take such actions at the request of the Borrower), any and all releases of Liens and guarantees, termination statements, assignments or other documents reasonably requested by the Borrower in connection with any Disposition of Property to the extent such Disposition is permitted by the terms of Section 9.11 or is otherwise authorized by the terms of the Loan Documents.
Section XI.11The Arranger and Agents. Neither the Arranger, nor any of the Agents other than the Administrative Agent shall have any duties, responsibilities or liabilities under this Agreement and the other Loan Documents other than their duties, responsibilities and liabilities in their capacity as Lenders hereunder.
Section XI.12Certain ERISA Matters.
(a)Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and the Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Credit Party, that at least one of the following is and will be true:
(i)such Lender is not using “plan assets” (within the meaning of the Plan Asset Regulations) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments, this Agreement or any other Loan Document;
(ii)the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments, this Agreement and any other Loan Document;
(iii)(A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such

Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-section (b) through sub-section (g) of Part I of PTE 84-14 and (D) the requirements of sub-section (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments, this Agreement and any other Loan Document; or
(iv)such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.
(b)In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and the Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Credit Party, that none of the Administrative Agent, or the Arranger or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments, this Agreement and any other Loan Document (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto).
Section XI.13Erroneous Payments.
(a)If the Administrative Agent (x) notifies a Lender or any Person who has received funds on behalf of a Lender (any such Lender or other recipient (and each of their respective successors and assigns), a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds (as set forth in such notice from the Administrative Agent) received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously or mistakenly transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender or other Payment Recipient on its behalf) (any such funds, whether transmitted or received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and (y) demands in writing the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent pending its return or repayment as contemplated below in this Section 11.13 and held in trust for the benefit of the Administrative Agent, and such Lender shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two (2) Business Days thereafter (or such later date as the Administrative Agent may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.
(b)Without limiting immediately preceding clause (a), each Lender or any Person who has received funds on behalf of a Lender (and each of their respective successors and assigns), agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in this Agreement or in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) that such Lender or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), then in each such case:
(i)it acknowledges and agrees that (A) in the case of immediately preceding clause (x) or clause (y), an error and mistake shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error and mistake has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and
(ii)such Lender shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one (1) Business Day of its knowledge of the occurrence of any of the circumstances described in immediately preceding clause (x), clause (y) and clause (z)) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 11.13(b).
For the avoidance of doubt, the failure to deliver a notice to the Administrative Agent pursuant to this Section 11.13(b) shall not have any effect on a Payment Recipient’s Indebtedness pursuant to Section 11.13(a) or on whether or not an Erroneous Payment has been made.
(c)Each Lender hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Lender under any Loan Document with respect to any payment of principal, interest, fees or other amounts, against any amount that the Administrative Agent has demanded to be returned under immediately preceding clause (a).

(d)The parties hereto agree that (x) irrespective of whether the Administrative Agent may be equitably subrogated, in the event that an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights and interests of such Payment Recipient (and, in the case of any Payment Recipient who has received funds on behalf of a Lender, to the rights and interests of such Lender, as the case may be) under the Loan Documents with respect to such amount and (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Indebtedness owed by the Borrower or any other Credit Party; provided that this Section 11.13 shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the Indebtedness of the Borrower relative to the amount (or timing for payment) of the Indebtedness that would have been payable had such Erroneous Payment not been made by the Administrative Agent; provided, further, that for the avoidance of doubt, immediately preceding clause (x) and clause (y) shall not apply to the extent any such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from, or on behalf of (including through the exercise of remedies under any Loan Document), the Borrower for the purpose of making a payment on the Indebtedness.
(e)To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including, without limitation, any defense based on “discharge for value” or any similar doctrine.
Each party’s obligations, agreements and waivers under this Section 11.13 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the applicable Commitments or the repayment, satisfaction or discharge of all obligations (or any portion thereof) under any Loan Document.
Section XI.14Credit Bidding.
The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Majority Lenders, to credit bid all or any portion of the Indebtedness hereunder (including by accepting some or all of the Collateral in satisfaction of some or all of the Indebtedness hereunder pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Section 363, Section 1123 or Section 1129 of the Bankruptcy Code, or any similar laws in any other jurisdictions to which a Credit Party is subject, or (b) at any other sale, foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable law. In connection with any such credit bid and purchase, the Indebtedness owed to the Secured Parties shall be entitled to be, and shall be, credit bid by the Administrative Agent at the direction of the Majority Lenders on a ratable basis (with Indebtedness with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that shall vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) for the asset or assets so purchased (or for the equity interests or debt instruments of the acquisition vehicle or vehicles that are issued in connection with such purchase). In connection with any such bid, (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles and to assign any successful credit bid to such acquisition vehicle or vehicles, (ii) each of the Secured Parties' ratable interests in the Indebtedness which were credit bid shall be deemed without any further action under this Agreement to be assigned to such vehicle or vehicles for the purpose of closing such sale, (iii) the Administrative Agent shall be authorized to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any Disposition of the assets or equity interests thereof, shall be governed, directly or indirectly, by, and the governing documents shall provide for, control by the vote of the Majority Lenders or their permitted assignees under the terms of this Agreement or the governing documents of the applicable acquisition vehicle or vehicles, as the case may be, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Majority Lenders contained in Section 12.02 of this Agreement), (iv) the Administrative Agent on behalf of such acquisition vehicle or vehicles shall be authorized to issue to each of the Secured Parties, ratably on account of the relevant Indebtedness which were credit bid, interests, whether as equity, partnership interests, limited partnership interests or membership interests, in any such acquisition vehicle and/or debt instruments issued by such acquisition vehicle, all without the need for any Secured Party or acquisition vehicle to take any further action, and (v) to the extent that Indebtedness that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of the Indebtedness assigned to the acquisition vehicle exceeds the amount of Indebtedness credit bid by the acquisition vehicle or otherwise), such Indebtedness shall automatically be reassigned to the Secured Parties pro rata with their original interest in such Indebtedness and the equity interests and/or debt instruments issued by any acquisition vehicle on account of such Indebtedness shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action. Notwithstanding that the ratable portion of the Indebtedness of each Secured Party are deemed assigned to the acquisition vehicle or vehicles as set forth in clause (ii) above, each Secured Party shall execute such documents and provide such information regarding the Secured Party (and/or any designee of the Secured Party which will receive interests in or debt instruments issued by such acquisition vehicle) as the Administrative Agent may reasonably request in connection with the formation of any acquisition vehicle, the formulation or submission of any credit bid or the consummation of the transactions contemplated by such credit bid.

Article XII
MISCELLANEOUS
Section XII.1Notices.
(a)Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to Section 12.01(b)), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail, and solely in the case of notices and other communications to the Borrower or any other Credit Party, by e-mail, in each case as follows:
(i)if to the Borrower or any other Credit Party, to it at:
Berry Corporation (bry)
16000 N. Dallas Pkwy., Suite 500
Dallas, TX 75248
Attention: Michael Helm
Telephone: 661-616-3861
Email: mhelm@bry.com
with a copy to:
Berry Corporation (bry)
16000 N. Dallas Pkwy., Suite 500
Dallas, TX 75248
Attention: Jordan Scott
Telephone: 661-345-7271
Email: jscott@bry.com; legal@bry.com
with a copy to (which shall not constitute notice):
Gibson, Dunn & Crutcher, LLP
811 Main Street, Suite 3000
Houston, TX 77002
Attention: Shalla Prichard
Email: sprichard@gibsondunn.com

(ii)if to the Administrative Agent, to it at:
Breakwall Credit Management LLC
c/o Alter Domus
225 W. Washington Street, 9th Floor
Chicago, IL 60606
Attention: Breakwall Agency
Phone: (312) 605-1017
Email: BreakwallAgency@alterdomus.com; Legal_Agency@alterdomus.com with a copy to (which shall not constitute notice):
Breakwall Credit Management LLC
921 Port Washington Blvd, Suite 8
Port Washington, NY 11050
Attention: Daniel P. Flannery
Telephone: 516-363-2003
Email: dflannery@breakwallcap.com; whughes@breakwallcap.com
with a copy to (which shall not constitute notice):
Simpson Thacher & Bartlett LLP
600 Travis St. 54th Floor
Houston, Texas 77002
Attention: Matthew P. Einbinder
Email: meinbinder@stblaw.com
(iii)if to any other Lender, to it at its address set forth in its Administrative Questionnaire.
(b)Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II, Article III, Article IV or Article V unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications and that the Borrower agrees to notices and communications by e-mail in accordance with (a).
(c)Any party hereto may change its e-mail address or address for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

Section XII.2Waivers; Amendments.
(a)No failure on the part of the Administrative Agent, any other Agents, or any Lender to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege, or any abandonment or discontinuance of steps to enforce such right, power or privilege, under any of the Loan Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under any of the Loan Documents preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies of the Administrative Agent, any other Agent, and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by Section 12.02(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any other Agent, any Lender may have had notice or knowledge of such Default at the time.
(b)Subject to Section 3.03(a) and Section 3.03(b), neither this Agreement nor any provision hereof nor any Loan Document nor any provision thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Majority Lenders or by the Borrower and the Administrative Agent with the consent of the Majority Lenders (with a copy of all waivers, amendments and modifications to be provided to the Administrative Agent); provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or reduce the rate of interest thereon, or reduce any fees payable hereunder, or reduce any other Indebtedness hereunder or under any other Loan Document, without the written consent of each Lender directly and adversely affected thereby, provided that the Post-Default Rate may be waived with the consent of the Majority Lenders, (iii) postpone the scheduled date of payment or prepayment of the principal amount of any Loan or any interest thereon, or any fees payable hereunder, or any other Indebtedness hereunder or under any other Loan Document, or reduce the amount of, waive or excuse any such payment, or postpone or extend the Maturity Date (except as contemplated in the definition thereof and Section 2.07) or the Availability Cut-Off Date without the written consent of each Lender directly and adversely affected thereby; provided that the mandatory prepayments pursuant to Section 3.04(c) may be waived with the consent of the Majority Lenders, (iv) change Section 4.01(b) or Section 4.01(c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender directly and adversely affected thereby, (v) waive or amend Section 10.02(c) or Section 12.14, without the written consent of each Lender, (vi) release any Guarantor (except as set forth in the Guaranty or in this Agreement), amend Section 8.13 to change the requirements of which Persons are required to become Guarantors, release or subordinate the Administrative Agent’s Liens on all or substantially all of the Collateral (other than as provided in Section 11.10), subordinate the right of payment of the Indebtedness to the right of payment of any other Debt, or amend or reduce the percentage set forth in Section 8.13(a) without the written consent of each Lender directly and adversely affected thereby, (vii) change any of the provisions of this Section 12.02(b) or the definition of “Majority Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or under any other Loan Documents or to make any determination or grant any consent hereunder or any other Loan Documents, without the written consent of each Lender directly and adversely affected thereby or (viii) (A) amend or modify the definitions of “Approved Counterparty”, “Indebtedness”, “Secured Parties”, or “Secured Lender Swap Provider”, or amend, modify or (B) waive the terms of Section 9.16, in either case, without the written consent of each Secured Lender Swap Provider; provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or any other Agent hereunder or under any other Loan Document without the prior written consent of the Administrative Agent, such other Agent, as the case may be. Notwithstanding the foregoing, (w) any supplement to Schedule 7.14 shall be effective simply by delivering to the Administrative Agent a supplemental schedule clearly marked as such and, upon receipt, the Administrative Agent will promptly deliver a copy thereof to the Lenders, (x) the Borrower and the Administrative Agent may amend this Agreement or any other Loan Document without the consent of the Lenders in order to correct, amend or cure any ambiguity, omission, inconsistency or defect or correct any typographical error or other manifest error in any Loan Document or to add any Domestic Subsidiary as a party thereto, (y) the Administrative Agent and the Borrower (or other applicable Credit Party) may enter into any amendment, modification or waiver of this Agreement or any other Loan Document or enter into any agreement or instrument to effect the granting, perfection, protection, expansion or enhancement of any Lien in any Collateral or Property to become Collateral to secure the Indebtedness for the benefit of the Secured Parties or as required by any Governmental Requirement to give effect to, protect or otherwise enhance the rights or benefits of any Secured Party under the Loan Documents without the consent of any Lender and (z) any amendment to the Fee Letter shall only require the consent of the parties thereto.
Section XII.3Expenses, Indemnity; Damage Waiver.
(a)The Credit Parties shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, the Arranger and their respective Affiliates (including the reasonable and documented fees, charges and disbursements of outside counsel (but limited, in the case of legal fees and expenses, to the reasonable and documented fees, disbursements and other charges of one counsel to the Administrative Agent, and, if necessary, of one local counsel to the Administrative Agent, in each case in any relevant material jurisdiction and, solely in the event of a conflict of interest, one additional counsel (and, if necessary, one local counsel in each relevant material jurisdiction or for each matter)) and other outside consultants for the Administrative Agent, the reasonable and documented travel, photocopy, mailing, courier, telephone and other similar expenses, and the reasonable and documented cost of environmental assessments and audits and surveys and appraisals) in connection with the arrangement and syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration (both before and after the execution hereof and including advice of counsel to the Administrative Agent as to the rights and duties of the Administrative Agent and the Lenders with respect thereto) of this Agreement and the other Loan Documents and any amendments, modifications or waivers of or consents related to the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented out-of-pocket documented third-party costs, expenses, assessments, and other charges incurred by the Administrative Agent in connection with any filing, registration, recording or perfection of any security interest contemplated by this Agreement or any Security Instrument or any other document referred to therein, and (iii) all out-of-pocket reasonable third-party expenses incurred by any Agent, the Arranger or by any Lender (including the fees, charges and disbursements of any counsel for any Agent, the Arranger or any Lender during the existence of any Event of Default) in connection with the enforcement or protection of its rights under this Agreement or any other Loan Document, including its rights under this Section 12.03, or in connection with the Loans made hereunder, including all such reasonable out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans (but limited, in the case of legal fees and expenses, to the reasonable fees, disbursements and other charges of one counsel to the Administrative Agent and the Lenders, taken as a whole, and, if necessary, of one local counsel to the Administrative Agent and the Lenders, taken as a whole, in each case in any relevant material jurisdiction and, solely in the event of a conflict of interest, one additional counsel (and, if necessary, one local counsel in each relevant material jurisdiction or for each matter)).
THE CREDIT PARTIES SHALL INDEMNIFY EACH AGENT, THE ARRANGER, AND EACH LENDER, AND EACH RELATED PARTY OF ANY OF THE FOREGOING PERSONS (EACH SUCH PERSON BEING CALLED AN “INDEMNITEE”) AGAINST, AND DEFEND AND HOLD EACH INDEMNITEE HARMLESS FROM, ANY AND ALL LOSSES, CLAIMS, DAMAGES, PENALTIES, TAXES, LIABILITIES AND RELATED EXPENSES, INCLUDING THE REASONABLE AND DOCUMENTED FEES, CHARGES AND DISBURSEMENTS OF ANY COUNSEL FOR ANY INDEMNITEE, INCURRED BY OR ASSERTED AGAINST ANY INDEMNITEE ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF i. THE EXECUTION OR DELIVERY OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR ANY AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY OR THEREBY, ii. THE PERFORMANCE BY THE PARTIES HERETO OR THE PARTIES TO ANY OTHER LOAN DOCUMENT OF THEIR RESPECTIVE OBLIGATIONS HEREUNDER OR THEREUNDER OR THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED HEREBY OR BY ANY OTHER LOAN DOCUMENT, iii. THE FAILURE OF THE BORROWER, ANY OTHER CREDIT PARTY OR ANY SUBSIDIARY THEREOF, TO COMPLY WITH THE TERMS OF ANY LOAN DOCUMENT, INCLUDING THIS AGREEMENT, OR WITH ANY GOVERNMENTAL REQUIREMENT, iv. ANY INACCURACY OF ANY REPRESENTATION OR ANY BREACH OF ANY WARRANTY OR COVENANT OF THE BORROWER OR ANY GUARANTOR SET FORTH IN ANY OF THE LOAN DOCUMENTS OR ANY INSTRUMENTS, DOCUMENTS OR CERTIFICATIONS DELIVERED IN CONNECTION THEREWITH, v. ANY LOAN OR THE USE OF THE PROCEEDS THEREFROM, vi. ANY OTHER ASPECT OF THE LOAN DOCUMENTS, vii. THE OPERATIONS OF THE BUSINESS OF THE CREDIT PARTIES AND THEIR SUBSIDIARIES BY THE CREDIT PARTIES AND THEIR SUBSIDIARIES, viii. ANY ASSERTION THAT THE LENDERS WERE NOT

ENTITLED TO RECEIVE THE PROCEEDS RECEIVED PURSUANT TO THE SECURITY INSTRUMENTS, ix. ANY LIABILITY UNDER ENVIRONMENTAL LAW OF THE BORROWER, ANY OTHER CREDIT PARTY OR ANY OF THEIR PROPERTIES OR OPERATIONS, INCLUDING, ANY LIABILITY RELATING TO THE PRESENCE, GENERATION, STORAGE, RELEASE, THREATENED RELEASE, USE, TRANSPORT, DISPOSAL, ARRANGEMENT OF DISPOSAL OR TREATMENT OF HAZARDOUS MATERIALS ON OR AT ANY OF THEIR PROPERTIES, x. ANY ENVIRONMENTAL LIABILITY BY THE BORROWER, ANY OTHER CREDIT PARTY, xi. THE PAST OWNERSHIP BY THE BORROWER, ANY OTHER CREDIT PARTY OR PAST ACTIVITY ON ANY OF THEIR PROPERTIES WHICH, THOUGH LAWFUL AND FULLY PERMISSIBLE AT THE TIME, COULD RESULT IN PRESENT LIABILITY, xii. THE PRESENCE, USE, RELEASE, STORAGE, TREATMENT, DISPOSAL, GENERATION, THREATENED RELEASE, TRANSPORT, ARRANGEMENT FOR TRANSPORT OR ARRANGEMENT FOR DISPOSAL OF HAZARDOUS MATERIALS ON OR AT ANY OF THE PROPERTIES OWNED OR OPERATED BY THE BORROWER, ANY OTHER CREDIT PARTY, OR ANY PRESENCE OR RELEASE OF HAZARDOUS MATERIALS ON OR FROM ANY PROPERTY OWNED OR OPERATED BY THE BORROWER OR ANY OTHER CREDIT PARTY, xiii. ANY ENVIRONMENTAL LIABILITY RELATED IN ANY WAY TO THE BORROWER, ANY OTHER CREDIT PARTY, OR xiv. ANY ACTUAL OR PROSPECTIVE CLAIM, LITIGATION, INVESTIGATION OR PROCEEDING RELATING TO ANY OF THE FOREGOING, WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY, AND REGARDLESS OF WHETHER ANY INDEMNITEE IS A PARTY THERETO, AND SUCH INDEMNITY SHALL EXTEND TO EACH INDEMNITEE NOTWITHSTANDING THE SOLE OR CONCURRENT NEGLIGENCE OF EVERY KIND OR CHARACTER WHATSOEVER, WHETHER ACTIVE OR PASSIVE, WHETHER AN AFFIRMATIVE ACT OR AN OMISSION, INCLUDING ALL TYPES OF NEGLIGENT CONDUCT IDENTIFIED IN THE RESTATEMENT (SECOND) OF TORTS OF ONE OR MORE OF THE INDEMNITEES OR BY REASON OF STRICT LIABILITY IMPOSED WITHOUT FAULT ON ANY ONE OR MORE OF THE INDEMNITEES; PROVIDED THAT SUCH INDEMNITY SHALL NOT, AS TO ANY INDEMNITEE, BE AVAILABLE TO THE EXTENT THAT SUCH LOSSES, CLAIMS, DAMAGES, LIABILITIES OR RELATED EXPENSES ARE DETERMINED BY A COURT OF COMPETENT JURISDICTION BY FINAL AND NONAPPEALABLE JUDGMENT TO HAVE RESULTED FROM (A) THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH INDEMNITEE OR (B) A DISPUTE SOLELY BETWEEN OR AMONG INDEMNITEES OTHER THAN ANY CLAIMS AGAINST THE ADMINISTRATIVE AGENT OR THE ARRANGERS IN THEIR RESPECTIVE CAPACITIES OR IN FULFILLING THEIR RESPECTIVE ROLES AS THE ADMINISTRATIVE AGENT OR ARRANGERS OR ANY SIMILAR ROLE HEREUNDER, AND OTHER THAN ANY CLAIMS ARISING OUT OF ANY ACT OR OMISSION ON THE PART OF ANY CREDIT PARTY OR ANY AFFILIATE THEREOF. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THE FOREGOING, THIS Section 12.03 SHALL NOT APPLY WITH RESPECT TO

TAXES OTHER THAN ANY TAXES THAT REPRESENT LOSSES, CLAIMS, DAMAGES, ETC. ARISING FROM ANY NON-TAX CLAIM.
(b)To the extent that the Credit Parties fail to pay any amount required to be paid by them to any Agent or the Arranger under Section 12.03(a), each Lender severally agrees to pay to such Agent or the Arranger, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against such Agent or the Arranger in its capacity as such.
(c)All amounts due under this Section 12.03 shall be payable promptly after written demand therefor (and in no event later than ten (10) Business Days after receipt of request therefor).
(d)To the extent permitted by applicable law, no Credit Party shall assert (and no Credit Party shall permit is Affiliates to assert), and each Note Party hereby waives, releases and agrees not to sue upon any claim against each Agent, the Arranger, and each Lender, and each Related Party of any of the foregoing persons (each such Person, a “Lender-Related Party”) (and agrees to cause its Affiliates to do the same), on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, as a result of, or in any way related to, this Agreement, any Loan Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the Transactions, any documentation related to any Note or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and each Credit Party hereby waives, releases and agrees not to sue any Lender-Related Party upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor. The waivers set forth in this Section 12.03(d) shall survive the Payment in Full and the termination of this Agreement.
Section XII.4Successors and Assigns.
(a)The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Credit Parties may not assign or otherwise transfer any of their rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by any Credit Party without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 12.04 (and any other attempted assignment or transfer by any party shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in Section 12.04(c)), to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders, and to the extent expressly contemplated hereby, the Secured Lender Swap Providers and the Secured Third-Party Swap Providers) any legal or equitable right, remedy or claim under or by reason of this Agreement, and except for the foregoing Persons there are no third-party beneficiaries to this Agreement.
(b)(i) Subject to the conditions set forth in Section 12.04(b)(iii), any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld, conditioned or delayed) of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative within ten (10) Business Days after having received notice thereof; provided, further that no consent of the Administrative Agent or the Borrower shall be required for an assignment to an assignee that is a Lender, an Affiliate of a Lender or an Approved Fund immediately prior to giving effect to such assignment.
(i)Assignments shall be subject to the following additional conditions:
(A)except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $2,500,000 unless each of the Borrower and the Administrative Agent otherwise consent; provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;
(B)each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement and shall be an equal percentage with respect to both its Commitments and its Loans;
(C)the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500;
(D)the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and all “know your customer” documents required under anti-money laundering rules and regulation; and
(E)in no event may any Lender assign all or a portion of its rights and obligations under this Agreement to any Defaulting Lender, any Disqualified Institution, the Borrower, any Affiliate of the Borrower or any natural person.
(ii)Subject to Section 12.04(b)(iv) and the acceptance and recording thereof by the Administrative Agent, from and after the recordation date of each Assignment and Assumption in the Register, and the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 5.01, Section 5.02, Section 5.03 and Section 12.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 12.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 12.04(c).
(iii)The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, and any Lender, at any reasonable time and from time to time upon reasonable prior written notice. In connection with any changes to the Register, if necessary, the Administrative Agent will reflect the revisions on Annex I and forward a copy of such revised Annex I to the Borrower, and each Lender.
(iv)Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in this Section 12.04(b) and any written consent to such assignment required by this Section 12.04(b), the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this Section 12.04(b).
(c)(i) Any Lender may, without the consent of the Borrower, the Administrative Agent, sell participations to one or more banks or other Persons (other than the Borrower, any Affiliate of the Borrower, any Defaulting Lender, any Disqualified Institution or any natural Person; provided that if an Event of Default has occurred and is continuing, any Lender may sell participations to any Person or natural person without the consent of the Borrower) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (C) the Borrower, the Administrative Agent, and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the proviso to Section 12.02 that affects such Participant. In addition such agreement must provide that the Participant be bound by the provisions of Section 12.03. Subject to the following subsection (ii), each Participant shall be entitled to the benefits of Section 5.01, Section 5.02 and Section 5.03 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 12.04(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 12.08 as though it were a Lender, provided such Participant agrees to be subject to Section 4.01(c) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan or other obligation is in registered form under Treasury Regulations Section 5f.103-1(c), proposed Treasury Regulation Section 1.163-5 or any applicable temporary, final or other successor regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(i)Each Participant agrees (A) to be subject to the provisions of Section 5.03 (subject to the requirements and limitations therein, including the requirements under Section 5.03(f) (it being understood that the documentation required under Section 5.03(f) shall be delivered to the participating Lender)) as if it were an assignee under paragraph (b) of this Section; and (B) that it shall not be entitled to receive any greater payment under Section 5.01 or Section 5.03, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation or the sale of the participation to such Participant is made with the Borrower’s prior written consent.
(d)Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central bank having jurisdiction over such Lender, and this Section 12.04 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e)Notwithstanding any other provisions of this Section 12.04, no transfer or assignment of the interests or obligations of any Lender or any grant of participations therein shall be permitted if such transfer, assignment or grant would require any Credit Party to file a registration statement with the SEC or to qualify the Loans under the “Blue Sky” laws of any state.
Section XII.5Survival; Revival; Reinstatement.
(a)All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any other Agent, or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Commitments have not expired or terminated. The provisions of Section 5.01, Section 5.02, Section 5.03, Section 10.02(d) and Section 12.03 and Article XI shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement, any other Loan Document or any provision hereof or thereof.
(b)To the extent that any payments on the Indebtedness or proceeds of any Collateral are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver or other Person under any Debtor Relief Law, common law or equitable cause, then to such extent, the Indebtedness so satisfied shall be revived and continue as if such payment or proceeds had not been received and the Administrative Agent’s and the Lenders’ Liens, security interests, rights, powers and remedies under this Agreement and each Loan Document shall continue in full force and effect. In such event, each Loan Document shall be automatically reinstated and the Borrower shall take such action as may be reasonably requested by the Administrative Agent and the Lenders to effect such reinstatement.
Section XII.6Counterparts; Electronic Execution; Integration; Effectiveness.
(a)This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.
(b)The words “execution,” “execute,” “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation Assignment and Assumptions, Borrowing Requests, Interest Election Requests, amendments, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it.
(c)This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and thereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof and thereof. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES HERETO AND THERETO AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.
(d)Except as provided in Section 6.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement, as an attachment to an email or other similar electronic means shall be effective as delivery of a manually executed counterpart of this Agreement.
Section XII.7Severability. Any provision of this Agreement or any other Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof or thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
Section XII.8Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations (of whatsoever kind, including obligations under Swap Agreements) at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower, any other Credit Party, or any Subsidiary thereof against any of and all the obligations of the Borrower, any other Credit Party, or any Subsidiary thereof owed to such Lender now or hereafter existing under this Agreement or any other Loan Document, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations may be unmatured. The rights of each Lender under this Section 12.08 are in addition to other rights and remedies (including other rights of setoff) which such Lender or its Affiliates may have.
Section XII.9GOVERNING LAW; JURISDICTION; WAIVER OF VENUE; CONSENT TO SERVICE OF PROCESS; WAIVER OF JURY TRIAL.
(a)THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK EXCEPT TO THE EXTENT THAT UNITED STATES FEDERAL LAW PERMITS ANY LENDER TO CONTRACT FOR, CHARGE, RECEIVE, RESERVE OR TAKE INTEREST AT THE RATE ALLOWED BY THE LAWS OF THE STATE WHERE SUCH LENDER IS LOCATED.
(b)ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THE LOAN DOCUMENTS MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, IN EITHER CASE LOCATED IN NEW YORK COUNTY, NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH CREDIT PARTY HEREBY ACCEPTS FOR ITSELF AND (TO THE EXTENT PERMITTED BY LAW) IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING, WITHOUT LIMITATION, ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING IN SUCH RESPECTIVE JURISDICTIONS. EACH PARTY HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH COURT SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ANY OTHER CREDIT PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.
(c)EACH PARTY IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO IT AT THE ADDRESS SPECIFIED IN SECTION 12.01 OR SUCH OTHER ADDRESS AS IS SPECIFIED PURSUANT TO SECTION 12.01 (OR ITS ASSIGNMENT AND ASSUMPTION), SUCH SERVICE TO BECOME EFFECTIVE THIRTY (30) DAYS AFTER SUCH MAILING (OR AS SOON THEREAFTER AS IS PROVIDED BY APPLICABLE LAW). NOTHING HEREIN SHALL

AFFECT THE RIGHT OF A PARTY OR ANY HOLDER OF A NOTE TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS.
(d)EACH PARTY HEREBY (i) IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN; (ii) IRREVOCABLY WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY SUCH LITIGATION ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES, OR DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES; PROVIDED THAT NOTHING CONTAINED IN THIS SECTION 12.09(d)(ii) SHALL LIMIT THE CREDIT PARTIES’ INDEMNIFICATION OBLIGATIONS TO THE EXTENT SET FORTH IN SECTION 12.03 TO THE EXTENT SUCH SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES ARE INCLUDED IN ANY THIRD-PARTY CLAIM IN CONNECTION WITH WHICH SUCH INDEMNITEE IS OTHERWISE ENTITLED TO INDEMNIFICATION HEREUNDER; (iii) CERTIFIES THAT NO PARTY HERETO NOR ANY REPRESENTATIVE OR AGENT OR COUNSEL FOR ANY PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, OR IMPLIED THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS, AND (iv) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT, THE LOAN DOCUMENTS AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION 12.09.
Section XII.10Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
Section XII.11Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any Governmental Authority (including any self-regulatory authority), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement or any other Loan Document, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement for the express benefit of the Borrower containing provisions substantially the same as those of this Section 12.11, to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement and to any Affiliate thereof that is an actual or prospective counterparty (or its advisors) to any Swap Agreement relating to the Borrower and its obligations, (g) on a confidential basis with (i) to any rating agency in connection with rating any Credit Party or the credit facilities provided for herein or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of identification numbers with respect to the credit facilities provided for herein, (h) with the consent of the Borrower or (i) to the extent such Information becomes publicly available other than as a result of a breach of this Section 12.11 or becomes available to the Administrative Agent, or any Lender on a nonconfidential basis from a source other than the Borrower. For the purposes of this Section 12.11, “Information” means all information received from the Borrower, any other Credit Party, or any Subsidiary thereof relating to the Borrower, any other Credit Party, or any Subsidiary thereof and their businesses, other than any such information that is available to the Administrative Agent, or any Lender on a nonconfidential basis prior to disclosure by the Borrower, any other Credit Party, or any Subsidiary thereof; provided that, in the case of information received from the Borrower, any other Credit Party, or any Subsidiary thereof after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 12.11 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. Notwithstanding anything herein to the contrary, “Information” shall not include, and the Borrower, the other Credit Parties, their Subsidiaries, the Administrative Agent, each Lender and the respective Affiliates of each of the foregoing (and the respective partners, directors, officers, employees, agents, advisors and other representatives of the aforementioned Persons), and any other party, may disclose to any and all Persons, without limitation of any kind (a) any information with respect to the U.S. federal and state income tax treatment of the transactions contemplated hereby and any facts that may be relevant to understanding the U.S. federal or state income tax treatment of such transactions (“tax structure”), which facts shall not include for this purpose the names of the parties or any other person named herein, or information that would permit identification of the parties or such other persons, or any pricing terms or other nonpublic business or financial information that is unrelated to such tax treatment or tax structure, (b) all materials of any kind (including opinions or other tax analyses) that are provided to the Borrower, the Administrative Agent or such Lender relating to such tax treatment or tax structure and (c) information pertaining to this Agreement routinely used in marketing materials or provided by the Arranger to data service providers, including league table providers, that serve the lending industry (it is understood, for avoidance of doubt, that the names of the Credit Parties, the amount, type, currency, interest rate and yield to maturity of the Loans, the effective date of this Agreement and the role and title of such Lender as well as the type of project, the state and country in which the Property of the Credit Parties is located and the sector of the Property of the Credit Parties is such type of information so routinely used or provided). It is understood that any Lender and its Related Parties may, at their own expense, place customary advertisements in financial and other news sources or similar place for dissemination of information as it may choose, in each case, after the effectiveness of this Agreement, including in the form of a “tombstone”, which may include any Credit Party’s name, logo and a link to such Credit Party’s website.

Section XII.12Interest Rate Limitation. It is the intention of the parties hereto that each Lender shall conform strictly to usury laws applicable to it. Accordingly, if the transactions contemplated hereby would be usurious as to any Lender under laws applicable to it (including the laws of the United States or any state or other jurisdiction whose laws may be mandatorily applicable to such Lender notwithstanding the other provisions of this Agreement), then, in that event, notwithstanding anything to the contrary in any of the Loan Documents or any agreement entered into in connection with or as security for the Loans, it is agreed as follows: (a) the aggregate of all consideration which constitutes interest under law applicable to any Lender that is contracted for, taken, reserved, charged or received by such Lender under any of the Loan Documents or agreements or otherwise in connection with the Loans shall under no circumstances exceed the maximum amount allowed by such applicable law, and any excess shall be canceled automatically and if theretofore paid shall be credited by such Lender on the principal amount of the Indebtedness (or, to the extent that the principal amount of the Indebtedness shall have been or would thereby be paid in full, refunded by such Lender to the Borrower); and (b) in the event that the maturity of the Loans is accelerated by reason of an election of any Lender resulting from any Event of Default under this Agreement or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest under law applicable to any Lender may never include more than the maximum amount allowed by such applicable law, and excess interest, if any, provided for in this Agreement or otherwise shall be canceled automatically by such Lender as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited by such Lender on the principal amount of the Indebtedness (or, to the extent that the principal amount of the Indebtedness shall have been or would thereby be paid in full, refunded by such Lender to the Borrower). All sums paid or agreed to be paid to any Lender for the use, forbearance or detention of sums due hereunder shall, to the extent permitted by law applicable to such Lender, be amortized, prorated, allocated and spread throughout the stated term of the Loans until payment in full so that the rate or amount of interest on account of any Loans hereunder does not exceed the maximum amount allowed by such applicable law. If at any time and from time to time the amount of interest payable to any Lender on any date shall be computed at the Highest Lawful Rate applicable to such Lender pursuant to this Section 12.12 and in respect of any subsequent interest computation period the amount of interest otherwise payable to such Lender would be less than the amount of interest payable to such Lender computed at the Highest Lawful Rate applicable to such Lender, then the amount of interest payable to such Lender in respect of such subsequent interest computation period shall continue to be computed at the Highest Lawful Rate applicable to such Lender until the total amount of interest payable to such Lender shall equal the total amount of interest which would have been payable to such Lender if the total amount of interest had been computed without giving effect to this Section 12.12.
Section XII.13EXCULPATION PROVISIONS. EACH OF THE PARTIES HERETO SPECIFICALLY AGREES THAT IT HAS A DUTY TO READ THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND AGREES THAT IT IS CHARGED WITH NOTICE AND KNOWLEDGE OF THE TERMS OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS; THAT IT HAS IN FACT READ THIS AGREEMENT AND IS FULLY INFORMED AND HAS FULL NOTICE AND KNOWLEDGE OF THE TERMS, CONDITIONS AND EFFECTS OF THIS AGREEMENT; THAT IT HAS BEEN

REPRESENTED BY INDEPENDENT LEGAL COUNSEL OF ITS CHOICE THROUGHOUT THE NEGOTIATIONS PRECEDING ITS EXECUTION OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS; AND HAS RECEIVED THE ADVICE OF ITS ATTORNEY IN ENTERING INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS; AND THAT IT RECOGNIZES THAT CERTAIN OF THE TERMS OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS RESULT IN ONE PARTY ASSUMING THE LIABILITY INHERENT IN SOME ASPECTS OF THE TRANSACTION AND RELIEVING THE OTHER PARTY OF ITS RESPONSIBILITY FOR SUCH LIABILITY. EACH PARTY HERETO AGREES AND COVENANTS THAT IT WILL NOT CONTEST THE VALIDITY OR ENFORCEABILITY OF ANY EXCULPATORY PROVISION OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS ON THE BASIS THAT THE PARTY HAD NO NOTICE OR KNOWLEDGE OF SUCH PROVISION OR THAT THE PROVISION IS NOT “CONSPICUOUS.”
Section XII.14Collateral Matters; Swap Agreements. The benefit of the Security Instruments and of the provisions of this Agreement relating to any collateral securing the Indebtedness shall also extend to and be available to (i) the Secured Lender Swap Providers with respect to any Swap Agreement including any Swap Agreement in existence prior to the date hereof, but excluding any additional transactions or confirmations entered into (a) after such Secured Lender Swap Provider ceases to be a Lender or an Affiliate of a Lender or (b) after assignment of such transactions or confirmations by a Secured Lender Swap Provider to another Person that is not a Lender or an Affiliate of a Lender, and (ii) the Secured Third-Party Swap Providers . Except as set forth in the Swap Intercreditor Agreement, no Lender, any Affiliate of a Lender, or Secured Third-Party Swap Provider shall have any voting or consent rights under any Loan Document as a result of the existence of obligations owed to it under any such Swap Agreements.
Section XII.15No Third-Party Beneficiaries. This Agreement, the other Loan Documents, and the agreement of the Lenders to make Loans hereunder are solely for the benefit of the Borrower, and no other Person (including any Subsidiary of the Borrower, any obligor, contractor, subcontractor, supplier or materialsman) shall have any rights, claims, remedies or privileges hereunder or under any other Loan Document against the Administrative Agent, any other Agent, or any Lender for any reason whatsoever except as set forth in the Loan Documents. There are no third-party beneficiaries other than as expressly provided herein with respect to Secured Lender Swap Providers, Secured Third-Party Swap Providers, Indemnitees (as provided in Section 12.03) and Participants (as provided in Section 12.04).
Section XII.16USA Patriot Act Notice. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the USA Patriot Act.
Section XII.17No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each Credit Party acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that: (a) (i) no fiduciary, advisory or agency relationship between such Credit Party and its Subsidiaries and the Administrative Agent or any Lender is intended to be or has been created in respect of the transactions contemplated hereby or by the other Loan Documents, irrespective of whether the Administrative Agent or any Lender has advised or is advising any Credit Party or any Subsidiary thereof on other matters; (ii) the arranging and other services regarding this Agreement provided by the Administrative Agent and the Lenders are arm’s-length commercial transactions between the Credit Parties and their Subsidiaries, on the one hand, and the Administrative Agent and the Lenders, on the other hand; (iii) each Credit Party has consulted its own legal, accounting, regulatory and tax advisors to the extent that it has deemed appropriate; and (iv) each Credit Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; and (b) (i) each of the Administrative Agent and the Lenders is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Credit Parties or any of their Subsidiaries, or any other Person; (ii) neither the Administrative Agent nor any of the Lenders has any obligation to the Borrower, any other Credit Party, or any of their Subsidiaries with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent and the Lenders and their respective Affiliates may be engaged, for their own accounts or the accounts of customers, in a broad range of transactions that involve interests that differ from those of the Credit Parties and their Subsidiaries, and neither the Administrative Agent nor the Lenders has any obligation to disclose any of such interests to the Credit Parties or their Subsidiaries. To the fullest extent permitted by applicable law, each Credit Party hereby waives and releases any claims that it may have against the Administrative Agent and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.
Section XII.18Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and
(b)the effects of any Bail-In Action on any such liability, including, if applicable:
(i)a reduction in full or in part or cancellation of any such liability;
(ii)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.
Section XII.19Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Agreements or any other agreement or instrument that is a QFC (such support “QFC Credit Support,” and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):
In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States.
Section XII.20Swap Intercreditor Agreement.
(a)Each of the Lenders (for itself and on behalf of each of its Affiliates that are Secured Parties) acknowledges that the obligations of the Borrower and the Guarantors with respect to any Indebtedness of the types described in clause (b) and clause (c) of the definition thereof owed to a Secured Lender Swap Provider or a Secured Third-Party Swap Provider, as the case may be, may be secured by Liens created under the Loan Documents on assets of the Borrower and the other Guarantors that constitute collateral security for the Indebtedness incurred hereunder. Each of the Lenders (for itself and on behalf of each of its Affiliates that are Secured Parties) hereby irrevocably authorizes and directs the Administrative Agent to execute and deliver, in each case on behalf of such Lender and each of its respective Affiliates that are

Secured Parties and without any further consent, authorization or other action by any such Secured Party, (i) the Swap Intercreditor Agreement and (ii) any documents relating thereto.
(b)Each of the Lenders (for itself and on behalf of each of its Affiliates that are Secured Parties) hereby irrevocably (i) consents to the treatment of Liens to be provided for under the Swap Intercreditor Agreement and the Intercreditor Agreement, (ii) agrees that, upon the execution and delivery thereof, such Secured Party will be bound by the provisions of the Swap Intercreditor Agreement and the Intercreditor Agreement, in each case, as if it were a signatory thereto and will take no actions contrary to the provisions of the Swap Intercreditor Agreement or the and the Intercreditor Agreement and authorizes and directs the Administrative Agent to carry out the provisions and intent of the Swap Intercreditor Agreement and the Intercreditor Agreement.
Article XIII
GUARANTY
Section XIII.1The Guaranty.
(a)Each Guarantor hereby jointly and severally with the other Guarantors unconditionally guarantees, as a primary obligor and not merely as a surety to each Secured Party and their respective successors and assigns, the prompt and punctual payment in full and performance when due (whether at stated maturity, by required prepayment, declaration, demand, by acceleration or otherwise) of the principal of and interest (including any interest that accrues after the commencement of any case, proceeding or other action relating to the bankruptcy, insolvency or reorganization of any Credit Party (or could accrue but for the operation of applicable Debtor Relief Laws), whether or not such interest is allowed or allowable as a claim in any such case, proceeding or other action) on the Loans, and all other Indebtedness from time to time owing to the Secured Parties by any Credit Party under any Loan Document incurred by the Administrative Agent in enforcing any rights under this Agreement or any other Loan Document, in each case, to the extent and in the manner required under Section 12.03, and the Applicable Premium, if applicable), in each case strictly in accordance with the terms thereof (such obligations being herein collectively called the “Guaranteed Obligations”). The Guarantors hereby jointly and severally agree that if the Borrower or other Guarantor(s) shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, the Guarantors will promptly pay the same in cash, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal. Each Guarantor further agrees that the Guaranteed Obligations may be extended, modified, amended or renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon its guarantee notwithstanding any extension, modification, amendment or renewal of any Guaranteed Obligation.
(b)Each Guarantor further agrees that its guarantee hereunder constitutes a guarantee of payment and performance when due and not of collection, and waives any right to require that any resort be had by the Administrative Agent or any other Secured Party to any security held for the payment or performance of the Guaranteed Obligations or to any balance of any deposit account or credit on the books of the Administrative Agent or any other Secured Party in favor of the Borrower or any other person.
Section XIII.2Obligations Unconditional.
The obligations of the Guarantors under Section 13.01 shall constitute a guarantee of payment and to the fullest extent permitted by applicable law, are absolute, irrevocable and unconditional, joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the Guaranteed Obligations of the Borrower under this Agreement or any other agreement or instrument referred to herein or therein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or Guarantor (except for payment in full). It is expressly agreed that, except as provided under applicable law, the obligations of the Guarantors hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense or set off, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the Guaranteed Obligations or otherwise (other than defense of payment or performance). Without limiting the generality of the foregoing, to the extent permitted by applicable law and except for and subject to any limitations in connection with any applicable termination or release of a Guarantor’s obligations hereunder in accordance with the terms of Section 13.09, the obligations of such Guarantor hereunder shall not be discharged or impaired or otherwise affected by: (i) the failure of the Administrative Agent or any other Secured Party to assert any claim or demand or to exercise or enforce any right or remedy under the provisions of any Loan Document or otherwise; (ii) any rescission, waiver, amendment or modification of, or any release from any of the terms or provisions of, any Loan Document or any other agreement; (iii) the release of, or the failure to perfect any security interest in, or the exchange, substitution, release or any impairment of, any security held by the Administrative Agent or any other Secured Party for the Guaranteed Obligations; (iv) any default, failure or delay, willful or otherwise, in the performance of the Guaranteed Obligations; (v) any other act or omission that might in any manner or to any extent vary the risk of a Guarantor or otherwise operate as a discharge of such Guarantor as a matter of law or equity (other than the payment in full of the Guaranteed Obligations); (vi) any illegality, lack of validity or enforceability of any Guaranteed Obligation; (vii) any change in the corporate existence, structure or ownership of any Credit Party, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting the Borrower or its assets or any resulting release or discharge of any Guaranteed Obligation (other than the payment in full of the Guaranteed Obligations); (viii) the existence of any claim, set-off or other rights that a Guarantor may have at any time against any Credit Party, the Administrative Agent, or any other corporation or Person, whether in connection herewith or any unrelated transactions, provided that nothing herein will prevent the assertion of any such claim by separate suit or compulsory counterclaim; and (ix) any other circumstance (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by the Administrative Agent or any Secured Party that might otherwise constitute a defense to, or a legal or equitable discharge of, the Borrower or any other

Credit Party or any other guarantor or surety. Each Guarantor expressly authorizes the applicable Secured Parties to take and hold security for the payment and performance of the Guaranteed Obligations, to exchange, waive or release any or all such security (with or without consideration), to enforce or apply such security and direct the order and manner of any sale thereof in their sole discretion or to release or substitute any one or more other guarantors or obligors upon or in respect of the Guaranteed Obligations, all without affecting the obligations of the Guarantors hereunder. To the fullest extent permitted by applicable law, each Guarantor waives any defense based on or arising out of any defense of any other Guarantor or the unenforceability of the Guaranteed Obligations or any part thereof from any cause, or the cessation from any cause of liability of any other Guarantor, other than the Payment in Full of the Guaranteed Obligations. The Administrative Agent and the other Secured Parties may, at their election, foreclose on any security held by one or more of them by one or more judicial or non-judicial sales, accept an assignment of any such security in lieu of foreclosure, compromise or adjust any part of the Guaranteed Obligations, make any other accommodation with the Borrower or any other Credit Party or exercise any other right or remedy available to them against the Borrower or any other Credit Party, without affecting or impairing in any way the liability of such Guarantor hereunder except to the extent the payment in full of the Guaranteed Obligations has been made. To the fullest extent permitted by applicable law, each Guarantor waives any defense arising out of any such election even though such election operates, pursuant to applicable law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of such Guarantor against any security.
Each Guarantor hereby expressly waives diligence, presentment, demand of payment, protest and, to the extent permitted by Law, all notices whatsoever, and any requirement that any Secured Party exhaust any right, power or remedy or proceed against the Borrower under this Agreement, or any other agreement or instrument referred to herein or therein, or against any other person under any other guarantee of, or security for, any of the Guaranteed Obligations. Each Guarantor waives, to the extent permitted by law, any and all notice of the creation, renewal, extension, waiver, termination or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by any Secured Party upon the Guaranty pursuant to this Article XIII or acceptance of the Guaranty pursuant to this Article XIII, and the Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon the Guaranty pursuant to this Article XIII, and all dealings between the Borrower and the Secured Parties shall likewise be conclusively presumed to have been had or consummated in reliance upon the Guaranty pursuant to this Article XIII. The Guaranty pursuant to this Article XIII shall be construed as a continuing, absolute, irrevocable and unconditional guarantee of payment without regard to any right of offset with respect to the Guaranteed Obligations at any time or from time to time held by Secured Parties, and the obligations and liabilities of the Guarantors hereunder shall not be conditioned or contingent upon the pursuit by the Secured Parties or any other person at any time of any right or remedy against the Borrower or against any other person which may be or become liable in respect of all or any part of the Guaranteed Obligations or against any collateral security or guarantee therefor or right of offset with respect thereto. The Guaranty pursuant to this Article XIII shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon the Guarantors and the successors and assigns thereof, and shall inure to the benefit of the Lenders, and their respective successors and assigns, notwithstanding that from time to time during the term of this Agreement there may be no Guaranteed Obligations outstanding.
Section XIII.3Reinstatement.
The obligations of the Guarantors under this Article XIII shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of the Borrower or other Credit Party in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in insolvency, bankruptcy or reorganization or otherwise.
Section XIII.4No Waiver, Cumulative Remedies.
Each Guarantor agrees that, as between such Guarantor and the Lenders, the obligations of the Borrower under this Agreement, if any, may be declared to be forthwith due and payable as provided in Section 10.02 (and shall be deemed to have become automatically due and payable in the circumstances provided in Section 10.02) for purposes of Section 13.01, notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against the Borrower and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by the Borrower) shall forthwith become due and payable by the Guarantors for purposes of Section 13.01. No failure or delay by the Administrative Agent in exercising any right, power, privilege or remedy hereunder with respect to the obligations of the Guarantors shall operate as a waiver hereof, nor shall any single or partial exercise of any such right, power, privilege or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The rights, powers, privileges and remedies of the Administrative Agent hereunder are cumulative and are not exclusive of any rights, powers or remedies provided by applicable Law. No waiver of any provision of this Guaranty or consent to any departure by any Guarantor therefrom shall in any event be effective unless the same shall be permitted by this Section 13.04, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the funding of any Loan shall not be construed as a waiver of any Default or Event of Default, regardless of whether the Administrative Agent or any other Secured Party may have had notice or knowledge of such Default or Event of Default at the time. No notice or demand on any Guarantor in any case shall entitle any Guarantor to any other or further notice or demand in similar or other circumstances. When making any demand hereunder against any of the Guarantors, the Administrative Agent or any other Secured Party may, but shall be under no obligation to, make a similar demand on the Borrower or any other Guarantor or guarantor, and any failure by the Administrative Agent or any other Secured Party to make any such demand or to collect any payments from the Borrower or any such other Guarantor or guarantor or any release of the Borrower or such other Guarantor or guarantor shall not relieve any of the Guarantors in respect of which a demand or collection is not made or any of the Guarantors not so released of their several obligations or liabilities hereunder, and shall not impair or affect the rights and remedies, express or implied, or as a matter of law, of the Administrative Agent or any other Secured Party against any of the

Guarantors. For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.
Section XIII.5Instrument for the Payment of Money.
Each Guarantor hereby acknowledges that the guarantee in this Article XIII constitutes an instrument for the payment of money, and consents and agrees that any Holder or Agent, at its sole option, in the event of a dispute by such Guarantor in the payment of any moneys due hereunder, shall have the right to bring a motion-action under New York CPLR Section 3213.
Section XIII.6Continuing Guaranty.
The guarantee in this Article XIII is a continuing guarantee of payment and performance, and shall apply to all Guaranteed Obligations whenever arising.
Section XIII.7General Limitation on Guarantees.
In any action or proceeding involving any state corporate limited partnership or limited liability company law, or any applicable state, federal or foreign bankruptcy, insolvency, reorganization or other Law affecting the rights of creditors generally, if the obligations of the Guarantors under Section 13.01 would otherwise be held or determined to be void, voidable, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 13.01, then, notwithstanding any other provision to the contrary, the amount of such liability shall, without any further action by any Guarantor, any Credit Party or any other person, be automatically limited and reduced to the highest amount that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.
Section XIII.8Information.
Each Guarantor assumes all responsibility for being and keeping itself informed of the Borrower’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks that Guarantor assumes and incurs under this Guaranty, and agrees that none of any Agent or any Lender shall have any duty to advise Guarantor of information known to it regarding those circumstances or risks.
Section XIII.9Release of Guarantors.
If, subject to compliance with the terms and provisions of the Loan Documents (as reasonably determined by the Administrative Agent (in its sole discretion), (i) all or substantially all of the Equity Interests of any Guarantor are sold or otherwise transferred (a “Transferred Guarantor”) to a person or persons, none of which is a Credit Party or (ii) any Guarantor becomes an Immaterial Subsidiary, such Transferred Guarantor or Immaterial Subsidiary shall, upon the consummation of such sale or transfer or subject to the delivery to the Administrative Agent of a certificate of a Responsible Officer of the Borrower certifying as to matters the

Administrative Agent may reasonably request in connection with such release, such Guarantor becoming an Immaterial Subsidiary, be automatically released from its obligations under this Agreement and its obligations to grant and suffer to exist Liens on any Collateral owned by it pursuant to any Security Instrument and, in the case of a sale of all or substantially all of the Equity Interests of the Transferred Guarantor, the pledge of such Equity Interests under the Security Instruments shall be automatically released, and, so long as the Borrower shall have provided the Administrative Agent such certifications or documents as any Agent shall reasonably request, the Administrative Agent shall, at the Borrower’s expense and request, take such actions as are necessary to effect each release described in this Section 13.09 in accordance with the relevant provisions of the Security Instruments.
Upon Payment in Full, this Agreement and the guarantees made herein shall terminate with respect to all Indebtedness except with respect to any component of Indebtedness that expressly survive such repayment pursuant to the terms of the Loan Documents. The Administrative Agent shall, at each Guarantor’s expense and request, take such actions as are reasonably requested to release any Collateral owned by such Guarantor in accordance with the relevant provisions of the Security Instruments.
Section XIII.10Right of Contribution.
Each Guarantor hereby agrees that to the extent that a Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Guarantor shall be entitled to seek and receive contribution from and against any other Guarantor hereunder which has not paid its proportionate share of such payment. The provisions of this Section 13.10 shall in no respect limit the obligations and liabilities of any Guarantor to the Administrative Agent and the Lenders, and each Guarantor shall remain liable to the Administrative Agent and the Lenders for the full amount guaranteed by such Guarantor hereunder.
Section XIII.11Further Assurances.
Each Guarantor agrees, upon the written request of the Administrative Agent, to execute and deliver to the Administrative Agent, from time to time, any additional instruments or documents reasonably considered necessary by the Administrative Agent to cause this Guaranty to be, become or remain valid and effective in accordance with its terms.
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The parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

BORROWER:	BERRY CORPORATION (BRY) a Delaware corporation By: /s/ Michael Helm Name: Michael Helm Title: Vice President, Chief Financial Officer and Chief Accounting Officer
GUARANTORS:	BERRY PETROLEUM COMPANY, LLC, a Delaware limited liability company By: /s/ Michael Helm Name: Michael Helm Title: Vice President, Chief Financial Officer and Chief Accounting Officer
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MACPHERSON ENERGY, LLC
a Delaware limited liability company
By:    /s/ Michael Helm
    Name: Michael Helm
    Title: Vice President, Chief Financial Officer and      Chief Accounting Officer
MACPHERSON OIL COMPANY LLC
a California limited liability company
By:    /s/ Michael Helm
    Name: Michael Helm
    Title: Vice President, Chief Financial Officer     and Chief Accounting Officer
MACPHERSON ROUND MOUNTAIN HOLDINGS, LLC
a California limited liability company
By:    /s/ Michael Helm
    Name: Michael Helm
    Title: Vice President, Chief Financial Officer and     Chief Accounting Officer
MACPHERSON POWER COMPANY, LLC
a California limited liability company
By:    /s/ Michael Helm
    Name: Michael Helm
    Title: Vice President, Chief Financial Officer and     Chief Accounting Officer

MACPHERSON POWER COMPANY, L.P. By: MACPHERSON POWER COMPANY, LLC, its general partner By: /s/ Michael Helm Name: Michael Helm Title: Vice President, Chief Financial Officer and Chief Accounting Officer
[SIGNATURE PAGE TO CREDIT AGREEMENT – BERRY CORPORATION (BRY)]

MACPHERSON OPERATING COMPANY, LLC
a California limited liability company
By:    /s/ Michael Helm
    Name: Michael Helm
    Title: Vice President, Chief Financial Officer and     Chief Accounting Officer
MACPHERSON OPERATING COMPANY, L.P.
By: MACPHERSON OPERATING COMPANY, LLC, its general partner
By:    /s/ Michael Helm
    Name: Michael Helm
    Title: Vice President, Chief Financial Officer and     Chief Accounting Officer
MACPHERSON POWER COMMERCIAL SERVICES, LLC
a California limited liability company
By:    /s/ Michael Helm
    Name: Michael Helm
    Title: Vice President, Chief Financial Officer and     Chief Accounting Officer

[SIGNATURE PAGE TO CREDIT AGREEMENT – BERRY CORPORATION (BRY)]

MACPHERSON POWER COMMERCIAL SERVICES, L.P.
By: MACPHERSON POWER COMMERCIAL SERVICES, LLC, its general partner
By:    /s/ Michael Helm
    Name: Michael Helm
    Title: Vice President, Chief Financial Officer and     Chief Accounting Officer
MACPHERSON LAND COMPANY, LLC
By:    /s/ Michael Helm
    Name: Michael Helm
    Title: Vice President, Chief Financial Officer and     Chief Accounting Officer
MACPHERSON LAND COMPANY, L.P.
By: MACPHERSON LAND COMPANY, LLC, its general partner
By:    /s/ Michael Helm
    Name: Michael Helm
    Title: Vice President, Chief Financial Officer and     Chief Accounting Officer
MACPHERSON GREEN POWER COMPANY, LLC
a California limited liability company
By:    /s/ Michael Helm
    Name: Michael Helm
    Title: Vice President, Chief Financial Officer and     Chief Accounting Officer

[SIGNATURE PAGE TO CREDIT AGREEMENT – BERRY CORPORATION (BRY)]

CJ BERRY WELL SERVICES MANAGEMENT, LLC, a Delaware limited liability company By: /s/ Michael Helm Name: Michael Helm Title: Chief Financial Officer, Chief Accounting Officer and Treasurer
C&J WELL SERVICES, LLC, a Delaware limited liability company By: /s/ Michael Helm Name: Michael Helm Title: Chief Financial Officer, Chief Accounting Officer and Treasurer

[SIGNATURE PAGE TO CREDIT AGREEMENT – BERRY CORPORATION (BRY)]

ADMINISTRATIVE AGENT:
BREAKWALL CREDIT MANAGEMENT LLC,
as Administrative Agent
By: Breakwall Capital LP, its sole member
By: Breakwall Capital GP LLC, its general partner
By:    /s/ David Walters Hughes
    Name: David Walters Hughes
    Title: Managing Director

[SIGNATURE PAGE TO CREDIT AGREEMENT – BERRY CORPORATION (BRY)]

LENDERS:
VALOR UPSTREAM CREDIT PARTNERS, L.P., as a Lender
Pursuant to power of attorney granted to Breakwall Investment Advisor LLC
By: Breakwall Investment Advisor LLC, as attorney-in-fact for Valor Upstream Credit Partners, L.P.
By:    /s/ David Walters Hughes
    Name: David Walters Hughes
    Title: Managing Director

[SIGNATURE PAGE TO CREDIT AGREEMENT – BERRY CORPORATION (BRY)]

ANNEX I
LIST OF COMMITMENTS

Name of Lender	Applicable Percentage	Commitment
Valor Upstream Credit Partners, L.P.	100.00%	$545,000,000.00
TOTAL	100.00%	$545,000,000.00